UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.   )

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☐	Soliciting Material Pursuant to §240.14a-12

LyondellBasell Industries N.V.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PRELIMINARY COPY

NOTICE OF AND AGENDA FOR ANNUAL GENERAL MEETING

OF SHAREHOLDERS TO BE HELD MAY 22, 2013

Time:	10:00 a.m. (CET) on Wednesday, May 22, 2013

Place:	LyondellBasell Industries Stationsplein 45, 3013AK Rotterdam, the Netherlands

Items of Business:

•     To re-elect four Class III directors to serve as members of the Supervisory Board until the Annual General Meeting of Shareholders in 2016;

•     To adopt our Dutch statutory annual accounts, as prepared in accordance with Dutch law, for the year ended December 31, 2012 and discuss the annual report for the year ended December 31, 2012 required by Dutch law, including corporate governance;

•     To discharge the sole member of our Management Board from liability in respect of the exercise of his duties during the year ended December 31, 2012;

•     To discharge the members of our Supervisory Board from liability in respect of the exercise of their duties during the year ended December 31, 2012;

•     To ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm, who will audit our financial statements for the year ending December 31, 2013;

•     To appoint PricewaterhouseCoopers Accountants N.V. as our auditor who will audit the Dutch statutory annual accounts for the year ending December 31, 2013;

•     To approve the compensation of the members of the Supervisory Board;

•     To approve the dividends declared by the Management Board, acting with the approval of the Supervisory Board, in respect of the 2012 fiscal year and discuss our dividend policy;

•     To approve, in an advisory (non-binding) vote, our executive compensation as disclosed in the accompanying proxy statement;

•     To approve the authority of our Management Board, acting with the approval of the Supervisory Board, to repurchase up to 10% of our issued share capital;

•     To cancel up to 10% of our issued share capital when and if repurchased by the Company;

•     To approve certain amendments to our Articles of Association; and

•     To consider such other business as may properly come before the Annual General Meeting and any adjournments or postponements thereof.

Who Can Vote:	You can vote if you are a shareholder of record as of April 24, 2013

Voting by Proxy:

Please submit a proxy as soon as possible so that your shares can be voted at the meeting in accordance with your instructions. You may submit your proxy:

•    Over the Internet

•    By telephone, or

•    By mail

Date of Mailing:	This notice and the proxy statement are first being mailed to shareholders on or about April [—], 2013

REGISTERED SHAREHOLDERS ARE REQUESTED TO VOTE PROMPTLY, AND IF VOTING BY MAIL, TO COMPLETE, SIGN, DATE AND PROMPTLY MAIL THE ENCLOSED PROXY IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED FOR MAILING IN THE UNITED STATES.

Craig B. Glidden
Secretary to the Supervisory Board

April [—], 2013

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting

to be held on May 22, 2013: The proxy statement and annual report to security holders are available on the Internet at www.proxyvote.com.

LyondellBasell Industries N.V.

PROXY STATEMENT

About the Annual Meeting

Who is soliciting my vote?

The Supervisory Board of Directors is soliciting your vote at the 2013 Annual General Meeting of LyondellBasell Industries’ shareholders.

How does the Board recommend that I vote my shares?

The Supervisory Board recommends voting “FOR” all of the items presented in this proxy statement.

Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Supervisory Board of Directors.

Why are these matters being submitted for voting?

In accordance with Dutch law and the rules and regulations of the New York Stock Exchange (the “NYSE”) and the U.S. Securities and Exchange Commission (the “SEC”), we are required to submit certain items for the approval of our shareholders. Under Dutch law, several matters that are within the authority of the directors under most U.S. state corporate laws require shareholder approval. Additionally, Dutch governance provisions require certain discussion topics for annual meetings of shareholders that are not voted on to be included in proxy statements.

The adoption of our annual accounts, the discharge from liability of members of our Management and Supervisory Boards, the appointment of PwC to audit our Dutch annual accounts, the approval of our Supervisory Board compensation, the approval of dividends and the authorization to repurchase shares all are items that we are required to submit to shareholders by reason of our being incorporated under Dutch law. More information regarding the requirements and provisions of Dutch law applicable to each of these matters is set forth in the description of each such matter in this proxy statement.

Who is entitled to vote?

You may vote if you are the record owner of LyondellBasell ordinary shares stock as of the close of business on April 24, 2013. Each ordinary share is entitled to one vote. As of March 18, 2013, we had 575,395,148 ordinary shares outstanding and entitled to vote.

How many votes must be present to hold the meeting?

Your shares are counted as present at the Annual Meeting if you attend the meeting and vote in person or if you properly return a proxy by Internet, telephone or mail. There are no quorum requirements under Dutch law. As a result, we may hold our meeting regardless of the number of shares that are present in person or by proxy at the meeting.

What is a broker non-vote?

If a broker does not have discretion to vote shares held in street name on a particular proposal and does not receive instructions from the beneficial owner on how to vote those shares, the broker may return the proxy card without voting on that proposal. This is known as a broker non-vote. Broker non-votes will have no effect on the vote for any matter properly introduced at the meeting.

How many votes are needed to approve each of the proposals?

Each of the director nominees and all proposals submitted require a majority of the votes cast to vote “FOR” the proposal in order to be approved.

How do I vote?

You can vote either in person at the meeting or by proxy without attending the meeting.

This proxy statement, the accompanying proxy card and the Company’s 2012 Annual Report on Form 10-K are being made available to the Company’s shareholders on the Internet at www.proxyvote.com through the notice and access process.

To vote by proxy, you must do one of the following:

•	Vote over the Internet (instructions are on the proxy card);

•	Vote by telephone (instructions are on the proxy card); or

•	If you elected to receive a hard copy of your proxy materials, fill out the enclosed proxy card, date and sign it, and return it in the enclosed postage-paid envelope.

If you hold your LyondellBasell shares in a brokerage account (that is, in “street name”), your ability to vote by telephone or over the Internet depends on your broker’s voting process. Please follow the directions on your proxy card or voter instruction form carefully.

Even if you plan to attend the meeting, we encourage you to vote your shares by proxy. If you plan to vote in person at the Annual Meeting and you hold your LyondellBasell shares in street name, you must obtain a proxy from your broker and bring that proxy to the meeting.

Can I change my vote?

Yes. You can change or revoke your vote at any time before the polls close at the Annual Meeting. You can do this by:

•	Voting again by telephone or over the Internet prior to 11:59 p.m. Eastern Daylight Time on May 21, 2013;

•	Signing another proxy card with a later date and returning it to us prior to the meeting;

•	Sending our Corporate Secretary a written document revoking your earlier proxy; or

•	Voting again at the meeting.

Who counts the votes?

We have hired Broadridge Financial Solutions, Inc. to count the votes represented by proxies and cast by ballot.

Will my shares be voted if I don’t provide my proxy and don’t attend the Annual Meeting?

If you do not provide a proxy or vote your shares held in your name, your shares will not be voted. If you hold your shares in street name, your broker may be able to vote your shares for certain “routine” matters even if you do not provide the broker with voting instructions. Only the ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2013 is considered to be a routine matter. If you do not give your broker instructions on how to vote your shares the broker will return the proxy card without voting on proposals that are considered not “routine.” This is a broker non-vote. Without instructions from you, the broker may not vote on any proposals other than the ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2013.

How are votes counted?

For all proposals, you may vote “FOR,” “AGAINST,” or “ABSTAIN.” Additionally, for the election of Supervisory Directors, you may “WITHHOLD” your vote. Abstentions do not count as votes cast, and therefore will not have any effect on the outcome of matters.

What if I return my proxy but don’t vote for some of the matters listed on my proxy card?

If you return a signed proxy card without indicating your vote, your shares will be voted “FOR” all matters for which you did not vote.

Could other matters be decided at the Annual Meeting?

We are not aware of any other matters to be presented at the meeting. If any matters are properly brought before the Annual Meeting, the persons named in your proxies will vote in accordance with their best judgment. Discretionary authority to vote on other matters is included in the proxy.

Who can attend the meeting?

The Annual Meeting is open to all LyondellBasell shareholders. However, if you would like to attend the meeting, you must inform us in writing of your intention of doing so prior to May 16, 2013. The notice may be emailed to investors@lyondellbasell.com. Admittance of shareholders will be governed by Dutch law.

How can I access LyondellBasell’s proxy materials and annual report electronically?

This proxy statement, the accompanying proxy card and the Company’s 2012 Annual Report on Form 10-K are being made available to the Company’s shareholders on the Internet at www.proxyvote.com through the notice and access process. Most shareholders can elect to view future proxy statements and annual reports over the Internet instead of receiving paper copies in the mail.

If you own LyondellBasell shares in your name, you can choose this option and save us the cost of producing and mailing these documents by checking the box for electronic delivery on your proxy card, or by following the instructions provided when you vote by telephone or over the Internet. If you hold your LyondellBasell shares through a bank, broker or other holder of record, please refer to the information provided by that entity for instructions on how to elect to view future proxy statements and annual reports over the Internet. If you choose to view future proxy statements and annual reports over the Internet, you will receive a Notice of Internet Availability next year containing the Internet address to use to access our proxy statement and annual report. Your choice will remain in effect unless you change your election following the receipt of a Notice of Internet Availability. You do not have to elect Internet access each year. If you later change your mind and would like to receive paper copies of our proxy statements and annual reports, you can request both by phone at (800) 579-1639, by email at sendmaterial@proxyvote.com and through the Internet at www.proxyvote.com. You will need your 12 digit control number located on your Notice of Internet Availability to request a package. You will also be provided with the opportunity to receive a copy of the proxy statement and annual report in future mailings.

What is the cost of this proxy solicitation?

Our Supervisory Board of Directors has sent you this proxy statement. Our directors, officers and employees may solicit proxies by mail, by email, by telephone or in person. Those persons will receive no additional compensation for any solicitation activities. We will request banking institutions, brokerage firms, custodians, trustees, nominees and fiduciaries to forward solicitation materials to the beneficial owners of common stock held of record by those entities, and we will, upon the request of those record holders, reimburse reasonable forwarding expenses. We will pay the costs of preparing, printing, assembling and mailing the proxy materials used in the solicitation of proxies. In addition, we have hired Georgeson Shareholder Communications Inc. to assist us in soliciting proxies, which it may do by telephone or in person. We anticipate paying Georgeson a fee of approximately $15,000, plus expenses.

Why did my household receive a single set of proxy materials?

Securities and Exchange Commission (SEC) rules permit us to deliver a single copy of an annual report and proxy statement to any household not participating in electronic proxy material delivery at which two or more shareholders reside, if we believe the shareholders are members of the same family. This benefits both you and the Company, as it eliminates duplicate mailings that shareholders living at the same address receive and it reduces our printing and mailing costs. This rule applies to any annual reports, proxy statements, proxy statements combined with a prospectus or information statements. Each shareholder will continue to receive a separate proxy card or voting instruction card. Your household may have received a single set of proxy materials this year. If you prefer to receive your own copy now or in future years, please request a duplicate set by phone at (800) 542-1061 or write to Broadridge c/o Householding Department 51 Mercedes Way, Edgewood, NY 11717 to opt out of householding.

If a broker or other nominee holds your shares, you may continue to receive some duplicate mailings. Certain brokers will eliminate duplicate account mailings by allowing shareholders to consent to such elimination, or through implied consent if a shareholder does not request continuation of duplicate mailings. Since not all brokers and nominees may offer shareholders the opportunity this year to eliminate duplicate mailings, you may need to contact your broker or nominee directly to discontinue duplicate mailings to your household.

SUPERVISORY BOARD OF DIRECTORS

Corporate Governance Matters and Communications with the Supervisory Board

The Nominating & Governance Committee and our Supervisory Board annually review the Company’s governance structure to take into account changes in Dutch law, SEC and NYSE rules, as well as current best practices. Our Corporate Governance Guidelines are posted on the Company’s Internet site under the “Corporate Governance” caption of the “Investor Relations” tab and available in print upon request. The Guidelines address the following matters, among others: director qualifications, director responsibilities, Supervisory Board committees, director access to officers, employees and independent advisors, director compensation, Supervisory Board performance evaluations, director orientation and continuing education, and Chief Executive Officer (CEO) evaluation and succession planning.

Our Supervisory Board is divided into three classes, each consisting of approximately one-third of the total number of the members of the Supervisory Board. Messrs. Aigrain, Harris, Kleinman and Smith are each Class III directors, whose terms expire at the Annual Meeting. Our Supervisory Board has nominated each of them for re-election.

The Supervisory Board maintains a process for shareholders and interested parties to communicate with the Board. Shareholders and interested parties may write or call our Supervisory Board of Directors by contacting our Corporate Secretary, Craig B. Glidden, as provided below:

• Mailing Address:	Corporate Secretary
LyondellBasell Industries
1221 McKinney Street, Suite 700
Houston, Texas 77010

• Phone Number:	(713) 309 – 7200

Relevant communications are distributed to the Supervisory Board or to any individual director or directors, as appropriate, depending on the facts and circumstances outlined in the communication. In that regard, the Supervisory Board has requested that certain items that are unrelated to its duties and responsibilities be excluded, such as: business solicitations or advertisements; junk mail and mass mailings; new product suggestions; product complaints; product inquiries; resumes and other forms of job inquiries; spam; and surveys. In addition, material that is unduly hostile, threatening, illegal or similarly unsuitable will be excluded. Any communication that is filtered out is made available to any outside director upon request.

The Company does not have a policy for director attendance at the Annual General Meeting.

Board Leadership Structure

The Company maintains a two-tier governance structure, consisting of a Management Board, responsible for the management of the Company, and a Supervisory Board, responsible for the general oversight of the Management Board. The Management Board may consist only of directors who are executive officers of the Company and the Supervisory Board of non-employee directors.

James L. Gallogly, our Chief Executive Officer, is currently the sole member of our Management Board and is not a member of the Supervisory Board. Our Articles of Association provide that to the extent there is only one member of the Management Board, such member must be our CEO. The principal responsibility of members of the Management Board is to manage LyondellBasell, which means, among other things, that the Management Board is responsible for implementing LyondellBasell’s aims and strategy, managing the Company’s associated risk profile, operating the business and addressing corporate responsibility issues relevant to the enterprise.

The Supervisory Board oversees the policies of the Management Board and the general course of business and related business enterprises. Marvin O. Schlanger is the Chairman of the Supervisory Board.

Our two-tier board structure allows our CEO to focus on managing our day-to-day business, including achieving our aims, strategy and risk profile, and results of operations. It also allows Mr. Schlanger, as non-executive Chairman of the Supervisory Board, to lead the Supervisory Board in its fundamental role of supervising the policies of the Management Board and the general affairs of the Company as well as providing advice to the Management Board.

The Supervisory Board believes this separation of responsibilities is appropriate for LyondellBasell not only because of the size and composition of the Supervisory Board, the scope and complexity of the Company’s operations, and the responsibilities of the Supervisory Board and management, but also as a demonstration of our commitment to good corporate governance.

Role in Risk Oversight

While the Company’s management is responsible for the day-to-day management of risks to the Company, the Supervisory Board has broad oversight responsibility for the Company’s risk management programs. In this oversight role, the Supervisory Board is responsible for satisfying itself that the risk management processes designed and implemented by the Company’s management are functioning well and that necessary steps are taken to foster a culture of risk-adjusted decision-making throughout the organization. The primary means by which our Supervisory Board oversees our risk management structures and policies is through its regular communications with management. The Company believes that its leadership structure is conducive to sound risk management, and that the Supervisory Board’s involvement is appropriate to ensure effective oversight.

The Supervisory Board and its committees meet in person approximately six times a year, including one meeting that is dedicated specifically to strategic planning. At each of these meetings, our Chief Executive Officer, Chief Financial Officer and Chief Legal Officer are asked to report to the Supervisory Board and, when appropriate, specific committees. Additionally, other members of management and employees periodically are requested to attend meetings and present information. One of the purposes of these presentations is to provide direct communication between members of the Supervisory Board and members of management. The presentations provide members of the Supervisory Board with the information necessary to understand the risk profile of the Company, including information regarding the specific risk environment, exposures affecting the Company’s operations and the Company’s plans to address such risks. In addition to information regarding general updates to the Company’s operational and financial condition, management reports to the Supervisory Board about the Company’s outlook and forecasts, and any impediments to meeting those or its pre-defined strategies generally. These direct communications between management and the Supervisory Board allow the Supervisory Board to assess management’s evaluation and management of the day-to-day risks of the Company.

In carrying out its oversight responsibility, the Supervisory Board has delegated to individual Board committees certain elements of its oversight function. The Audit Committee provides oversight of the integrity of the Company’s financial statements; the Company’s independent accountants’ qualifications and independence; the performance of the Company’s internal audit function, independent accountants and the Company’s compliance program; and the Company’s system of disclosure and internal controls. The Compensation Committee monitors the Company’s compensation structure to discourage risks inconsistent with the interests of our shareholders. The Nominating & Governance Committee reviews policies and practices in the areas of corporate governance; considers the overall relationship of the Supervisory Board to the Company’s management; and develops, reviews and recommends governance guidelines applicable to the Company. The Health, Safety and Environmental (“HSE”) Committee reviews and monitors compliance with health, safety and environmental matters affecting the Company.

The Company has an enterprise risk management process, which is coordinated by the Company’s General Auditor, and overseen by a Risk Management Committee. The standing members of the Risk Management

Committee include the Company’s CEO, Chief Financial Officer, Chief Legal Officer and VP of Health, Safety & Environmental. Through a variety of policies and procedures, business leaders are required to identify, monitor, mitigate and report on risks under the supervision of the Risk Management Committee, which requires risk management plans from each business segment and function. The Committee sets the Company’s various risk tolerances, ensuring they are aligned with the Company’s strategic goals, and defines the risk profile of the Company.

The results of the risk management processes, and the decisions made by the Risk Management Committee, are reported to the Audit Committee of the Supervisory Board, which is responsible for overseeing the design of the risk assessment process. Regular updates are given to the Supervisory Board on material risks. In addition, the Audit Committee is responsible for ensuring that an effective risk assessment process is in place, and quarterly reports are made to the Audit Committee on all financial and compliance risks in accordance with NYSE requirements.

Independence of Supervisory Board Members

The Supervisory Board has determined that each of the following six directors is independent in accordance with the NYSE listing standards and the Dutch Corporate Governance Code:

Jacques Aigrain

Jagjeet S. Bindra

Milton Carroll

Robert G. Gwin

Bruce A. Smith

Rudy van der Meer

To assist in determining independence, the Supervisory Board adopted categorical standards of director independence, which meet or exceed the requirements of both the NYSE and the Dutch Corporate Governance Code. These standards specify certain relationships that must be avoided to allow for a finding of independence.

The categorical standards our Supervisory Board uses in determining independence are included in our Corporate Governance Guidelines, which can be found on our website, at www.lyondellbasell.com. The Supervisory Board has determined that there are no relationships or transactions under the categorical standards that would prohibit any of the six directors listed above from being deemed independent. Further, the Supervisory Board is not aware of any other transactions tor relationships that would affect the independence of these individuals. The Supervisory Board considered certain transactions conducted in the ordinary course of business between the Company and Anadarko Petroleum for the purchase of natural gas liquids, as described on page 16 of this proxy statement, in determining that Mr. Gwin is independent.

Each of Messrs. Buchanan, Cooper, Harris, Kleinman and Schlanger currently has a relationship that prohibits a finding of independence under the categorical standards contained in our Corporate Governance guidelines. Specifically, Messrs. Harris, Kleinman and Schlanger are all associated with Apollo Management L.P., whose affiliates own more than 10% of our issued capital. Additionally, in 2010, Apollo or its affiliates received a back-stop fee from the Company pursuant to an Equity Commitment Agreement as well as interest payments and fees under certain financing arrangements that exceed the threshold under our categorical standards to allow for a finding of independence of Messrs. Harris and Kleinman, given their positions with Apollo.

Messrs. Buchanan and Cooper are both associated with Access Industries, whose affiliates own more than 10% of the Company’s shares, which prohibits a finding of independence for them under our standards. In addition, in May 2010, Mr. Cooper was paid in excess of $120,000 in addition to his regular Supervisory Board fees for his work in assisting the Company’s predecessor in its bankruptcy proceedings. The prohibition of a finding that Mr. Cooper is independent based solely on this compensation expires as of May 2013.

Meetings and Board Committees

The Supervisory Board held seven meetings in 2012, including regularly scheduled meetings, special meetings and informational and orientation meetings. Each of the Supervisory Directors attended at least 75% of the meetings of the Supervisory Board and of each committee of which he was a member. The Company does not maintain a policy regarding Supervisory Board members’ attendance at its annual general meetings.

The Supervisory Board has four standing committees to assist it in the execution of its responsibilities. The committees are the Audit Committee, the Nominating & Governance Committee, the Compensation Committee and the HSE Committee. The charter of each committee states that it will be composed of a minimum of three members of the Supervisory Board. Each committee functions under a charter adopted by the Supervisory Board as described below.

Audit Committee

The current members of the Audit Committee are Mr. Smith (Chairman) and Messrs. Aigrain and Gwin. Each member satisfies the additional NYSE independence standards for audit committees.

SEC rules require that we have at least one financial expert on our Audit Committee. Our Supervisory Board has determined that Messrs. Smith, Aigrain and Gwin are all Audit Committee financial experts for purposes of the SEC’s rules. The determination was based on a thorough review of their education and financial and public company experience. The Supervisory Board has also determined that each member of the Audit Committee possesses the necessary level of financial literacy required to enable them to serve effectively as Audit Committee members.

Set forth below is the information considered in determining that Messrs. Smith, Aigrain and Gwin are all financial experts.

Mr. Smith previously served as the Chief Financial Officer of Tesoro Corporation, a Fortune 100 manufacturer and marketer of petroleum products. He also served as the Chairman, President and Chief Executive Officer of Tesoro. Before joining Tesoro, Mr. Smith served in various financial positions, including Treasurer of Valero Energy Corporation, manager of a division of Continental Illinois National bank and Trust and a financial analyst at Ford Motor Company. Mr. Smith also holds a master’s degree in business administration with a concentration in finance from Kansas State University.

Mr. Aigrain has held various financial and executive positions, including currently as Chairman of LCH Clearnet Group and previously as Head of the Financial Services Business Group and Member of the Executive Board Committee of SwissRe. Mr. Aigrain was Chief Executive Officer of SwissRe from 2006 to 2009. Mr. Aigrain started his career with JPMorgan in 1981 and had various functions in investment banking in London, Paris and New York, including co-head, and eventually co-head of investment banking client coverage. He was also a member of JPMorgan’s Investment Bank management committee. Mr. Aigrain received a PhD in economics in 1981 from the Sorbonne in France and a master’s degree in economics from Dauphine University.

Mr. Gwin is currently Senior Vice President, Finance and Chief Financial Officer of Anadarko Petroleum Corporation where he has served in various financial positions since 2006. Mr. Gwin previously was Managing Director of Prudential Capital Group, responsible for its energy investing activities worldwide, including management of a portfolio of private debt, mezzanine and equity investments of over $13 billion, gaining significant and detailed experience in corporate and project finance, financial analysis, and institutional investment management. His educational background includes a B.S. in Business Administration (Finance) from the University of Southern California, an MBA (with an emphasis in finance) from Duke University, and earning the Chartered Financial Analyst (CFA) designation.

Mr. Smith serves on one public company audit committee in addition to ours.

The Audit Committee met nine times during 2012. The Audit Committee generally is responsible for overseeing all matters relating to our financial statements and reporting; internal audit function and independent auditors; and our compliance function. As part of its function, the Audit Committee reports the results of its activities to the full Supervisory Board. Listed below are the general responsibilities of the Audit Committee. The Audit Committee’s duties are set forth in a written charter that was approved by the Supervisory Board. A copy of the charter can be found on our website, at www.lyondellbasell.com.

Administrative Responsibilities

•	Report to the Supervisory Board, at least annually, all public company audit committee memberships by members of the Audit Committee;

•	Perform an annual review of its performance relative to its charter and report the results of its evaluation to the full Board;

Independent Auditor

•	Engage an independent auditor, determine the auditor’s compensation and replace the auditor if necessary;

•	Review the independence of the independent auditor and establish our policies for hiring current or former employees of the independent auditor;

•	Evaluate the lead partner of our independent audit team and review a report, at least annually, describing the independent auditor’s internal control procedures;

•	Pre-approve all services, including non-audit engagements, provided by the independent auditor;

Internal Audit

•	Review the plans, staffing, reports and activities of the internal auditors;

•	Review significant difficulties and disagreements with management encountered by the internal audit department and review the effectiveness of the internal audit function;

Financial Statements

•	Review financial statements and Forms 10-K and 10-Q with management and the independent auditor;

•	Review earnings press releases and discuss with management the type of earnings guidance, if any, that we provide to analysts and rating agencies;

•

Discuss with the independent auditor any material changes to our accounting principles and matters required to be communicated under Statement on Auditing Standards No. 61 relating to the conduct of the audit;

•	Review our financial reporting, accounting and auditing practices with management, the independent auditor and our internal auditors;

•	Review management’s and the independent auditor’s assessment of the adequacy and effectiveness of financial reporting controls;

Compliance

•	Review the plans, staffing, reports and activities of the compliance function;

•	Review significant difficulties and disagreements with management encountered by the compliance department and review the effectiveness of the compliance function;

•	Establish procedures for receiving, retaining and handling complaints, including anonymous complaints by our employees, regarding accounting, internal controls and auditing matters; and

•	Periodically review the Company’s Code of Conduct and ensure management has established a system to monitor and enforce the Code of Conduct.

Audit Committee Report

The Audit Committee operates under a written charter, a copy of which is available on LyondellBasell’s website, www.lyondellbasell.com. As required by the charter, the Audit Committee reviews and reassesses the charter annually and recommends any changes to the Supervisory Board for approval. The role of the Audit Committee is, among other things, to oversee the Company’s financial reporting process on behalf of the Supervisory Board, to recommend to the Supervisory Board whether the Company’s financial statements should be included in the Company’s Annual Report on Form 10-K and to select and nominate the independent auditor for appointment by shareholders. Company management is responsible for the Company’s financial statements as well as for its financial reporting process, accounting principles and internal controls. The Company’s independent auditors are responsible for performing an audit of the Company’s financial statements and expressing an opinion as to the conformity of such financial statements with generally accepted accounting principles.

The Audit Committee has reviewed and discussed the Company’s audited financial statements as of December 31, 2012 and for the 12 month period then ended with management and PricewaterhouseCoopers (“PwC”), the independent registered public accounting firm, and has taken the following steps in making its recommendation that the Company’s financial statements be included in its annual report:

•

Discussed with PwC, the Company’s independent registered public accounting firm for period ended December 31, 2012, those matters required to be discussed by Statement on Auditing Standards No. 61, including information regarding the scope and results of the audit. These communications and discussions are intended to assist the Audit Committee in overseeing the financial reporting and disclosure process.

•

Discussed with PwC its independence, including communications PwC is required to provide us under applicable Public Company Accounting Oversight Board requirements. This discussion and disclosure helped the Audit Committee in evaluating such independence.

•	Met periodically with members of management, the internal auditors and PwC to review and discuss internal controls over financial reporting.

•

Reviewed and discussed, with the Company’s management and PwC, the Company’s audited consolidated balance sheet as of December 31, 2012, and consolidated statements of income, cash flows and changes in stockholders’ equity for the 12 month period ended December 31, 2012, including the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of the disclosure.

The Committee has also discussed with the Company’s internal auditors and independent registered public accounting firm the overall scope and plans of their respective audits. The Committee meets periodically with both the internal auditors and independent registered public accounting firm, with and without management present, to discuss the results of their examinations and their evaluations of the Company’s internal controls.

The members of the Audit Committee are not engaged in the accounting or auditing profession and, consequently, are not experts in matters involving auditing or accounting. In the performance of their oversight function, the members of the Audit Committee necessarily relied upon the information, opinions, reports and statements presented to them by Company management and by the independent registered public accounting firm.

Based on the reviews and discussions explained above (and without other independent verification), the Audit Committee recommended to the Supervisory Board (and the Supervisory Board approved) that the

Company’s financial statements be included in its annual report for its fiscal year ended December 31, 2012. The Committee has also approved the selection of PwC as the Company’s independent registered public accounting firm for fiscal year 2013.

The Audit Committee of the Supervisory Board

Bruce A. Smith, Chairman

Jacques Aigrain

Robert G. Gwin

Compensation Committee

The current members of the Compensation Committee are Messrs. Carroll (Chairman), Aigrain, Bindra and van der Meer. Each member is independent in accordance with the rules and regulations of the NYSE.

The Compensation Committee met seven times in 2012. The Compensation Committee is responsible for overseeing all of our executive compensation and developing the Company’s compensation philosophy generally. The Compensation Committee’s written charter, which was approved by the Supervisory Board, can be found on our website, at www.lyondellbasell.com. In fulfilling its duties as set forth in the charter, the Compensation Committee has the following responsibilities:

•	Establish and review the compensation philosophy, structure, policies and guidelines for the executive officers and senior management of the Company for recommendation to the Supervisory Board;

•	Review periodically the objectives of the Company’s executive compensation consistent with corporate objectives and shareholder interests;

•	Approve the compensation and benefits of the Company’s executive officers;

•

Approve U.S. multi-employer welfare, pension or benefit plan or arrangement, including those established or maintained by a labor organization (including without limitation any multi-employer trust providing retirement benefits);

•	Review periodically reports from management regarding funding of the Company’s pension and other benefit plans;

•

Review and approve corporate goals and objectives relating to Chief Executive Officer compensation, and evaluate the performance of the Chief Executive Officer in light of the corporate goals and objectives;

•

Incorporate the performance evaluation results in setting the Chief Executive Officer’s compensation level and make compensation decisions for all senior officers of the Company, including the Chief Executive Officer, and review these decisions with the Supervisory Board; and

•	Conduct an annual self-evaluation.

In overseeing compensation matters, the Compensation Committee may delegate authority for day-to-day administration and interpretation of the Company’s plans, including selection of participants, determination of award levels within plan parameters, and approval of award documents, to Company employees. However, the Compensation Committee may not delegate any authority under those plans for matters affecting the compensation and benefits of the executive officers.

For additional information on the Compensation Committee, including with respect to compensation consultants engaged in the last fiscal year, see the Compensation Discussion and Analysis on page 30 of this proxy statement.

Compensation Committee Report

The Compensation Committee of the Supervisory Board has reviewed and discussed the Compensation Discussion and Analysis with management, and based on such review and discussions, the Compensation Committee recommended to the Supervisory Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

The Compensation Committee of the Supervisory Board

Milton Carroll, Chairman

Jacques Aigrain

Jagjeet S. Bindra

Rudy van der Meer

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee was, during fiscal year 2012, an officer or employee of the Company or any of our subsidiaries, or was formerly an officer of the Company or any of our subsidiaries, or had any relationships requiring disclosure by us under Item 407(e)(4) of Regulation S-K.

During fiscal year 2012, none of our executive officers served as (i) a member of the compensation committee (or other Board committee performing equivalent functions) of another entity, one of whose executive officers served on the Compensation Committee, (ii) a director of another entity, one of whose executive officers served on the Compensation Committee, or (iii) a member of the compensation committee (or other board committee performing equivalent functions) of another entity, one of whose executive officers served as a director of the Company.

Nominating & Governance Committee

The current members of the Nominating & Governance Committee are Messrs. Gwin (Chairman), Carroll and Smith. Each member is independent in accordance with the rules and regulations of the NYSE.

The Nominating & Governance Committee met five times during 2012. One of the primary responsibilities of the Nominating & Governance Committee is to identify nominees for election to the Supervisory Board. As described in this proxy statement, the Supervisory Board has nominated Messrs. Aigrain, Harris, Kleinman and Smith for election at the Annual Meeting.

The Nominating & Governance Committee has a written charter that has been approved by the Supervisory Board and can be viewed by accessing our website, at www.lyondellbasell.com. It is the duty of the Nominating & Governance Committee to oversee matters regarding corporate governance. In fulfilling its duties, the Nominating & Governance Committee has the following responsibilities:

•	Reviewing the overall effectiveness of the Supervisory Board and the Management Board and the conduct of their business;

•	Coordinating an evaluation by the directors of the Supervisory Board’s and committees’ (including this Committee’s) performances and procedures;

•	Reviewing individual directors’ performance as a part of the process for recommending nominees to the Supervisory Board;

•	Reviewing the Company’s corporate governance profile and making recommendations to the Supervisory Board;

•	Recommending to the Supervisory Board compensation to be paid to non-employee directors;

•	Reviewing any shareholder proposals received by the Company for inclusion in the Company’s proxy statement; and

•	Identifying and recommending to the Supervisory Board candidates for membership on the Supervisory Board.

Potential director candidates are identified through various methods. The Nominating & Governance Committee welcomes suggestions from directors, members of management, and shareholders. From time to time, the Nominating & Governance Committee uses outside consultants to assist in identifying potential director candidates. The Supervisory Board has adopted a profile, which can be found on our website, which details the desired characteristics and experience of members of the Supervisory Board. The Nominating & Governance Committee considers this profile (in addition to any other factors it deems relevant) when considering candidates for nomination to the Supervisory Board.

The Nominating and Governance Committee, and the Supervisory Board, consider diversity in business experience, professional expertise, gender and ethnic background, along with various other factors when evaluating potential director nominees. In an effort to promote diversity, effective January 1, 2013, Dutch law requires that 30% of the members of Dutch companies’ boards be female. The legislation specifies that if companies do not meet this requirement, they must disclose the reason for non-compliance as well as their efforts and intent to come into compliance. To help the Company achieve the success it enjoys today, initial composition of the Supervisory Board emphasized financial, operational, and international experience and considered diversity in business experience, professional expertise, and ethnic background, along with various other factors. Additionally, five of the current members of the Supervisory Board were nominated pursuant to Nomination Agreements, described below. The individuals currently serving as Supervisory Directors were therefore nominated without regard to gender diversity considerations. However, recognizing the benefits of gender diversity, the Supervisory Board has previously compiled a list of female candidates and intends to seek female candidates for Supervisory Board director positions whenever vacancies arise.

Before being recommended by the Nominating & Governance Committee, director candidates are interviewed by the Chief Executive Officer; a minimum of two members of the Nominating & Governance Committee; and the Chairman of the Supervisory Board. Additional interviews may include other members of the Supervisory Board, representatives from senior levels of management and an outside consultant.

The Supervisory Board intends to maintain a manageable size of the Supervisory Board as stated in our Corporate Governance Guideline. However, if shareholders who have nomination agreements with the Company acquire additional shares of the Company, entitling them to nominate additional directors, the Supervisory Board will increase its size as necessary to ensure there are a majority of independent members. The Nominating & Governance Committee considers all potential nominees for vacancies on their merits without regard to the source of recommendation.

The Nominating & Governance Committee believes that the nominating process will and should continue to involve significant subjective judgments. To suggest a nominee, you should submit your candidate’s name, together with biographical information and his written consent to nomination to the Chairman of the Nominating & Governance Committee at the Company’s administrative offices, c/o Lyondell Chemical Company, 1221 McKinney Street, Suite 700, Houston Texas 77010, before November 27, 2013.

HSE Committee

The current members of the HSE Committee are Messrs. van der Meer (Chairman), Bindra and Schlanger. The HSE Committee met five times during 2012. The Committee has a written charter that can be reviewed by accessing our website, at www.lyondellbasell.com. It is the duty of the HSE Committee to assist the Supervisory Board in its oversight responsibilities by assessing the effectiveness of environmental, health and safety programs and initiatives that support the health, safety and environmental policy of the Company. In fulfilling its duties, the HSE Committee has the following responsibilities:

•	Review the status of the Company’s health, safety and environmental policies and performance, including processes to ensure compliance with applicable laws and regulations;

•	Review and monitor the Company’s health, safety and environmental performance statistics and ensure processes are in place to record such statistics consistently;

•	Review and approve the scope of the health, safety and environmental audit program and regularly monitor program results;

•	Review and approve the annual budget for the health, safety and environmental audit program; and

•	Report periodically to the Supervisory Board on health, safety and environmental matters affecting the Company.

Dutch Corporate Governance Code

In addition to the NYSE listing standards and rules and regulations as promulgated by the SEC, as a Dutch company, our governance practices are governed by the Dutch Corporate Governance Code (the “Code”). The Code (as last amended on December 10, 2008) contains a number of principles and best practices, with emphasis on integrity, transparency and accountability as the primary means of achieving good governance.

There is considerable overlap between the requirements we must meet under U.S. rules and regulations and the provisions of the Code. We apply the majority of the provisions of the Code. However, where there are conflicting provisions of the Code and the requirements of the NYSE and the SEC, we have chosen to comply with the NYSE and SEC requirements, which are mandatory in nature. Additionally, as an SEC registrant and NYSE listed company, we believe that it is appropriate to maintain governance practices that are in line with our peers listed on the NYSE and therefore may at times choose to apply practices common for NYSE listed companies.

In accordance with the Code’s compliance principle of “apply-or-explain,” which permits Dutch companies to be fully compliant with the Dutch Code by either applying the Dutch practices or explaining why the company has chosen to apply different practices, we are disclosing in our Dutch annual report that accompanies our Annual Accounts to what extent we do not apply provisions of the Dutch Code, together with the reasons for those deviations. The Dutch annual report may be found on our website at www.lyondellbasell.com. Described below are the provisions of the Code that we have determined not to apply:

Principles and Practices Related to the Management Board:

James L. Gallogly, our CEO, is the sole member of our Management Board. Mr. Gallogly was hired in May 2009 when the Company’s predecessor was in bankruptcy. We entered into an employment agreement with Mr. Gallogly when he was hired. We believe that the terms and conditions of the employment agreement, approved by the bankruptcy court, are in line with market practices for chief executives of companies of our size and complexity and were necessary to recruit an individual of Mr. Gallogly’s experience. Certain terms of Mr. Gallogly’s employment agreement deviate from the Code, including:

•	the initial term of five years as a member of the Management Board, which exceeds the recommended four year term under the Code;

•	options granted in April 2010 vest annually over a five year period beginning May 2009, which differs from the Code practice of options not vesting until three years after the date of grant;

•	the severance payable to Mr. Gallogly in certain circumstances exceeds one year of salary, which is a best practice under the Code; and

•	the absence of any claw-back provisions in Mr. Gallogly’s agreement is a deviation from the Code.

The employment agreement with Mr. Gallogly was negotiated and entered into prior to the Company being subject to the Code. As a result, we had contractual obligations upon incorporation in The Netherlands that differ from the Code.

Principles and Practices Related to the Supervisory Board:

Our Supervisory Board currently consists of 11 members, five of whom have been nominated by shareholders pursuant to certain nomination agreements. Under the provisions of the Code, those five members are not considered independent as a result of their affiliation with the shareholders that nominated them, each of whom owns more than 10% of our ordinary shares. As a result, we have deviated from the principle that all but one member of the Supervisory Board should be independent. We have deviated from the Code in this regard because of our contractual obligations under the nomination agreements, which were negotiated during bankruptcy proceedings and approved by the bankruptcy court. However, we have provided in our internal rules regulating the Supervisory Board that we will always have at least a majority of independent members, in compliance with NYSE rules. Additionally, we believe the “non-independent” members of our Supervisory Board, who have been elected by shareholders, provide significant value to the workings of the Supervisory Board.

We have no term limits on our Supervisory Board members, which is a deviation from the Code’s best practice provision that supervisory directors should be limited to three four-year terms. Our Supervisory Board consists of three classes, with three year terms. There is no limit on the number of terms those individuals may serve. We believe that, as we have been operating only since April 2010, there is no need to subject our Supervisory Board members to term limits at this time. The continuity of our current members’ service helps to continue to build and improve the Company.

Finally, the Code states that Supervisory Board members should not be granted equity as compensation, and that any shareholdings should be long-term interests. We grant our Supervisory Directors restricted stock units as part of their annual compensation. The RSUs will pay out in one share for each unit after restrictions lapse. We believe that providing Supervisory Directors with equity compensation is extremely important in recruiting and retaining individuals for service in order to be competitive with our peers. For corporations issuing equity securities registered with the SEC, the inclusion of an equity component in director compensation packages is very common. Full value shares, like RSUs, are the most prevalent form of equity-based compensation for board members. We believe that equity grants ensure that Supervisory Directors’ interests are aligned with those of our shareholders. We grant these equity awards to put the individual directors’ compensation at risk based on our Company’s market value and incentivize our directors to make decisions based on long-term interests of the Company. To promote long-term shareholdings by Supervisory Directors, the Supervisory Board has implemented Director Share Ownership Guidelines that restrict sales of equity until the director has achieved a certain dollar value of share ownership equal to three times his cash retainer. Until such ownership requirements are met, the director may not sell more than 50% of the shares he received from the Company (net of shares withheld for taxes).

Related Party Transactions

We have adopted a written Related Party Transaction Approval Policy, which requires the disinterested members of the Audit Committee to review and approve, in advance of commitment, certain transactions that we may enter into with the following related parties:

•	members of the Supervisory Board;

•	executive officers;

•	holders of 5% or more of our shares;

•	entities for which a LyondellBasell Industries N.V. officer or Supervisory Board member serves as an officer or a member of that entity’s board of directors or equivalent governing body;

•	immediate family members of the foregoing; and

•	entities, of which any of the foregoing own more than 10%.

The transactions covered by the policy are those which are:

•	in the ordinary course of business and have an aggregate value of $25 million or more, or

•	not in the ordinary course of business, regardless of value.

Additionally, transactions covered include any transactions where an officer or director of the Company has a direct or indirect material interest and the transaction has a value of $120,000 or more.

The disinterested members of the Audit Committee determine the fairness of the transactions to the Company by considering whether the transactions have terms no less favorable than those which could be obtained from non-related parties.

Below is a description of related party transactions in existence since the beginning of the last fiscal year.

We entered into certain agreements with Access Industries and Apollo Management, or their affiliates, upon our emergence from bankruptcy in April 2010. These agreements include a registration rights agreement dated April 30, 2010 obligating us to, at our own cost, register for resale certain of our securities owned by Access and Apollo or their affiliates. In 2012 and 2013, we registered the resales of an aggregate of 83.5 million of our ordinary shares by certain affiliates of Apollo Management pursuant to the registration rights agreement which resulted in out-of-pocket costs to us of approximately $1 million. Additionally, we have entered into nomination agreements with each of Access and Apollo or their affiliates that give them the right to nominate individuals for appointment to the Supervisory Board if certain ownership thresholds are met. The nomination rights continue for so long as the shareholders meet the required thresholds.

These transactions were approved by the bankruptcy court; they were not approved pursuant to the Related Party Transaction Policy, nor were they approved by our Audit Committee, as the Company became obligated before the Related Party Transaction Policy was adopted and the Audit Committee was formed.

At its November 2010 meeting, the Audit Committee approved a tax cooperation agreement with Access Industries. Pursuant to the agreement, employees of the Company may provide assistance and support to Access Industries in connection with certain tax and accounting matters related to the time period during which LyondellBasell AF S.C.A., the Company’s predecessor, was wholly owned by certain affiliates of Access Industries. Pursuant to the cooperation agreement, we charge Access Industries for these services on a time and materials basis. No amounts were charged under the agreement in 2012. The agreement terminates December 31, 2014.

On an ongoing basis and in the ordinary course of business, the Company makes spot purchases of natural gas liquids (“NGLs”), raw materials used by the Company in production, from Anadarko Petroleum at market prices. Robert G. Gwin, a member of our Supervisory Board, serves as Chief Financial Officer of Anadarko Petroleum. The disinterested members of the Audit Committee approved the company making spot purchases as it deems appropriate at its July 2011 meeting. The determination was based on the fact the transactions were on terms no less favorable than those which could be obtained from non-related parties. The Company purchased $3.5 million of NGLs from Anadarko Petroleum in 2012. Further, the Audit Committee considered whether such purchases would affect Mr. Gwin’s independence. The Company does not believe that Mr. Gwin’s position at Anadarko gives rise to a direct or indirect material interest in the transactions.

The Company sells a number of its products to Momentive Group and Berry Plastics in the ordinary course of business. The Company also buys and sells products from and to Taminco Global Chemical Corporation in the ordinary course of business. A majority of the common stock of each of Momentive Group, Berry Plastics and Taminco Global Chemical Corporation is held by funds affiliated with Apollo Management L.P., a more than 5% shareholder of the Company. In 2011 and in 2012 Audit Committee authorized ongoing sales by the Company to Momentive and Berry and purchases from and sales to Taminco in the ordinary course of business in accordance with our Related Party Transactions Policy. The Audit Committee determined that the Momentive Group, Berry Plastics and Taminco transactions were on terms no less favorable than those which could be obtained from non-related parties. The disclosure of these transactions does not constitute an admission that Momentive Group, Berry Plastics or Taminco is a related party under Item 404 of Regulation S-K.

Under our Code of Conduct, each director, officer and employee must make prompt and full disclosure of all conflicts of interest. A conflict of interest includes a financial interest in any contract with us or in any organization doing business with us, or the receipt of improper personal benefits or loans as a result of his or her position in the Company. On an annual basis, each Supervisory Director and executive officer is obligated to complete a questionnaire which requires disclosure of any transactions with the Company in which the Supervisory Director or executive officer, or any member of his or her immediate family, has a direct or indirect material interest.

Any waivers of our Code of Conduct for our executive officers or members of our Supervisory Board will be reported promptly. In addition to our Code of Conduct, we have a Financial Code of Ethics specifically applicable to each of our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. The Financial Code of Ethics meets the definition of a “code of ethics” under Item 406 of Regulation S-K. Our Code of Conduct and our Financial Code of Ethics are set forth in writing and are available through our website, www.lyondellbasell.com.

Compensation of the Members of the Supervisory Board

Under our Articles of Association, compensation of members of our Supervisory Board may not exceed amounts approved by our shareholders. The Nominating & Governance Committee makes recommendations to the Supervisory Board with respect Supervisory Board compensation programs, which then are proposed to shareholders for approval. The Supervisory Board is proposing to amend the Articles of Association of the Company to provide that shareholder approval will not be necessary for Supervisory Board compensation to the extent the aggregate amount of such compensation for any individual in any fiscal year does not exceed $2 million. For more information on such proposal, see page 67 of this proxy statement.

Director Compensation in 2012

The members of our Supervisory Board receive both equity and cash compensation for their service on the Supervisory Board and its committees. The Supervisory Directors’ compensation is designed to provide a competitive package that will enable the Company to attract and retain highly skilled individuals with relevant experience. Further, the compensation program is meant to reflect the time and talent required to serve on the board of a complex international company. The Supervisory Board seeks to provide sufficient flexibility in the form of compensation delivered to meet the needs of different individuals while ensuring that a substantial portion of directors’ compensation is linked to the long-term success of the Company.

Supervisory Board directors receive restricted stock units (“RSUs”) as part of their annual compensation. The equity grants are provided as a means to align the interests of our Supervisory Directors with those of shareholders, and to put a portion of their compensation at risk. Additionally, the granting of equity compensation to directors generally is considered a best practice for U.S. companies, and all of the Company’s compensation peer groups offer equity compensation to their directors. The Company believes paying directors a portion of their compensation in equity is vital in order to remain competitive and to attract and retain the best individuals.

The Supervisory Board also believes that long-term ownership of shares is a best practice for its members. Therefore, in February 2013, the Supervisory Board adopted Director Share Ownership Guidelines. Pursuant to these guidelines, Supervisory Directors may not sell more than 50% of the shares they receive upon vesting of their equity grants until they own a number of shares valued at three times their annual cash retainer in effect when the guidelines were adopted. Restricting sales of shares in this manner ensures that our Supervisory

Directors are able to diversify their holdings if necessary for their individual circumstances but also are required to hold substantial amounts of our shares during their service on our board.

The 2012 Supervisory Board compensation program is set forth below and was approved by shareholders at the 2012 annual general meeting of shareholders. The actual amounts earned by or paid to Supervisory Directors in 2012 are in the following table entitled “Director Compensation.”

Annual Retainer
Cash RSUs	$90,000 ($120,000 for Chairman of the Board) Valued at $135,000 ($160,000 for Chairman of the Supervisory Board)
Committee Retainer
Members	$10,000 ($11,000 for Audit Committee)
Chairmen	$15,000 ($20,000 for Audit Chair)
Travel Fees	$5,000 for each intercontinental round trip

Director Compensation

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(3)	All Other Compensation ($)(4)(5)	Total ($)
Marvin O. Schlanger, Chairman	150,901	160,000	24,376	335,277
Jacques Aigrain	114,426	135,000	27,173	276,599
Jagjeet Bindra	129,426	135,000	27,173	291,599
Robin Buchanan	93,426	135,000	20,401	248,827
Milton Carroll	134,426	135,000	27,173	296,599
Stephen F. Cooper.	114,426	135,000	20,547	269,973
Robert G. Gwin	133,664	135,000	16,945	285,609
Joshua J. Harris(6)	96,926	135,000	50,445	282,371
Scott Kleinman(6)	109,426	135,000	50,445	294,871
Bruce A. Smith	133,686	135,000	50,445	319,131
Rudy M. J. van der Meer	113,426	135,000	25,400	273,826

(1)	Includes retainers and travel fees earned or paid through December 31, 2012.
(2)	Includes 3,367 restricted stock units for all directors, other than Mr. Schlanger, who received 3,990 restricted stock units. In accordance with FASB Topic ASC 718, Compensation—Stock Compensation, the grant date fair value of the awards generally is the number of shares issued times the market value of our shares on that date. See Note 17 to our Consolidated Financial Statement included in our Form 10-K for the year ended December 31, 2012 for a description accounting for equity-based compensation.
(3)	The aggregate number of stock awards outstanding at fiscal year-end includes: 3,367 restricted stock units each for Messrs. Buchanan, Cooper and Gwin; 3,990 restricted stock units for Mr. Schlanger; 6,248 restricted stock units each for Messrs. Aigrain, Bindra, Carroll, and van der Meer; and 11,789 restricted stock units each for Messrs. Harris, Kleinman and Smith. The directors have not received any option awards.
(4)	Includes $1,773 of imputed income for each director other than Mr. van der Meer, plus an additional $3,456 of imputed income for Mr. Buchanan, for professional advice related to tax filings.
(5)	Includes dividend equivalent payments in 2012 on outstanding restricted stock units held by the directors of $25,400 for Messrs. Aigrain, Bindra, Carroll and van der Meer; $15,172 for Messrs. Buchanan and Gwin; $18,774 for Mr. Cooper; $48,672 for Messrs. Harris, Kleinman and Smith; and $22,605 for Mr. Schlanger. The terms of the restricted stock unit awards granted to directors entitle them to dividend equivalent payments when and if dividends are paid on the Company’s shares generally.
(6)	Each of Messrs. Harris and Kleinman received these securities as a nominee for the sole benefit of an affiliate of Apollo. Such affiliate has all economic, pecuniary and voting rights, if any, in respect of such securities. Accordingly, Messrs. Harris and Kleinman each disclaim beneficial ownership of these securities.

ELECTION OF SUPERVISORY BOARD DIRECTORS

Our Supervisory Board is classified into three classes, each of which represents approximately one-third of the total Supervisory Board. The Supervisory Board is proposing the re-election of Messrs. Aigrain, Harris, Kleinman and Smith, whose terms are expiring as of the date of the Annual Meeting, as Class III directors. For each vacancy, the candidate receiving the greatest number of “FOR” votes will be elected.

We have provided information regarding the nationality, age, term of office on our Supervisory Board and experience within the last five years of each of the nominees for director. We also have included the qualifications we considered when nominating such individual for re-election. This information is as of March 18, 2013. Required information relating to the share ownership of our Supervisory Directors and nominees may be found in the Director Compensation Table above and under the “Director, Director Nominee and Management Share Ownership” section on page 24.

ELECTION OF CLASS III DIRECTORS (Item 1 on the Proxy Card)

The first proposal on the agenda is the election of four individuals to serve until the annual general meeting of shareholders in 2016 or until their respective successors have been duly elected and qualified.

Jacques Aigrain, French-Swiss, 58 years of age, Class III Supervisory Director since May 2011

Chairman of LCH Clearnet Group, Limited, a clearinghouse group, since March 2010.

Chief Executive Officer of SwissRe, a global reinsurance company, from 2006 to 2009.

Director of Swiss International Air Lines, since December 2001.

Director of Lufthansa German Airlines, since September 2007.

Director of Resolution Ltd., a financial services company that acquires businesses in the insurance industry, since February 2010.

Director of Qatar Financial Centre Authority, the commercial arm of the Qatar Financial Centre, which is responsible for leading the expansion of Qatar’s financial services sector and for developing relationships with the regional and global financial community, since April 2012.

Mr. Aigrain has extensive management expertise, including financial and strategic planning, capital markets, and government and regulatory affairs, as well as considerable experience with governance of international companies and board service, among other skills, that strengthen the Supervisory Board’s collective qualifications, skills and experience.

Joshua J. Harris, American, 48 years of age, Class III Supervisory Director since April 2010

Senior Managing Director of Apollo Global Management, LLC, a global alternative asset manager, and Managing Partner of Apollo Management, L.P., which he co-founded in 1990.

Managing Partner and Chairman of Sixers Holdco LP, the entity that owns the Philadelphia 76ers NBA basketball team.

Director of Apollo Global Management, LLC since July 2007.

Director of the general partner of AP Alternative Assets from May 2006 through November 2009.

Director of Berry Plastics Group Inc., a manufacturer of injection-molded plastic packaging, thermoformed products, flexible films and tapes and coatings, since September 2006.

Director of CEVA Logistics, a global logistics and transportation company, since November 2006.

Director of Constellium Holdco B.V., a downstream aluminum producer, since January 2011.

Director of EP Energy, LLC, an oil and natural gas producer, since May 2012.

Director of Momentive Performance Materials Holdings, LLC, a producer of silicones and silicone derivatives, since October 2010.

Director of Noranda Aluminum Holding Corporation, a producer of primary aluminum products, from April 2007 to February 2009.

Director of the general partner of AP Alternative Assets from May 2006 through November 2009.

Mr. Harris has significant experience in financing, analyzing, investing in and managing investments in public and private companies. Mr. Harris has substantial expertise in strategic and financial matters which contributes to our Supervisory Board. Mr. Harris’ service as a director of other companies in a variety of industries gives him a range of experience as a director on which he can draw in serving as our director.

Scott M. Kleinman, American, 40 years of age, Class III Supervisory Director since April 2010

Lead Partner for Private Equity of Apollo Management, LP, a global alternative asset manager, where he has worked since 1996.

Director of Taminco Global Chemical Corporation, a producer and marketer of alkylamines and derivatives, since December 2011.

Director of Verso Paper Corp., a producer of coated paper and specialty paper products, since August 2006.

Director of Realogy Corporation, a provider of residential real estate and relocation services, since April 2007.

Director of Momentive Performance Materials Holdings LLC, a producer of silicones and silicone derivatives, since October 2010.

Director of Noranda Aluminum, a producer of aluminum products, from April 2007 through June 2011.

Director of Hexion Specialty Chemicals, a specialty chemicals and materials company, from August 2004 to October 2010 (acquired by Momentive Performance in 2010).

Mr. Kleinman has significant experience in financing, analyzing, investing in and managing investments in public and private companies. Mr. Kleinman has substantial expertise in strategic and financial matters which contributes to our Supervisory Board. Mr. Kleinman’s service as a director of other companies in a variety of industries gives him a range of experience as a director on which he can draw in serving as our director.

Bruce A. Smith, American, 69 years of age, Class III Supervisory Director since July 2010

Chief Executive Officer of One Cypress Energy LLC, a petroleum products provider, since December 2011.

Chairman of Tesoro Corporation, a manufacturer and marketer of petroleum products, from 1996 to April 2010. President and Chief Executive Officer of Tesoro from 1995 – April 2010.

Director of GEVO, Inc., a renewable chemicals and advanced biofuels company, since June 2010.

Director of Ventech Engineers, Inc., an engineering and procurement services company, since January 2012.

Mr. Smith has extensive senior leadership experience in the refining and marketing industry, substantial management background in publicly traded companies and previous experience serving as a director and chairman of the audit and compensation committees of publicly traded companies.

The affirmative vote of a majority of the votes cast at the Annual Meeting is required to elect each of the nominees.

Our Management Board and Supervisory Board recommend shareholders vote FOR the re-election of each of the named candidates as Class III directors.

Supervisory Directors

Information, as of March 18, 2013, with respect to the Supervisory Directors who are not up for election is as follows:

Jagjeet S. Bindra, American, 65 years of age, Class I Supervisory Director since May 2011

Director of Edison International, a generator and distributor of electric power, and its subsidiary, Southern California Edison Co., an electric utility company, since April 2010.

Director of Transocean Ltd., an offshore drilling contractor and the provider of drilling management services, since 2011.

Director of Larsen & Toubro, a technology, engineering, construction and manufacturing company, from 2009 to 2012.

Director and Deputy Chairman of Transfield Services, a global provider of operations, maintenance and asset and project management services, from 2009 to 2012.

President, Chevron Global Manufacturing, Chevron Corp.’s worldwide manufacturing division, from 2004 to 2009.

Director of Advisory Board of Hart Energy Consulting, an energy industry publisher, from 2009 to 2010.

Director of GS Caltex, a South Korean oil refiner, from 2003 to 2009.

Director of Sriya Innovations, an alternative energy firm, from 2009 to 2010.

Mr. Bindra’s extensive knowledge and global senior management experience in asset intensive industries, as well as his expertise in the energy value chain and asset management, and his experience in corporate governance of public companies, among other skills, strengthens the Supervisory Board’s collective qualifications, skills and experience.

Robin Buchanan, British, 60 years of age, Class II Supervisory Director since May 2011

Chairman of Michael Page International plc, a specialist recruitment company, since December 2011 and director since August 2011.

Senior Advisor to Bain & Company, a global business consulting firm, since 2007.

Advisor to Coller Capital Ltd., a private equity firm, since 2009.

Advisor to Access Industries, Inc., a privately held industrial group.

Dean and then President of the London Business School, from 2007 to 2009.

Director of Schroders plc, a global asset management company, since March 2010.

Mr. Buchanan’s extensive knowledge and experience relating to strategy, leadership, business management and corporate governance as well as his extensive experience in serving on corporate boards and consulting for companies in an array of industries, including the industrial sector, strengthens the Supervisory Board’s collective qualifications, skills and experience.

Milton Carroll, American, 62 years of age, Class I Supervisory Director since July 2010

Chairman of CenterPoint Energy, a public utility holding company, since October 2002.

Chairman of Instrument Products, a private oil-tool manufacturing company, since October 1977.

Director of Halliburton, an oilfield services company, since December 2006.

Chairman of Health Care Service Corporation, a health benefits company, since 2002.

Director of Western Gas Holdings, LLC, the general partner of Western Gas Partners, LP, an owner, operator and developer of midstream energy assets, since April 2008.

Director of LRR Energy, L.P., an operator and developer of oil and natural gas properties, since 2011.

Mr. Carroll has extensive knowledge of the oil and natural gas industries, corporate management, international operations, public company governance and board practices, among other skills, which strengthen the Supervisory Board’s collective qualifications, skills and experience.

Stephen F. Cooper, American, 66 years of age, Class II Supervisory Director since July 2010

Chief Executive Officer and Director of Warner Music Group Corp., a recorded music and music publishing business, since August 2011.

Advisor at Zolfo Cooper, a leading financial advisory and interim management firm, of which he is co-founder and former chairman, since July 1985.

Managing Partner of Cooper Investment Partners, a private equity firm specializing in underperforming companies, since July 2008.

Director of Ventech Engineers, Inc., an engineering and procurement services firm, since September 2011.

Vice Chairman and Chairman of the Restructuring Committee of LyondellBasell Industries AF S.C.A., the Company’s predecessor, from March 2009 to April 2010.

Chief Executive Officer and Vice Chairman of Metro-Goldwyn-Mayer, a privately held motion picture and theatrical production and distribution company, from August 2009 to December 2010.

Mr. Cooper has more than thirty years of experience as a financial advisor and executive and advisor to companies facing operational and performance issues. His substantial and expansive experience in various industries provides him with significant expertise in all aspects of supervising management of large, complex companies strengthen the Supervisory Board’s collective qualifications, skills and experience.

Robert G. Gwin, American, 49 years of age, Class II Supervisory Director since May 2011

Senior Vice President, Finance and Chief Financial Officer of Anadarko Petroleum Corporation, an oil and gas exploration and production company, since March 2009.

Senior Vice President of Anadarko Petroleum from February 2008 to March 2009.

Chairman of Western Gas Holdings, LLC, the general partner of Western Gas Partners, LP, an owner, operator and developer of midstream energy assets, since October 2009 and director since August 2007.

Chairman of Western Gas Equity Holdings, LLC, the general partner of Western Gas Equity Partners, LP, since November 2012.

Chief Executive Officer of Western Gas Holdings, LLC from August 2007 to January 2010.

President of Western Gas Holdings from August 2007 to September 2009.

Mr. Gwin’s skills and knowledge relating to the oil and gas industry, finance, public company board experience and executive management expertise, among other skills, strengthen the Supervisory Board’s collective qualifications, skills and experience.

Marvin O. Schlanger, American, 64 years of age, Class II Supervisory Director since April 2010

Chief Executive Officer of CEVA Group Plc, a global supply chain management company, since October 2012, and Chairman of CEVA since March 2009.

Principal of Cherry Hill Chemical Investments, LLC, a firm that provides management services and capital to the chemical industry since October 1998.

Director of Momentive Performance Materials Holdings, a specialty chemicals and materials company, since February 2010.

Director of UGI Corporation, a distributer and marketer of energy products and services, and its subsidiary, UGI Utilities Inc., since 1998 and its subsidiary Amerigas, since 1999.

Consultant to Apollo Management LLP since January 1999.

Vice Chairman of Hexion Specialty Chemicals, a specialty chemicals and materials company (acquired by Momentive Performance in 2010), from May 2005 to February 2010.

Mr. Schlanger has significant senior management experience, as well as experience serving as chairman, director and committee member of the boards of directors of large public and private international companies, including his experience representing a major private equity firm’s shareholder interest, which strengthen the Supervisory Board’s collective qualifications, skills and experience.

Rudy van der Meer, Dutch, 68 years of age, Class I Supervisory Director since July 2010

Chairman of Supervisory Board of Imtech N.V., a technical services provider, since 2005.

Chairman of Supervisory Board of Energie Beheer Nederland B.V., a Dutch state owned natural gas exploration, production, transportation and sale company, since 2006.

Supervisory Director of James Hardie Industries S.E., an industrial fibre cement products and systems manufacturer, since 2007.

Chairman of the Supervisory Board of Coöperatie VGZ U.A., a health insurer, since 2011.

Chairman of Supervisory Board of Gazelle Holding B.V., a bicycle manufacturing company, from 2005 to 2011.

Supervisory Director of ING Nederland N.V, retail banking and insurance subsidiaries, respectively, of ING Groep N.V., from 2004 to 2011.

Mr. van der Meer has extensive knowledge of global businesses, Dutch companies, and the chemicals industry, among other skills, which strengthen the Supervisory Board’s collective qualifications, skills and experience.

DIRECTOR, DIRECTOR NOMINEE AND MANAGEMENT SHARE OWNERSHIP

Under SEC rules, we are required to include, in tabular format, information relating to the beneficial ownership of our shares by each (i) director, (ii) director nominee, and (iii) executive officer named in the Summary Compensation Table on page 52 as of March 18, 2013. We also are required to include information with respect to all of these individuals, and all other executive officers, as a group. For purposes of this table, shares are considered to be “beneficially” owned if the person, directly or indirectly, has sole or shared voting or investment power with respect to such shares. In addition, a person is deemed to beneficially own shares if that person has the right to acquire such shares within 60 days of March 18, 2013.

Our directors, director nominees and executive officers, individually and in the aggregate, beneficially own less than 1% of our outstanding shares as of March 18, 2013.

Ordinary Share Ownership Table

Name	Ordinary Shares Owned
Jacques Aigrain	—
Jagjeet S. Bindra(1)	9,800
Robin Buchanan	20,453
Milton Carroll	5,541
Stephen F. Cooper	5,541
Joshua J. Harris(2)	—
Robert G. Gwin	2,524
Scott M. Kleinman(3)	—
Marvin O. Schlanger(4)	18,517
Bruce A. Smith	5,000
Rudy M.J. van der Meer	2,749
James L. Gallogly(5)	3,831,478
Karyn F. Ovelmen(5)	31,160
Craig B. Glidden(5)	124,938
Kevin W. Brown(5)	162,770
Bhavesh V. (Bob) Patel(5)	61,511
All directors, nominees and executive officers as a group (27 persons)(5)	5,258,690

(1)	Includes 9,200 shares owned by the Bindra Family Revocable Trust. Mr. Bindra disclaims beneficial ownership of such shares except to the extent of any pecuniary interest therein.
(2)	Mr. Harris is associated with Apollo Management, a more than 5% beneficial owner of our shares. Mr. Harris disclaims beneficial ownership of ordinary shares owned by Apollo and any other shareholder, except to the extent of any pecuniary interest therein.
(3)	Mr. Kleinman is associated with Apollo Management, a more than 5% beneficial owner of our shares. Mr. Kleinman disclaims beneficial ownership of ordinary shares owned by Apollo and any other shareholder, except to the extent of any pecuniary interest therein.
(4)	Includes 1,000 shares owned by Mr. Schlanger’s wife. Mr. Schlanger disclaims beneficial ownership of such shares except to the extent of any pecuniary interest therein.
(5)	Includes beneficial ownership of shares that may be acquired upon exercise of options within 60 days of March 15, 2013 and shares that are issuable under restricted stock units within 60 days of March 15, 2013. For Mr. Gallogly, the numbers presented include 3,133,413 stock options and 57,382 restricted stock units. The numbers presented for Ms. Ovelmen include 31,160 stock options; the numbers for Mr. Glidden include 118,888 stock options and 6,050 restricted stock units; the numbers for Mr. Brown include 158,731 stock options and 4,039 restricted stock units; and the numbers for Mr. Patel include 58,532 stock options and 2,979 restricted stock units. The numbers for all directors, nominees and executive officers as a group include 3,801,700 stock options and 81,163 restricted stock units.

PERSONS OWNING MORE THAN 5% OF LYONDELLBASELL SHARES

The table below shows information for shareholders known to us to beneficially own more than 5% of our ordinary shares, based on their filings with the SEC through March 18, 2013.

	Shares Beneficially Owned
Name and Address	Number	Percentage(1)
Apollo Funds(2)	87,695,326	15.2%
Certain affiliates of Access Industries(3)	80,443,366	13.9%
730 Fifth Ave., 20th Floor New York, NY 10019
FMR LCC	41,274,304	7.2%
82 Devonshire Street Boston, MA 02109

(1)	All percentages are based on 575,395,148 shares outstanding as of March 15, 2013.
(2)	Represents ordinary shares held of record by ACLF/Lyondell S.à.r.l. (“ACLF/Lyondell”), ACLF Co-Invest/Lyondell S.à.r.l. (“ACLF Co-Invest”), LeverageSource Holdings Series III (Lux) S.à r.l. (“LeverageSource Series III”), LeverageSource XI (N), L.P. (“LeverageSource N”), AIE Eurolux S.à r.l. (“AIE Eurolux”), LeverageSource XI S.à.r.l. (“LS XI”), LeverageSource Holdings, L.P. (“LS Holdings”), ACLF Co-Investment Fund, L.P. (“Co-Investment Fund”), Apollo Credit Funding I Ltd. (“Apollo CF I”) and Stone Tower CDO II Ltd. (“Stone Tower CDO,” and together with ACLF/Lyondell, ACLF Co-Invest, LeverageSource Series III, LeverageSource N, AIE Eurolux, LS XI, LS Holdings, Co-Investment Fund and Apollo CF I, the “Apollo Funds”). Each of the Apollo Funds is an affiliate of Apollo Global Management, LLC. Apollo Management Holdings, L.P. (“Management Holdings”) is the general partner or manager of various Apollo investment managers that manage five of the Apollo Funds. Apollo Principal Holdings II, L.P. (“Principal II”) and Apollo Principal Holdings III, L.P. (“Principal III”) each serve as the sole member or stockholder of various Apollo investment advisors that, indirectly through various affiliated investment advisors, provide investment advisor services and in some cases serve as the general partner of various Apollo investment funds, including several of the Apollo Funds. The general partner of Management Holdings is Apollo Management Holdings GP, LLC. The general partner of Principal II is Apollo Principal Holdings II GP, LLC and the general partner of Principal III is Apollo Principal Holdings III GP, Ltd. Leon Black, Joshua Harris and Marc Rowan are the managers, as well as principal executive officers, of Apollo Management Holdings GP, LLC, the managers of Apollo Principal Holdings II GP, LLC, and the directors of Apollo Principal Holdings III GP, Ltd, and as such may be deemed to have voting and dispositive control of the ordinary shares held by the Apollo Funds. Each of the Apollo Funds disclaims beneficial ownership of the ordinary shares held by the other Apollo Funds, and each of the Apollo investment managers and investment advisors, including Management Holdings, Principal II, Principal III, Apollo Management Holdings GP, LLC, Apollo Principal Holdings II GP, LLC and Apollo Principal Holdings III GP, Ltd, and Messrs. Black, Harris and Rowan, disclaims beneficial ownership of the ordinary shares held by the Apollo Funds. The address for each of ACLF/Lyondell, ACLF Co-Invest, LeverageSource Series III, AIE Eurolux and LS XI is 44, Avenue John F. Kennedy, L-1885, Luxembourg. The address for each of LeverageSource N, Principal Holdings III and Apollo Principal Holdings III GP, Ltd. is c/o Intertrust Corporate Services (Cayman) Limited, 190 Elign Avenue, George Town, Grand Cayman, KY1-9005, Cayman Islands. The address for each of Apollo CF I and Stone Tower CDO is c/o Deutsche Bank (Cayman) Limited, Boundary Hall, Cricket Square, P.O. Box 1984, George Town, Grand Cayman KY1-1104, Cayman Islands. The address for each of LS Holdings, Co-Investment Fund, Principal II and Apollo Principal Holdings II GP, LLC is One Manhattanville Road, Suite 201, Purchase, New York 10577. The address for each of Management Holdings and Apollo Management Holdings GP, LLC, and Messrs. Black, Harris and Rowan, is 9 W. 57th Street, 43rd Floor, New York, New York 10019.

(3)	Access Industries is a privately-held U.S. industrial group which controls directly or indirectly AI International Chemicals S.à r.l., AI European Holdings S.à.r.l., Altep 2010 L.P. and Altep 2011 L.P., which hold our ordinary shares (collectively, the “Access Holders”). Len Blavatnik controls Access Industries and may be deemed to beneficially own the shares held by one or more of the Access Holders. Access Industries and each of its affiliated entities and the officers, partners, members and managers thereof (including, without limitation, Mr. Blavatnik), other than the applicable Access Holders, disclaim beneficial ownership of any ordinary shares owned by the Access Holders.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our Supervisory Directors, executive officers and persons who own more than 10% of our common shares to file initial reports of ownership and reports of changes in ownership of common shares (Forms 3, 4 and 5) with the SEC and the NYSE. All such persons are required by SEC regulation to furnish us with copies of all such forms that they file.

Based solely on a review of the reports furnished to the Company, or written representations from reporting persons that all reportable transactions were reported, we believe that during the fiscal year ended December 31, 2012, our Supervisory Directors, executive officers and greater than 10% shareholders timely filed all reports they were required to file under Section 16(a). We were made aware, however, of a report that was due in the fiscal year ended December 31, 2011, covering a transaction by Marvin O. Schlanger’s wife, which was not filed until August 1, 2012 as a result of the failure of the broker handling the transaction to communicate the transaction to the Schlangers or the Company.

EXECUTIVE OFFICERS

Name and Age*	Significant Experience
James L. Gallogly, 60

Chairman and Sole Member of the Management Board since April 2010 and Chief Executive Officer since May 2009.

Executive Vice President of Exploration and Production for ConocoPhillips from October 2008 to May 2009.

Executive Vice President of Refining, Marketing and Transportation for ConocoPhillips from April 2006 to October 2008.

Karyn F. Ovelmen, 49	Executive Vice President and Chief Financial Officer since October 2011. Executive Vice President and Chief Financial Officer of Petroplus Holdings AG from 2006 to 2010.(1)
Craig B. Glidden, 55

Executive Vice President and Chief Legal Officer since August 2009.

Senior Vice President, Legal and Public Affairs, General Counsel and Corporate Secretary of Chevron Phillips Chemical Company from April 2004 to August 2009.

Kevin W. Brown, 55

Senior Vice President, Refining & Oxyfuels since October 2009.

Director of Sinclair Oil from January 2006 to September 2009.

Executive Vice President, Operations of Sinclair Oil from June 2004 to September 2009.

Massimo Covezzi, 55	Senior Vice President, Research and Development since January 2008.
Bhavesh V. (“Bob”) Patel, 46

Senior Vice President, Olefins and Polyolefins—EAI and Technology.

Senior Vice President, Olefins and Polyolefins—Americas from March 2010 to May 2011.

General Manager, Olefins and NGLs of Chevron Phillips Chemical Company from 2009 to 2010.

General Manager, Asia Pacific Region—Singapore of Chevron Phillips Chemical Company from 2008 to 2009.

Patrick D. Quarles, 45	Senior Vice President, Intermediates & Derivatives since January 2010. Senior Vice President, Propylene Oxide & Derivatives from December 2008 to December 2009.
Timothy D. Roberts, 51

Senior Vice President, Olefins and Polyolefins—Americas since June 2011.

Vice President of Planning and Development for Chevron Phillips Chemical from February 2011 to May 2011.

President and CEO of Americas Styrenics LLC, a joint venture between the Dow Chemical Company and Chevron Phillips Chemical, from May 2008 to February 2011.

(1)	In January 2012, Petroplus Holdings AG filed an insolvency petition in Switzerland.

Karen M. Swindler, 47

Senior Vice President, Manufacturing—Americas since November 2009.

Director of Performance Improvement from July 2009 to November 2009.

Divisional Vice President of North America Polymers Manufacturing from January 2008 to July 2009.

Michael VanDerSnick, 48	Senior Vice President, Manufacturing – EAI since July 2012. Site manager of the Company’s Channelview, Matagorda, Chocolate Bayou and Bayport, Texas plants from 2004 to 2012.
Sergey Vasnetsov, 49	Senior Vice President, Strategic Planning & Transactions since August 2010. Managing Director of Equity Research at Barclay’s Capital from 1999 to 2010.
Jacquelyn H. Wolf, 51

Senior Vice President and Chief Human Resources Officer since September 2012.

Senior Vice President and Chief Human Resources Officer for Celanese Corporation from December 2009 to August 2012.

Executive Vice President and Chief Human Resources Officer for Comerica, Inc. from January 2006 to November 2009.

William B. Allen, Jr., 48

Vice President, Finance since February 2013.

Vice President, Corporate Controller and Chief Accounting Officer of Albemarle Corporation from 2009 to 2013.

Chief Financial Officer of Albermarle’s Catalyst Business Segment from 2007 to 2009.

Wendy M. Johnson, 54	Vice President and Chief Accounting Officer since July 2010. Vice President and Assistant Controller from January 2008 to June 2010.
Samuel L. Smolik, 60	Vice President, Health, Safety and Environmental since November 2009. Vice President, Downstream Health, Safety and Environmental of Royal Dutch Shell from 2004 to 2009.
Francesco Svelto, 52	Vice President and Treasurer since 2009. Divisional Vice President—Business Finance, Polymers for 2008.

*	As of March 18, 2013.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The following Compensation Discussion and Analysis, or CD&A, describes the compensation for certain of our executive officers in 2012. Under SEC rules, we are required to disclose this information for our principal executive officer, James L. Gallogly, Chief Executive Officer; principal financial officer, Karyn F. Ovelmen, Executive Vice President and Chief Financial Officer; and the three most highly compensated executive officers other than the principal executive and financial officers. In 2012, those individuals were Craig B. Glidden, Executive Vice President and Chief Legal Officer; Kevin Brown, Senior Vice President – Refining; and Bhavesh V. (“Bob”) Patel, Senior Vice President – O&P – EAI and Technology. We refer to these individuals collectively as the “named executive officers,” or “named executives,” throughout this Proxy Statement.

Executive Summary

Company Performance in 2012

We achieved superior results in 2012, particularly in the areas of focus that we use for our named executive officers’ incentive compensation awards. Our strong financial results in 2012 also resulted in significant returns to our shareholders, through the increase in our share price as well as our ability to make substantial dividend payments in the year. Below, we show the Company’s performance in the three metrics used in measuring our performance and our named executives’ compensation: Health, Safety and Environmental (“HSE”) Performance; Costs; and Business Results. The information set forth below is the Company’s absolute performance, which is the starting point for Compensation Committee determinations as detailed in this CD&A.

HSE Results

As shown in the tables below, the Company has substantially improved its HSE performance over the last three years. We believe these results are indicative of our commitment to the safety of our people and our assets, and the protection of the environment. Further, we believe our Operational Excellence program continues to allow us to operate in a consistent and profitable manner. The tables show our performance, indexed to our 2010 performance.

TRIR*	Environmental Incidents*	Process Safety Incidents*

*	TRIR is total recordable incident rate and is based on injuries per 200,000 work hours. Environmental Incidents include releases or discharges in excess of permitted or authorized amounts and Process Safety Incidents include any fire, explosion or loss of primary containment such as an unintended release or spill.

Costs

The chart below shows our cost performance over the last three years. Information includes our costs on an actual basis and on a normalized basis to show the performance considered by the Compensation Committee in determining payouts under the Company’s compensation plans for 2010, 2011 and 2012. The normalization adjusts primarily for the effects of foreign exchange rates, restructuring costs and compensation expenses related to payouts in excess of target for our short term incentive plan and for the effects of our special dividends. We believe the normalized numbers demonstrate our continuous commitment to efficient operations and the creation of shareholder value. Specifically, they show our ability to hold costs essentially flat after over the last three years. The table shows the cash fixed costs in millions of dollars.

Business Results

The Company’s results of operations in 2012 showed substantial improvement as compared to 2011 and 2010. The Company has benefitted from certain macroeconomic factors in recent years, including in 2012, as a result of the availability of low priced natural gas and natural gas liquids in the United States. We capitalized on the advantage by increasing the amount of natural gas liquids used in our domestic crackers, which we were able to do as a result of our capital spending designed to improve operations. Management also capitalized on the advantage by maximizing production in certain of our facilities where natural gas liquids are feedstocks. Also benefitting our results were dividends from our joint ventures and our ability to profit from the down-stream value chain through our polypropylene compounding business. The Company’s revenues decreased by approximately 6% in 2012 as compared to 2011, yet EBITDA increased by 5%, reflecting the Company’s ability to generate cash and operate efficiently.

(1)	For purposes of our compensation programs, EBITDA is defined as net income before net interest expense, income taxes, depreciation and amortization, reorganization items, income from equity investments, net income (loss) attributable to non-controlling interests plus joint venture dividends, as adjusted by the Compensation Committee for certain other items not indicative of the Company’s underlying results of operations such as restructuring costs and insurance proceeds, impairment charges, asset retirement obligations and the effect of mark-to-market accounting on our warrants.

Shareholder Return

The graph below shows our cumulative total shareholder return over the period from April 30, 2010, the first date on which our shares were publicly traded, to December 31, 2012. The graph also shows the cumulative total returns for the same period of the S&P 500 Index and the S&P 500 Chemical Index. The comparison assumes $100 was invested on April 30, 2010 in LyondellBasell shares, in the S&P 500 Index and in the S&P 500 Chemical Index and that all dividends were reinvested.

		Six Months Ending
	4/30/10	6/30/10	12/31/10	6/30/11	12/31/11	6/30/12	12/31/12
LyondellBasell Industries N.V.	$100	$72.42	$154.26	$173.13	$168.22	$211.83	$321.94
S&P 500 Index	$100	$87.20	$107.49	$113.96	$109.76	$120.17	$127.32
S&P 500 Chemicals Index	$100	$83.42	$117.58	$128.20	$116.10	$132.96	$143.51

How Company Performance Affected Named Executive Officers’ Compensation for 2012

Our performance affects our named executive officers’ compensation because amounts earned pursuant to both the annual bonus awards under the Short Term Incentive Plan, or STI, and the Medium Term Incentive, or MTI, grants are dependent on the Company’s performance. Additionally, our performance affects the market value of our stock, which will in turn influence the value, or potential value, of equity awards granted to our named executive officers. The Compensation Committee considered the Company’s absolute performance in 2012 as well as the performance relative to the Comparative Peer Group described below when making its compensation decisions for its named executive officers. The Committee approved above-target annual bonus payments for our named executive officers under our STI for 2012 and above-target earned percentages under the MTI grants with a three-year performance period ending December 31, 2012 based in part on:

•	Continued improvement in safety and environmental performance;

•	Continued cost containment; and

•	Strong business results.

The consideration of these factors was the starting point for the Compensation Committee’s determination. The Committee reviewed the Company’s results in light of all of the factors that benefitted the Company, as well as headwinds and challenges it faced.

Elements of Named Executive Officer Compensation in 2012

In 2012, elements of our named executive officers’ compensation included base salaries; annual incentive bonuses; and medium- and long-term incentive awards. None of Messrs. Gallogly, Glidden, Brown or Patel was granted a regularly recurring annual long-term incentive award in 2012 because of the significant front-loaded equity grants they received in 2010. Elements of the 2012 compensation program include:

Element of Compensation	Purpose
Base Salary	Provides regular pay for day-to-day responsibilities; targeted at market median to enable recruitment and retention of highly skilled individuals.

Annual Incentive Award	Provides compensation tied to key metrics of the Company, including HSE Performance, Costs and Business Results to ensure pay for performance. Targeted at market median; allows for up to 300% of target (other than Mr. Gallogly, who is capped at 200% of salary) based on performance to compensate for extraordinary results.

Medium-Term Incentive Award	Provides compensation tied to key metrics of the Company, including Return on Assets and Costs to ensure pay for performance. Keeps the named executives’ goals focused on longer term results than the annual award, which leads to performance and value to shareholders over a longer time frame. Also serves as retention tool.

Long-Term Incentive Award	Provides a long-term retention tool for our named executive officers and allows them to benefit from increases in shareholder value.

Executive Compensation Best Practices

We believe that our compensation programs provide balanced incentives, while managing compensation risks appropriately in the context of our business strategies. To ensure that our program continues to meet these objectives, the Compensation Committee evaluates what it considers to be best practices in executive compensation, and considers modifications to our program to support our Company’s strategies while appropriately balancing risk and reward. Shown below are the significant compensation governance practices the Compensation Committee has incorporated into our compensation programs for named executive officers. There are isolated occasions when an employment agreement, entered into prior to the formation of the Compensation Committee, include different provisions, such as single trigger vesting of long-term incentives for Mr. Gallogly, as provided for in his employment agreement entered into in 2009.

•	Pay for performance as determined on both an absolute and relative basis;

•	Mix of short- and long-term focused compensation;

•	Share ownership requirements;

•	Use of tally sheets and analyses of termination scenarios;

•	Prohibition on hedging/pledging of Company shares;

•	Double-trigger vesting of long-term incentive awards in the event of a change in control;

•	Minimal perquisites and no tax gross-ups provided for such perquisites;

•	No gross-up payments for excise taxes; and

•	Recoupment policy to claw-back performance based compensation to be considered for adoption in May 2013.

Consideration of the Company’s 2012 Shareholder Vote on Executive Compensation

At our May 2012 annual general meeting, our shareholders voted to approve our fiscal 2011 executive compensation program. Approximately 90% of the votes cast at the meeting supported the measure. In light of the strong support, the Compensation Committee concluded that no specific revisions were necessary to our executive officer compensation program.

The Company values the insights we gain through dialogue with our investors, and will continue to consider shareholder sentiments about our core principles and objectives when determining executive compensation.

Compensation Philosophy

We believe that we should pay for performance and align our executives’ interests with those of our shareholders. To this end, our compensation program for our named executives has been designed to achieve the following objectives:

•	Support a high performing culture that attracts and retains highly qualified executive talent;

•	Tie annual incentives to the achievement of measurable Company objectives on both an absolute basis, and relative to the industry and peers, as well as individual performance objectives; and

•	Align executives’ incentives with the creation of shareholder value through both medium and long-term incentive plans.

Throughout this CD&A, we have identified our practices that seek to achieve the above objectives. One of those practices is targeting pay for our named executive officers at or around the median for comparable positions at similarly sized companies and at our peers. Our use of benchmarking data and peer groups is discussed below under “—Administration of Compensation Programs—Calibration of Named Executive Officer Compensation and Review of Peer Practices.” We believe that targeting total compensation, as well as each component of total compensation, at a median level supports a high performing culture. The design of our program allows for significant potential upside, but only in the case of superior performance. Conversely, minimal payments or even no payments may be made if performance does not warrant such levels of compensation. As a result, we believe our named executives are continually incentivized to act in a manner that benefits the Company and its stakeholders.

A significant portion of our named executives’ total targeted compensation is under our incentive programs. We believe that putting these portions of compensation at risk ensures we pay for performance. Payouts under our incentive programs require the achievement of goals that we believe increase shareholder value. A fundamental component in the determinations of whether goals have been met is not only the assessment of performance on an absolute basis, but also our performance relative to our peers, the industry and economic conditions generally. We believe these assessments ensure a strong link between pay and performance.

Administration of Compensation Programs

Our Compensation Committee met seven times in 2012. Pursuant to its charter, the Committee is responsible for certain matters as delegated by the Supervisory Board, including evaluating and approving the Company’s compensation philosophy, policies, plans and programs for our named executive officers.

In the performance of its duties, the Compensation Committee reviews the total compensation, comprising the base salary, target bonus award opportunities, incentive award opportunities and other benefits, including potential severance payments, for each of our named executive officers.

The Compensation Committee meets in the first quarter of each year at a regularly scheduled meeting to determine salary increases, if any, for the named executive officers; verify the results of the Company’s performance for annual incentive calculations; review the individual annual incentive targets for that year for each of the named executive officers; and make decisions on granting other incentive awards. The Company does not currently make regularly recurring annual grants of equity compensation for executive officers that joined the Company before 2011 given the nature of the grants made to eligible employees upon emergence from bankruptcy proceedings in 2010, including Messrs. Gallogly, Glidden, Brown and Patel. The annual grants to executive officers who joined the Company after 2010, including Ms. Ovelmen, are made on an annual basis at the regularly scheduled first quarter meeting of the Compensation Committee. The annual grant includes stock options, the exercise prices of which are equal to the fair market value on the date of the meeting.

The Compensation Committee has several resources it utilizes in its analysis of the appropriate compensation for the named executive officers. Frederic W. Cook & Co., Inc. (“Cook & Co.”) has served as the independent consultant to the Compensation Committee since late 2010 to provide advice relating to market and general compensation trends. The Compensation Committee uses the services of its independent consultant for data gathering and analyses and in deliberations and decisions on the named executive officers’ compensation. The Nominating & Governance Committee of the Supervisory Board also has used the consultant for information and advice related to director compensation. Cook & Co. has no other business relationships with the Company.

To ensure the independence of any compensation consultants utilized by the Compensation Committee for executive compensation matters, it is the Company’s policy that no compensation consultant engaged by the Compensation Committee to assist in determining or recommending the compensation of executive officers may be engaged by management of the Company to provide any other services unless first approved by the Compensation Committee. As noted above, Cook & Co., as approved by the Compensation Committee, has provided services to the Nominating & Governance Committee related to director compensation. Additionally, the Company has made inquiries of Cook & Co., our executive officers and Supervisory Directors, as well as our compensation advisor employed by Cook & Co. to determine whether there exist any conflicts of interest. Based on such inquiries, the Compensation Committee has determined that no conflicts exist.

Mr. Gallogly plays an important part in determining the compensation of the named executive officers that report to him, as he assesses their performance. Mr. Gallogly reports the results of his assessments to the Compensation Committee and provides recommendations to the Committee, who makes the final determinations regarding our named executives’ performance.

To facilitate the Compensation Committee’s review of our executive compensation program, our human resources department provides the Compensation Committee with:

•	Data from compensation survey databases and other historical data that it believes will be useful in reviewing the compensation of the named executive officers;

•	Historical breakdowns of the total direct compensation component amounts approved by the Compensation Committee for our officers;

•	Recommendations for performance targets under our incentive plans;

•

Performance assessment reports by Mr. Gallogly, and his recommendations as Chief Executive Officer and the sole member of our Management Board for the prospective total direct compensation component amounts and the methodology for calculating the amounts for the named executive officers that report to him; and

•	Such additional information as the Compensation Committee may request.

Calibration of Named Executive Officer Compensation and Review of Peer Practices

The Company and its Compensation Committee used the Towers Watson 2012 CBD Executive Compensation Survey Report—U.S. (the “Towers Survey”), which collects data from hundreds of companies for a given year across industries and revenue sizes. The Towers Survey is used for general compensation related data. An analysis of the information included in the Towers Survey establishes market levels of compensation for the positions of named executive officers based on the revenue size of the company and the individual’s responsibilities within the organization. The identity of the component companies that comprise the sub-set used in the analyses is not made available to us.

In addition to the Towers Survey, in 2011 the Compensation Committee developed, with the assistance of management and Cook & Co., an executive compensation peer group comprised of 14 publicly traded, similarly sized companies (“Executive Peer Group”). The Executive Peer Group serves as a supplemental reference point when making decisions regarding named executive compensation. The composition of the group will be evaluated and approved by the Compensation Committee each year. The selection process for the Executive Peer Group included identifying companies in the chemical and oil industries with similar revenues and market capitalization as the Company. Additionally, companies in related industries with similar worldwide operations, cyclicality, cost structures and business models were identified. Companies with these characteristics are chosen because the Compensation Committee believes that it is appropriate to compare our executives’ compensation with executives that have similar responsibilities and challenges at other companies.

The Executive Peer Group primarily is used for comparing executive compensation programs and practices generally and benchmarking the Company’s equity compensation plans and programs. The use of the Executive Peer Group allows the Compensation Committee to research and compare its pay and practices for its named executive officers to those companies with which we compete for talent, customers and investor capital. We believe that the use of this additional information helps ensure we remain competitive and follow best practices with respect to the compensation of our named executives.

The table below shows the companies included in our Executive Peer Group in 2012:

Executive Peer Group(1)

Air Products and Chemicals	International Paper
Alcoa	Marathon Petroleum
Archer Daniels Midland	Monsanto
Bunge Limited	PPG Industries
Dow Chemical	Praxair
DuPont	Tesoro
Hess Corporation	Valero Energy

(1)	The Executive Peer Group no longer includes Sunoco, who had previously been included, because Sunoco exited the refining business in 2012.

Additionally, there is a group of companies whose performance we review to assist in making determinations related to the achievement of our goals under our incentive programs. These companies were chosen because they are the companies we believe form our main competitors. Assessments of our performance under the metrics included in our incentive programs include a comparison of our results as compared to these companies. This review provides an indication as to how we performed against the industry in which we operate.

Reviewing these companies’ performance when making determinations related to our incentive metrics also ensures our own results are judged on differential performance. These companies consist of:

Comparative Peer Group for Incentive Metrics(1)
Chemical Companies (Weighted 80%)	Energy & Refining Companies (Weighted 20%)
BASF Dow Chemical Huntsman Corp. Celanese Corp. Eastman Chemical Corp. Westlake Corp. ExxonMobil Chemical Segment Ineos Chevron Phillips Chemical Company Borealis Nova	Valero Energy Corp. Tesoro Corp. Western Refining Inc. ALON USA Energy Inc. Holly Frontier Corporation.

(1)	The Energy & Refining Companies in the Comparative Peer Group for Incentive Metrics no longer includes Sunoco, who had previously been included, because Sunoco exited the refining business in 2012.

Internal Pay Equity among Named Executives

We believe our salary structure provides a framework for equitable compensation among executives. As a general matter, jobs having greater duties and responsibilities, including the ability to affect the Company’s results of operations and long-term shareholder value, will have higher total compensation targets. However, each executive’s compensation package as a whole is analyzed to ensure appropriate compensation given the market for analogous positions within the marketplace. The mix of components of compensation is taken into account in this analysis, including the appropriate level of incentive versus fixed compensation given the executives’ ability to directly impact the metrics used for incentive compensation.

Taken as a whole, our compensation program for executives is designed so that, as their responsibility level increases, the portion of their performance-based compensation will increase to a greater percentage of their total targeted compensation. The result is that each named executive’s actual total compensation as a multiple of the total compensation of his subordinates will increase in periods of above-target performance and decrease in times of below-target performance.

Developing Performance Metrics

We look at the Company’s HSE and financial performance, as well as named executives’ individual performance, in determining payouts under incentive compensation awards. We attempt to develop performance metrics that will assess the performance of the Company relative to other companies in addition to absolute performance. This practice is based on our belief that absolute performance can be affected, both positively and negatively, by industry-wide factors or general economic conditions over which our executives may have little control. For example, the cyclicality of feedstock costs and the global economy can have a significant effect on our results of operations. Therefore, we choose performance metrics that we believe can be used to analyze our performance generally as well as compared to our peers. We believe this helps focus on differential performance by our named executives. Finally, we attempt to isolate the underlying performance measurements we believe are necessary for successful performance within our industry.

For purposes of awards under our incentive programs, we have set goals that will require high performance in order to receive target incentive compensation levels. We have selected goals under three areas of performance, as opposed to a single financial measure, to promote the well-rounded executive performance necessary to enable the Company to achieve long-term success.

Our incentive programs do not include guaranteed payouts based solely on the attainment of formulaic metrics or threshold measures. Instead, we use goals that include numerical targets as one of the components to determine whether payouts are warranted under each of the metrics. Because our programs are not formulaic, the achievement (or non-achievement) of such goals is only the starting point in the Committee’s determination of payouts for that metric. We believe that judging performance based on an analysis of all relevant considerations provides a more meaningful determination of actual performance than using bright-line, formulaic performance targets. Further, we do not believe that using solely formulaic metrics allows the Committee to adequately take into account all of the factors that may affect the Company’s performance, both negatively and positively. The retention of discretion by the Compensation Committee allows for the consideration of differential performance by the Company and its named executives in order to judge relative performance in addition to absolute performance.

Elements of our Executive Compensation Program

Our executive compensation program generally consists of four principal components:

•	Base salary;

•	Short-term (annual) cash incentive compensation;

•	Medium-term incentive compensation; and

•	Long-term equity-based incentive compensation.

We have chosen to pay each of these elements because we believe they best serve to advance our compensation objectives, as discussed in more detail below. As a general matter, we seek to target our named executives’ total compensation at or around the 50th percentile of compensation for similar positions based on benchmarking data from the Towers Survey and at peer companies based on the Executive Peer Group.

Base Salary

We pay base salaries to our named executives to provide them with sufficient, regularly paid income for performing day-to-day responsibilities. As executives assume more responsibilities within the Company, a smaller percentage of their total potential compensation will be from base salary. By providing a competitive base salary, we serve our compensation objectives of attracting and retaining talented employees.

Each of our named executive officers other than Mr. Gallogly received a 2012 merit increase, effective April 1, 2012. Mr. Gallogly did not receive an increase in 2012, as he requested that his base salary remain the same as in 2011 and 2010. The increases in base salary for Ms. Ovelmen and Messrs. Glidden, Brown and Patel were 3.0%, 5.0%, 6.0% and 6.0%, respectively. These increases were based primarily on each of the named executives’ individual performance ratings and where their base salary falls in relation to the 50th percentile of compensation for similar positions. The individual performance ratings are analyzed in connection with a review of the market position of the named executive’s base salary, based on the Towers Survey. As a result, to the extent a named executive’s base salary is substantially higher than the market median salary for his position, he may receive a lower merit increase than similarly performing peers. The reward for superior individual performance will be received through the incentive programs discussed in this CD&A, rather than substantial base salary increases.

The following table shows our named executive officers base salaries as of January 1, 2013, along with the percentage his base salary is of the median for comparable positions in the Towers Survey and the Executive Peer Group:

Name	Annual Base Salary	Percentage of Towers Survey Median	Percentage of Executive Peer Group Median
Mr. Gallogly	$1,500,000	104%	110%
Ms. Ovelmen	$721,000	96%	101%
Mr. Glidden	$617,685	99%	110%
Mr. Brown	$475,520	99%	86%
Mr. Patel	$531,696	111%	101%

Annual Cash Incentive Compensation—STI

Annual cash bonus awards are earned for achieving the Company’s goals that are measurable over the current year. Bonuses are structured to give the named executive officers the opportunity to earn total annual cash payments that are competitive from a total compensation standpoint and to ensure focus on annual HSE, business and financial results.

Our named executives’ bonuses are targeted at a percentage of base salary. The percentages of base salary that form the target bonuses were determined based on arm’s length negotiations with those individuals when they were recruited to join the Company (and as may have been subsequently adjusted if there was a change in job responsibilities). In arriving at such percentages, the Company used then current benchmarking data to negotiate compensation terms that would result in total target compensation, including annual bonuses, at or around the 50th percentile.

Actual payouts under the STI can range from zero to 300% of the targeted percentage of base salary. Mr. Gallogly, however, is limited to an STI payment of 200% of his annual base salary pursuant to the terms of his employment agreement.

For 2012, bonus targets and maximum bonus payouts, each as a percentage of base salary, for the named executive officers, as well as the percentage the target bonus of the median targets for comparable positions in the Towers Survey and the Executive Peer Group were as follows:

Name	Target Bonus	Maximum Bonus Payout	Target as a Percentage of Towers Survey Median Target	Target as a Percentage of Executive Peer Group Median Target
	(Percentage of Base Salary)
Mr. Gallogly	100%	200%	61%	71%
Ms. Ovelmen	75%	225%	72%	83%
Mr. Glidden	80%	240%	87%	114%
Mr. Brown	75%	225%	86%	86%
Mr. Patel	80%	240%	91%	114%

The 2012 STI awards for our named executive officers are based on three components:

•	Consolidated Company results based on the achievement of the HSE, cost and EBITDA metrics (the “Company scorecard”);

•	Award Units ratings; and

•	Individual performance ratings.

The calculations of those components to determine the total percentage of the target bonus that can be awarded is as follows:

Company Scorecard (50% of Total)	+	Award Unit(s) (50% of Total)	x	Individual Modifier	=	Total Payout as a Percentage of Target Bonus

Company Scorecard

The Company scorecard represents the consolidated results on which a portion of the named executives’ bonus payments are calculated. In 2012, the metrics for the Company scorecard included (i) HSE performance, (ii) costs, and (iii) EBITDA. A description of the manner in which we calculate EBITDA for our compensation programs can be found in the Executive Summary of this CD&A beginning on page 30.

Health, safety and environmental performance are the foremost goals within our Company. Tying compensation to the achievement of safe operations according to the highest standards for our industry ensures the safety of our people and the protection of our assets. It also ensures that health, safety and environmental issues remain our named executives’ primary concerns and that we have the ability to continuously deliver superior operational performance. Additionally, to compete effectively, particularly in a cyclical, commodity based business, we must continuously focus on costs. Maintaining an appropriate cost structure is one of management’s top priorities and, therefore, a cost metric is also used for named executives’ bonus payments. Finally, EBITDA is an indication of our ability to generate competitive earnings. We believe the ability to grow our earnings is an important metric to our shareholders and drives shareholder value. The factors used to determine performance under these metrics are discussed below.

The payment for the performance under each of the 2012 Company scorecard metrics could result in a payout for that metric ranging from 0 – 200%.The following table shows the metrics and the actual payout for each metric as determined by the Compensation Committee.

Metric	Weight	Considerations	Payout
HSE Performance	12.5%	Based on Total Recordable Injury Rate (“TRIR”)* and HSE Performance, with a goal of ≤ 0.33 for TRIR. The severity of injuries and benchmarks, process safety incidents, environmental performance and stewardship, and audit results were considered.	190%
Costs	12.5%	Based on cash fixed costs compared to budget, with a goal of ≤ $3.827 billion. Benchmarks and success in cost improvement initiatives were considered.	120%
Business Results	25%	Based on EBITDA, with a goal of ≥ $4.250 billion, with appropriate adjustments for unusual events compared to budget. The business environment and the Company’s performance relative to its peers were considered.	190%

*	TRIR is measured generally by the number of recordable injuries for every 200,000 hours worked.

The Compensation Committee reviewed the Company’s performance for each of the metrics outlined above, and the payouts disclosed were based on the following:

HSE Performance

The Company met its safety goal with a total recordable injury rate of 0.23 for employees and contractors, a 34% improvement over our 2011 rate. Our safety performance shows superior industry safety performance over the 2011 American Chemistry Council average of 0.85 for employees and 0.71 for contractors. Additionally, process safety and environmental incidents were substantially improved over the prior year. Significantly, the number of process safety and environmental incidents in 2012 decreased by 14% and 31%, respectively. In each case, the number of incidents was substantially below the Company’s goal for the year. The Compensation Committee determined that a payout of 190% for HSE Performance was appropriate. The determination was based primarily on the Company meeting its goals and the substantial improvements over prior years’ performance. It also was based on the Company’s performance as compared to industry safety statistics generally. Additionally, the Committee considered the results of the Company’s audits of its HSE performance in 2012, including the success in identifying and executing on gap closure plans for identified risks.

Costs

The Committee discussed the Company’s continued focus on cost improvement initiatives and maintaining its fixed cost structure, particularly given the significant cost savings achieved over the prior three years. The Compensation Committee determined to pay out the cost metric at 120%. This determination was based on the Company’s 2012 fixed costs of $3.839 billion, as normalized for the effect of foreign exchange rates; certain costs associated with restructurings; compensation costs related to increased bonus accruals for high performance and the costs of the Company’s special dividend in December 2012; and an increase in environmental reserves. These items were excluded because the Committee determined they do not reflect the underlying business of the Company. The Committee believes their exclusion is appropriate in measuring the actual costs incurred in generating the Company’s revenues. With the exclusions, costs in 2012 remained relatively flat from 2011. The Committee focused on the Company’s ability to continue to hold its costs flat, essentially absorbing inflation, even after significant cost cuts in 2009. Also considered was management’s effort to cut or control costs in areas of economic uncertainty, such as Europe.

Business Performance

The Company’s business results in 2012 were outstanding, with over $5.8 billion in EBITDA. After consideration of economic conditions and the performance of the industry as a whole, the Committee determined that a payout for business results at 190% was appropriate. The 190% was chosen because of the Company’s clear and consistent out-performance of its peers. The Committee recognized that the Company continued to benefit from the lower natural gas and natural gas liquids costs, which allowed lower costs for ethylene production in the U.S. However, much of the Company’s success also was due to the Company’s high operating rates and reliability of its facilities, which contributed to strong business performance. Additionally, the Committee considered the performance of the Company’s different business segments in relation to the markets and conditions in which they operate, such as O&P – EAI and Refining. The Committee determined that based on the Company’s performance, and specifically its differential performance as compared to others, significantly more than 100% should be awarded.

Award Units

Award units are assigned to operational or functional groups within the Company. Generally, award units will represent business units or administrative functions for which discrete performance can be analyzed. The award units are divided into three categories: business, manufacturing and service (including research and development). Award units and the performance criteria for each award unit are established at the beginning of each annual performance period. In 2012, we had 64 discrete award units within the Company.

The named executive officers may have several award units attributable to them, as they represent the components of the Company for which the executives have direct supervisory authority. We use award units as part of named executive inventive compensation to hold our executives accountable for the specific areas of the Company over which they are responsible.

Each of the Company’s award units other than those representing functional groups (such as Finance, Information Technology, Human Resources and Legal) use the same metrics for performance as are used for the Company scorecard. Therefore, each award unit that does not represent a functional group has its own HSE

Performance, Costs and Business Results metrics, aligned with specific budgets, targets and performance indicators for the applicable award unit. Functional groups use an Internal Customer Satisfaction metric in lieu of the Business Results metric.

The table below shows the percentage of each metric for the award units that comprise the award unit rating. The percentages were determined by weighting the potential impact each of the different award unit metrics had on the Company as a whole. Also considered was the importance of that metric to the success of the award unit. For example, HSE Performance is an important factor for all employees and all of our award units; however, given the potential greater impact of an incident on our manufacturing facilities, HSE Performance has a heavier weighting for the Manufacturing Units.

Award Units (Business Units)
HSE Performance	10%
Costs	20%
Business Results	20%
Award Units (Manufacturing Units)
HSE Performance	15%
Costs	15%
Business Results	20%
Award Units (Functional Groups)
HSE Performance	10%
Costs	20%
Customer Satisfaction Rating	20%

Management carefully reviewed each of the Company’s 64 award units for its HSE performance, its cost control and reduction, the EBITDA of the particular operations and the customer satisfaction ratings, as applicable. In making recommendations to the Committee with respect to the each of the award unit’s ratings, management of the Company considered the extent to which the actions of management had affected, either positively or negatively, each award units’ results.

HSE Performance for Award Units—The safety performance targets for award units were based on the 2012 Company scorecard goal. Each award unit received a payout of between 0% and 200% of the target, depending on the number (or absence) of injuries, process safety incidents and environmental incidents. The severity of any such events within each award unit that contributed to the Company’s overall HSE performance was also considered. The degree of difficulty in achieving the targets also was considered, such as safety incidents in office locations compared to manufacturing locations. Finally, the extent to which performance was improved over prior years and any trends in safety performance were factored into the considerations. The payouts for the safety metrics in the award units ranged from 50 to 200%, with an average of 172.2%.

Costs Metric for Award Units—To determine the payouts for the cost measures for each award unit, management reviewed the particular operations’ or departments’ operating, selling, general & administrative and other expenses within the year, as applicable. Consideration was given to those factors that management deemed important in judging the unit’s success in controlling or cutting costs. The Committee reviewed the specific actions taken by the award unit to drive cost reductions or containments. Any process improvements, reorganizations, and other factors that may have long-term beneficial impact notwithstanding short-term costs were considered, as were award units’ ability to absorb unexpected costs and stay within or under budgets. The impact of certain external factors such as exchange rates, labor markets, and political issues generally was excluded. Individual award unit payouts for cost ranged between 80 and 160%, with an average of 118.8%.

Business Results for Award Units—To determine the payouts for the business results measures for each award unit, management reviewed the particular operations’ EBITDA within the year. Consideration was given to specific actions taken by the award unit to increase EBITDA, including process improvements, reorganizations, contract negotiations, market development and margin improvements. Additionally, the

Committee reviewed the reliability of the award units’ facilities and any outperformance of industry conditions generally. The impact of certain external factors such as exchange rates generally was excluded. Individual award unit payouts for business results ranged between 80 and 200%, with an average of 167.5%.

Customer Satisfaction for Award Units—Additionally, the customer service ratings for functional groups, which includes Finance, Legal, Public Affairs and Supply Chain in the table below, were based on ratings given by executive officer and other senior leaders of the Company to each of the specified award units. These ratings were influenced by the internal Company clients’ satisfaction with the services provided, as well as the success of each department in meeting its goals for the year. The considerations for the ratings included specific action items by the departments to further the interests of the Company and to meet clients’ expectations. Payouts for customer service ratings for the Company’s functional award units ranged between 70 and 200%, with an average of 163%.

The following table shows the award units attributed to Ms. Ovelmen and Messrs. Glidden, Brown and Patel and the weighted payout for all of the award units attributed to each of them. The weighting of each award unit attributable to a named executive was primarily based on (i) the relative production capacity of Business Units and the number of employees for Manufacturing Units; (ii) the significance of the award unit to the strategic goals of the Company; and (iii) a consideration of the complexity of the award unit to determine the amount of such executives’ time and energy that is spent managing that award unit. Mr. Gallogly’s award unit payout of 152% was based on the weighted average of all 64 award units in the Company because he has responsibility for the entire Company.

Name and Award Unit(s)	Type of Award Unit	Weight of Each Award Unit	Weighted Award Unit Payout
Karyn F. Ovelmen
Finance	Functional Group	59.1%	147%
IT	Functional Group	40.9%	147%
Craig B. Glidden
Legal	Functional Group	78%	169%
Public Affairs	Functional Group	22%	159%
Kevin W. Brown
Houston Refinery	Business	40%	153%
Refining Americas	Business	20%	127%
Project & Engineering Support	Functional Group	20%	142%
Procurement	Functional Group	10%	135%
Global Oxyfuels	Business	10%	159%
Bob V. Patel
EAI Olefins	Business	19%	143%
PP & Catalloy Europe	Business	15%	151%
PE Europe and PB-1	Business	15%	151%
Catalysts	Business	10%	148%
Licensing	Business	10%	168%
Supply Chain EAI	Functional Group	10%	164%
Global PCMA	Business	10%	157%
Asia Polyolefins	Business	5%	143%
AFMEI Polyolefins	Business	4%	147%
Australia PP	Business	1%	127%
Geelong & Clyde	Manufacturing	1%	149%

Individual Performance Ratings

As discussed, our business and financial results can be significantly impacted by economic factors outside the control of the Company and management. Mitigation of the impact of adverse conditions, the continuous improvement of our organization and driving growth are expectations of our named executives. As a result, our STI includes a personal performance component that will affect the named executives’ incentive payments. An individual performance rating can range from 0 to 1.5. This rating is used as a multiplier to determine how much of the bonus payout, based on the Company scorecard and award units, each individual will receive.

The Compensation Committee reviewed the personal performance of each of the named executive officers, taking into account the individual’s impact on the Company’s performance and success during the year. For all of the named executive officers other than Mr. Gallogly, the Committee also considered Mr. Gallogly’s review of those officers’ performance, including with respect to achieving personal goals specific to their job functions. These goals always include items that are meant to achieve performance for the award unit ratings, but may also include such matters as personnel and staffing issues, department initiatives, business process improvements, responses to economic factors and others. The Compensation Committee conducted its own evaluation of Mr. Gallogly’s performance in 2012 to determine his individual performance modifier.

Based on this evaluation and the discussions of the named executives’ performance, the Committee approved the multipliers shown in the table below. These multipliers reflect the Compensation Committee’s recognition of these individuals’ contributions to the Company’s strong operational performance and safety improvements in 2012.

Name	Individual Modifier
Mr. Gallogly	1.24
Ms. Ovelmen	1.10
Mr. Glidden	1.30
Mr. Brown	1.20
Mr. Patel	1.50

Total 2012 Annual Cash Incentive Payments for Named Executive Officers

Name	(Company Scorecard	+	Award Unit(s))	x	Individual Modifier	=	Total Payout as a Percentage of Target Bonus
Mr. Gallogly	86.25		75.5		1.24		200.00%
Ms. Ovelmen	86.25		73.5		1.10		175.73%
Mr. Glidden	86.25		83.5		1.30		220.68%
Mr. Brown	86.25		72.0		1.20		189.90%
Mr. Patel	86.25		76.0		1.50		243.38%

Medium-Term Cash Incentive Compensation

Under our Medium-Term Incentive Plan, or MTI, we grant performance based incentive awards that provide for payouts based on the achievement of Company financial results after a three-year performance period. Target awards are based on a specified cash dollar amount that is a percentage of base salary. Actual payouts can range from 0-200% of target, depending on the Company’s achievement of the performance measures, as determined by the Compensation Committee. For awards granted in 2010 and 2011, payouts are made in cash. The terms of the MTI awards granted in 2012 provide that all awards granted to executive officers in 2012 and future years will be settled in the Company’s shares. These share based Qualified Performance Awards, or QPAs, are issued under our 2012 Amended and Restated Long-Term Incentive Plan and are identical to the previous cash based

MTI grants with the exception that they can only be settled in shares. For each grant of a QPA, the targeted cash dollar amount is divided by the fair market value of our shares on the date of grant to provide a targeted number of QPAs. The QPAs will be settled in an equal number of Company shares after the end of the three-year performance period.

We believe that medium-term awards serve our compensation objectives by tying incentives to measurable corporate performance that, in turn, creates shareholder value by driving differential performance. Further, medium-term incentives balance rewards for short-term and long-term results and help to drive accountability for results. Medium-term incentives also help to provide an attractive overall compensation package to further our objective of recruiting and retaining our executive talent. The share settled QPAs also align the interests of our named executives with our shareholders. The number of shares ultimately issued to our named executives under the QPAs is dependent on the Company’s performance relative to its peers and the ultimate value of the shares issued, if any, will depend on the market value of our shares.

The table below shows the metrics, weighting of those metrics, and considerations used in evaluating achievements for the Company’s 2010, 2011 and 2012 MTI grants. The Costs metric is weighted less than the Return on Assets because, although controlling costs is always an important objective in our cyclical business, our named executive officers’ short-term annual compensation is already tied to Costs metrics. Additionally, we believe that Return on Assets should be given more weight based on that metric’s indication of our profitability and ability to generate profits, which is a metric we believe is appropriately measured over a three-year period.

Metric	Weight	Considerations
Return on Assets	67%	Percentage change in return on assets, as measured by EBITDA/assets, over the three-year performance period for the Company compared to the Comparative Peer Group for Incentive Metrics, considering relative change, market conditions and any special circumstances.

Costs	33%	Cost improvements over the three-year performance period and improvement in the Company’s position in cost benchmarks, compared to the Comparative Peer Group for Incentive Metrics, considering size of achievement, success in cost improvement initiatives, market conditions, and special circumstances applicable to the Company.

There is no specific threshold or target for either of the metrics under the MTI. Instead, at the end of the performance period, the Compensation Committee will review the Company’s performance as compared to the performance of the companies in the Comparative Peer Group for Incentive Metrics, and any other considerations that the Committee deems appropriate at that time.

Below we discuss the 2012 grants of QPAs to our named executive officers, as well as the determinations made for the payments under the 2010 grants of MTI awards. We do not discuss the progress under the 2011 grants because the analysis of performance is based on the end date of the performance period compared to the beginning date of the period. For the 2011 grant, the performance period is based on December 31, 2013 as compared to January 1, 2011.

2012 Grants of QPAs

In 2012, each of our named executive officers was granted a QPA. The 2012 grants will be settled in the first quarter of 2015 based on the Company’s achievement of the performance metrics over the three-year period ending December 31, 2014. The 2012 QPA grants provide for prorated payouts of earned awards in the event of the retirement, disability, death or termination other than for cause of the individual. The QPAs will also pay out on a prorated basis in the event of a change of control of the Company followed within one year by the termination of the executive not for cause, including constructive termination.

The table below shows the percentage of base salary of each of the named executive officers’ regular 2012 grant and the number of QPAs awarded.

Name	Target 2012 MTI Award (Percentage of Base Salary)	Number of QPAs Awarded
Mr. Gallogly	100%	34,091
Ms. Ovelmen	60%	9,546
Mr. Glidden	55%	7,354
Mr. Brown	50%	5,098
Mr. Patel	30%	3,420

The number of QPAs shown above is the executive’s salary times the target percentage divided by the fair market value of our shares on the date of grant.

In addition to the QPAs granted at the regularly scheduled first meeting of the Compensation Committee in 2012, the Compensation Committee made special grants of QPAs to the named executives. In November 2012, the Company’s Management Board, with the authorization of the Supervisory Board, declared a special dividend of $2.75 per share. In connection with the special dividend, the Compensation Committee determined to grant additional QPAs to all employees holding QPAs as of the dividend payment date. The additional QPAs were granted as a means to equitably compensate those individuals for the effect of the special dividend on the shares underlying their QPAs. The number of additional QPAs granted was calculated by determining the cash amount of dividends the shares underlying the outstanding target QPAs would have received, and granting additional QPAs valued at that amount. The Committee determined that these additional grants were appropriate to compensate for the fact that the QPAs do not accrue dividend equivalent payments. The additional QPAs granted will be settled at the same time and based on the same metrics and performance period as the underlying 2012 QPAs on which they were granted.

Payouts under 2010 MTI Grants

The three-year performance period of the MTI awards granted in 2010 to certain named executive officers ended as of December 31, 2012. The Committee determined to payout the MTI awards at 180% of target. This resulted in cash payments to Messrs. Gallogly, Glidden, Brown and Patel of $2,700,000, $519,305, $360,000 and $232,200, respectively. Ms. Ovelmen was not employed by the Company in 2010 and therefore did not receive a 2010 grant.

The MTI payments are reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table on page 52 of this proxy statement. The payout of the 2010 grants is non-equity compensation because, as discussed above, 2010 and 2011 MTI grants were cash based awards.

In determining the achievement of the metrics over the three-year period ended December 31, 2012, the Committee looked at Return on Assets, calculated as EBITDA/Assets, and cost improvements of the Company as compared to its peers in the Comparative Peer Group for Incentive Metrics. This peer group is weighted 80% to chemical companies and 20% to refining companies, as described on page 37. The Committee reviewed the change in the Company’s EBITDA/Assets as compared to its peers, focusing on those items that both helped and hindered the improvements and whether any of the peers were similarly affected. The change in EBITDA/Assets for the Company as compared to its peers for the performance period showed the Company improving substantially more than nine of the eleven chemical peer companies. Of the remaining two companies in the peer group, the Company’s three-year improvement was only one percentage point less than those companies’ three-year improvement. In analyzing these results, the Committee focused on the peer companies’ businesses as compared to the Company, including their geographic footprints and whether they operate in weaker economies, such as Europe. Considering the Company’s overall performance as compared to the peers, as well as the differential performance based on the specific facts and circumstances of each of the companies weighed in favor of a higher payout for the Company. In Refining, the Company had better improvement than two of its five peers, with each of the other peer companies improving more that the Company. In analyzing these results, it was noted that the Refining peers with the greater improvement benefitted from access to advantaged mid-continent crude, a geographic advantage not shared by the Company’s refining operations.

The Committee also reviewed the initiatives by the Company to maintain or reduce its costs, including switching to lighter feedstocks for U.S. olefins plants and cost savings initiatives such as restructurings. Additionally, the Company was able to maintain its fixed costs below the inflation trend over the performance period. Finally, in comparing the Company’s cost trends over the performance period against the benchmarks of peers, the Committee considered the fact that the Company’s costs at the beginning of the period already included significant cost decreases implemented by management at that time. The comparisons of the Company’s costs to its peers’ was based on the peers’ publicly disclosed information, including selling, general and administrative costs, as well as on industry benchmarking data. The Committee believes that the results show that the Company has successfully implemented its continuously “flat-to-falling” cost structure.

Long-Term Equity-Based Incentive Compensation

We have the ability to grant a variety of equity-based awards under our 2012 Amended and Restated Long-Term Incentive Plan, including restricted stock units, restricted stock, stock options, qualified performance awards and stock appreciation rights. Our named executives who were employed by the Company in 2010, which includes Messrs. Gallogly, Glidden, Brown and Patel, currently do not receive recurring annual grants under our Long-Term Incentive Program, or LTI, because of the significant front-loaded equity grants they received in 2010. For executive officers that joined the Company in 2011 and later, the Company grants annual LTI awards consisting of stock options and restricted stock units, or RSUs. Ms. Ovelmen joined the Company in 2011 and in addition to her sign-on grant in 2011, was granted stock options and RSUs in February 2012 at the first regularly scheduled 2012 meeting of the Compensation Committee. The terms of the annual LTI grants are described below.

Stock Options

Stock options are included as a component of the equity compensation awarded to our named executive officers in order to direct focus on increasing the market value of our shares. The number of options granted is based on a dollar value of compensation decided by the Compensation Committee; the actual number of stock options granted is determined by assigning a value to the options using an option pricing model, and dividing the dollar value of compensation by the value of each option. The stock options granted to Ms. Ovelmen in 2012 vest ratably over a three year period beginning on the first anniversary of the date of grant. The exercise price of the options is the fair market value of our shares on the date of grant, and the options have a term of 10 years.

Restricted Stock Units

RSUs support our compensation philosophy because they provide retention value through service-based vesting and alignment with shareholders because the ultimate value is tied to the Company’s share price. Upon vesting, holders of RSUs receive one share for each unit. The number of RSUs granted is based on a dollar value of compensation, divided by the fair market value of our shares on the date of grant. RSUs vest in full five years from the date of grant, subject to general vesting and forfeiture provisions. Recipients receive dividend equivalents on unvested units throughout the vesting period, but they do not have the right to vote their restricted stock units. Restricted stock units are not considered performance-based under Section 162(m) and therefore are not deductible by the Company.

Other

In connection with the Company’s payment of a special dividend of $2.75 per share in December 2012, the Compensation Committee determined to grant RSUs to all employees, including named executive officers, holding unvested stock options at the special dividend payment date. The additional grant was intended to equitably compensate the unvested option holders for the effect of the payment of the special dividend, given there was no adjustment to the exercise price of the options. The number of RSUs granted to each named executive was determined by dividing the dollar amount of dividends they would have received had they owned the shares underlying the options, divided by the fair market value on the date of grant. These RSUs vest ratably over the same period as the underlying stock options. Additionally, the Committee made the decision to pay a corresponding dividend equivalent to employees holding vested options, including named executives, as described under “Executive Compensation Tables” on page 51.

Other Benefits

The Compensation Committee approved the adoption of a non-qualified Deferral Plan that became effective May 1, 2012. Under the Deferral Plan, U.S. based senior managers, including named executive officers, may accumulate supplemental funds for retirement or special needs before retirement through deferral of a portion of their regular base salary and incentive awards.

In addition to the compensation described above, we provide our named executive officers with up to $15,000 per year in financial planning assistance. We also provide them with benefits available to our employees generally. Those benefits include 401(k) plan matching contributions; life and disability benefits; vacation pay; eligibility to participate in health and other welfare benefit plans; and pension plans. We at times make expatriation payments to employees to make them whole when a requested relocation would adversely affect their compensation due to increased costs of living and different tax regimes. We have made these payments to Mr. Patel, as disclosed in the Summary Compensation Table on page 52. The payments to Mr. Patel are to compensate him for the additional expenses he has incurred as a result of his relocation to The Netherlands from Houston, Texas.

In order to remain competitive and if unusual or special circumstances arise, we may determine to provide certain perquisites to our named executive officers in the future.

Severance and Change in Control Payments

We entered into employment agreements with Messrs. Gallogly, Glidden, Brown and Patel when they joined the Company. The agreements were based on competitive market practices and were entered into to provide a form of protection for the Company through restrictive covenant provisions. The benefits and protections provided by the agreements were deemed necessary for recruitment purposes. The agreements provide the executives a sense of security and trust that they will be treated fairly in the event of a termination not for cause or under a change in control situation.

Generally, the severance arrangements included in the named executive officers’ employment agreements provide for a severance payment determined by reference to one year’s base salary and target bonus in the event of termination without cause or for good reason by the named executive. Mr. Gallogly’s agreement provides for severance payments in the event of death, disability or mutual consent. For more details regarding potential payments upon termination of employment, see “—Potential Consideration upon Termination of Employment or Change in Control” beginning on page 57 of this proxy statement.

We believe change in control protections can ensure impartiality and objectivity for our executives and enhance the interest of our stockholders. Only Mr. Gallogly’s employment agreement provides for an automatic benefit in the event of a change in control. The protections afforded allow Mr. Gallogly to focus on Company performance and the creation of shareholder value through a possible change in control situation.

Awards granted under the LTI, unless otherwise provided in an applicable award or employment agreement, have a “double-trigger” change in control provision. This means the awards will vest in the event of a change in control of the Company is followed by constructive termination or involuntary termination without cause within one year. Mr. Gallogly’s employment agreement has a “single-trigger” provision that provides for immediate vesting upon a change in control, regardless of a change in his employment status. Mr. Gallogly’s employment agreement contains the only single-trigger provision in our equity compensation programs. This provision was deemed necessary to recruit Mr. Gallogly from his previous position and was approved by the bankruptcy court.

In 2011, the Compensation Committee made the determination to cease entering into employment agreements with employees of the Company in the U.S. The determination was based primarily on the change in circumstances of the Company. Specifically, the Committee believes that the perceived risk in joining the Company based on its prior bankruptcy proceedings is no longer an issue. As a result, employment agreements guaranteeing executives’ payouts in different scenarios are no longer deemed necessary to recruit and retain qualified individuals. This is particularly true given the Company’s superior performance over the last few years. However, given market practices, the Company adopted an executive severance program pursuant to which the Compensation Committee may determine to offer members of senior management certain severance benefits in excess of that which is offered to employees generally if the Committee deems it appropriate based on the facts and circumstances of the individual’s level of responsibility and circumstances. Ms. Ovelmen participates in the severance program, which will provide her with a lump sum cash payment of 1x base salary, subsidized life and medical coverage for 18 months following termination and outplacement assistance.

Claw-Back Provisions

The Compensation Committee recognizes the benefits to the Company and its stakeholders of “claw-back” policies for its executive officers. The Compensation Committee has requested the Company to propose a policy that complies with the requirements of Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act for consideration at the Committee’s next scheduled meeting in May 2013.

Share Ownership Guidelines

The Compensation Committee has determined that share ownership guidelines are in the best interest of its shareholders, and in 2011 adopted such guidelines. Under the Company’s Share Ownership Guidelines, named executives are prohibited from selling more than 50% of the net shares received upon vesting or exercise after the payment of exercise prices and withholding taxes, as applicable, until certain levels of share ownership are reached. The share ownership levels are based on a percentage of base salary for the CEO, Executive Vice Presidents, Senior Vice Presidents and Vice Presidents of the Company. For purposes of the Guidelines, shares owned directly or beneficially, restricted shares and restricted stock units, and deferred restricted shares or deferred restricted stock units are all counted toward ownership levels. Unvested and unexercised stock options and stock appreciation rights are not counted towards meeting the Guidelines.

As of March 18, 2013, each of our named executive officers other than Ms. Ovelmen, who joined the Company in 2011, had exceeded the ownership guidelines applicable to his job level.

The table below shows the required ownership levels for our officers, based on title.

Level	Ownership Guideline
Chief Executive Officer	6 x Base Salary
Executive Vice President	4 x Base Salary
Senior Vice President	3 x Base Salary
Vice President	2 x Base Salary

Prohibition on Insider Trading

The Company maintains an insider trading policy that prohibits the named executive officers from engaging in most transactions involving the Company’s shares during periods, determined by the Company, that those executives are most likely to be aware of material inside information. Named executive officers must clear all of their transactions in our shares with the Company’s Corporate Secretary’s office to ensure they are not transacting in our securities during a time that they may have material, nonpublic information.

Additionally, as a general matter, it is our policy that no transactions that reduce or cancel the risk of an investment in our shares, such as puts, calls and other exchange traded derivatives, or hedging activities that allow a holder to own a covered security without the full risks and rewards of ownership, will be approved. We consider it inappropriate for our executive officers to engage in short-term speculation in our securities based on fluctuations in the market or to engage in other transactions in our securities that may lead to inadvertent violations of the insider trading laws. Accordingly, individuals subject to our Policy Prohibiting Insider Trading, which is applicable to all executive officers, are prohibited from purchasing, selling or writing options on our securities or engaging in transactions in other third-party derivative securities with respect to our securities, including puts, calls, short sales, collars, forward sale contracts, and other short-term purchase or sale transactions. Transactions involving both the purchase and sale of our securities in the open market within a one week period are presumed to be prohibited “short-term purchase or sale transactions.”

Tax Matters

Our Compensation Committee believes it is appropriate to structure compensation of our executive officers in a manner that is in the best interests of the Company and its stakeholders. This means such compensation programs will be designed, in accordance with our compensation philosophy, to attract and retain highly qualified individuals and instill a performance culture throughout the organization. As a result, compensation of our executive officers may or may not be designed to be fully deductible in accordance with Section 162(m), as described below, depending on what the Committee determines to be in the best interests of the Company and our shareholders.

Section 162(m) of the Internal Revenue Code denies a compensation deduction for federal income tax purposes for annual compensation in excess of $1 million paid to our CEO and the three other most highly compensated officers other than the CFO unless the compensation is “performance based” under the rules and regulations of the Internal Revenue Service.

Executive Compensation Tables

We are required to present compensation information in the tabular formats prescribed by the SEC. This format, including the tables’ column headings, may be different from the way we describe or consider elements and components of our compensation internally.

We believe the following information may be useful to an understanding of the tables presented in this section. The CD&A contains a discussion that should be read in conjunction with the compensation tables included in this section to gain a complete understanding of our executive compensation philosophy, programs and decisions.

Annual Cash Incentive Awards—Our annual cash bonuses are earned and paid under our STI based on the achievement of performance goals. As a result, for SEC disclosure purposes they are included in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table, rather than the “Bonus” column.

In March 2013, we made annual incentive award payments under the STI to the named executives, as disclosed in the Summary Compensation Table. Notwithstanding that the awards have been earned and paid, we are required to include the threshold, target and maximum dollar amounts that could have been paid for 2012 performance in the “Estimated Possible Payouts Under Non-Equity Incentive Plan Awards,” in the Grant of Plan-Based Awards in 2012 table. This disclosure enables readers to compare the amounts actually earned, as disclosed in the Summary Compensation Table, to the named executives’ possible payments, as disclosed in the Grant of Plan-Based Awards table.

Equity Awards—The value of the equity awards included in the tables is the aggregate fair value of the awards on the date of grant, calculated pursuant to U.S. GAAP. SEC disclosure rules require us to include the aggregate grant date fair value, which is effectively the value that may be earned over the life of the award. This amount is required to be disclosed, notwithstanding that the executives are not entitled to the awards until they vest and for financial reporting purposes, we recognize compensation expense over the life of the awards as they are earned. The vesting of the restricted stock units granted to unvested option holders in 2012 in connection with the payment of the 2012 special dividend occur on the same vesting schedule as the underlying stock options for which they were granted, which is generally ratably over a three year period. The QPAs granted in 2012 vest after the three-year performance period ending December 31, 2014.

Special Dividend Payments

Restricted shares held by Mr. Gallogly receive dividend payments when and if the Company’s ordinary shares receive dividends pursuant the terms of his award agreement. The terms of the restricted stock unit awards held by the other named executives provide for dividend equivalent payments when and if the Company’s ordinary shares receive dividends. These dividends and dividend equivalents are not included in the Summary Compensation Table because the payments were provided for in the original award agreements and factored into the original grant date fair value. These amounts include an aggregate of $4.20 per share in dividend payments on Mr. Gallogly’s shares of restricted stock for a total of $5,977,393 and an aggregate of $4.20 per share in dividend equivalent payments on the restricted stock units held by Ms. Ovelmen and Messrs. Glidden, Brown and Patel for payments of $77,645, $847,207, $565,563 and $417,102, respectively.

In connection with the payment of the special dividend, the Compensation Committee determined to make a dividend equivalent payment on the outstanding vested stock options held by employees, including the named executives, equal to the amount of the special dividend. The payment of the dividend equivalents on the named executives’ vested stock options is reflected in the “Other” column of the Summary Compensation Table.

The values of stock awards included in the tables are neither guarantees of performance by the Company nor the actual compensation that may be earned by or paid to the executives. Instead, as described, the amounts represent the fair value of the awards for financial reporting purposes.

Although we consider all of our equity awards to be a form of incentive compensation because their value will increase as the market value of our shares increases, only awards with performance criteria are considered “equity incentive plan awards” for SEC disclosure purposes. As a result, only the QPAs have been included as “Equity Incentive Plan Awards” in the Outstanding Equity Awards at December 31, 2012 table. Restricted stock units, restricted shares and stock options are disclosed in other tables, as applicable.

Required Tables—Under the SEC’s disclosure rules, to the extent compensation tables would otherwise have no values in them because they are inapplicable to the Company, they may be excluded. The Company has not included a Nonqualified Deferred Compensation table, as none of the named executive officers participated in the Company’s Deferral Plan in 2012.

Summary Compensation Table

Name and Principal Position (1)	Year	Salary	Bonus (2)	Stock Awards (3)	Option Awards (4)	Non-Equity Incentive Plan Compensation (5)	Change in Pension Value (6)	All Other Compensation (7)	Total
James L. Gallogly	2012	1,500,000	—	7,796,721	—	5,700,000	13,284	6,232,922	21,242,927
Chief Executive Officer	2011	1,500,000	—	—	11,063,757	3,000,000	12,680	7,909,325	23,485,762
	2010	1,500,000	—	31,201,292	41,334,017	3,000,000	11,955	14,700	77,061,964

Karyn F. Ovelmen	2012	715,750	—	1,135,092	863,335	943,352	11,039	188,625	3,857,193
Executive Vice President & Chief Financial Officer	2011	148,076	296,154	245,000	456,300	—	2,624	118,723	1,266,877
	2010	—	—	—	—	—	—	—	—

Craig B. Glidden	2012	610,332	—	997,796	—	1,596,856	12,654	355,829	3,573,467
Executive Vice President & Chief Legal Officer	2011	580,593	—	—	738,299	1,058,978	12,073	6,893	2,396,836
	2010	546,443	—	3,552,219	3,195,727	1,030,312	11,397	—	8,336,098

Kevin Brown	2012	468,791	—	674,927	—	1,027,728	12,530	233,257	2,417,233
Senior Vice President—Refining	2011	442,748	—	—	516,668	709,764	11,924	14,700	1,695,804
	2010	416,702	—	2,371,327	2,133,340	467,688	11,249	8,192	5,408,498

Bob V. Patel	2012	524,172	—	481,915	—	1,252,843	11,291	463,336	2,733,557
Senior Vice President— O&P—EAI and Techonolgy	2011	494,950	—	—	187,975	843,550	10,693	491,094	2,028,262
	2010	339,519	670,386	1,748,849	1,573,340	585,492	8,369	26,690	4,952,645

(1)	Ms. Ovelmen joined the Company in 2011. As a result, we have not included any information prior to 2011 for Ms. Ovelmen.
(2)	Amounts include a guaranteed bonus for Ms. Ovelmen in 2011 and a signing bonus for Mr. Patel in 2010. In connection with her hiring, Ms. Ovelmen was guaranteed a payment of the greater of $229,500 and 200% of her base salary for days worked in 2011. The guaranteed payment was in recognition of the scope of Ms. Ovelmen’s responsibilities and the challenges of her position, with the acknowledgement that the commencement of her employment in the third quarter would make an analysis of her 2011 performance difficult to judge. The signing bonus we paid to Mr. Patel was intended to compensate him for earned but not yet paid incentive payments he forfeited when he left his prior employment.
(3)	The 2012 stock awards include restricted stock units and qualified performance awards. The restricted stock units, granted pursuant to the LTI, entitle the recipient to an equal number of shares upon vesting. Restricted stock units are paid dividend equivalents. Amounts included in the table are the aggregate grant date fair value of the award calculated in accordance with ASC 718. The qualified performance awards are Medium Term Incentive awards, but are granted under the 2012 Amended and Restated LTI equity compensation plan and entitle the recipient to a number of shares equal to the determined payout of the QPAs, which can range from 0 – 200% of the targeted number. See Note 17 to the Company’s Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2012 for a discussion of the calculation of the fair value of the awards.

The following table shows the aggregate grant date fair value of the qualified performance awards if we assumed the maximum amounts (200% of target) will be earned.

Named Executive	Year	Aggregate Grant Date Fair Value of Award Assuming Highest Level of Performance Achieved ($)
Mr. Gallogly	2012	3,187,562
Ms. Ovelmen	2012	892,585
Mr. Glidden	2012	687,690
Mr. Brown	2012	476,730
Mr. Patel	2012	319,878

(4)	The amount of Ms. Ovelmen’s award is the fair value on the date of grant of her stock option awards granted in February 2012, calculated in accordance with ASC 718. The fair values of stock options were estimated using the Black-Scholes option-pricing model. We use the Black-Scholes formula to calculate an assumed value of the options for compensation expense purposes; because the formula uses assumptions, the fair values calculated are not necessarily indicative of the actual values of the stock options.

The assumptions used for the grant were a dividend yield of 3%; a risk-free interest rate of 1%; an expected life of 6 years; and a stock price volatility of 51%. See Note 17 to the Company’s Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2012 for a discussion of the calculation of the fair value of the awards.

(5)	Amounts in 2012 include annual bonuses paid out in March 2013 under our STI for service during 2012 and the cash payments of the 2010 grants of MTI awards, the performance period for which ended December 31, 2012. Amounts in prior years include only the STI payouts.

(6)	Amounts include increases during 2012 in the actuarial present values of benefits under the LyondellBasell Retirement Plan. The increases are calculated based on the difference between the total benefit actuarially reduced from age 65 to current age and the present value of the benefits under the plan. See the Pension Benefits table on page 56 for more information.

(7)	Amounts included in “All Other Compensation” for 2012 in the table above include the following:

(A)	Matching 401(k) contributions in 2012 for Gallogly, Ovelmen, Glidden, Brown and Patel of $15,000, $17,000, $13,881, $15,000 and $10,212, respectively.

(B)	Payments to each of Mr. Gallogly, Ms. Ovelmen and Mr. Glidden of $15,000 for use in financial and tax planning services.

(C)	Dividend equivalent payments of $6,202,922, $36,471, $326,948, and $218,257 on Mr. Gallogly, Ms. Ovelmen and Messrs. Glidden and Brown’s vested stock options that were paid in connection with the Company’s December 2012 $2.75 special dividend, but not provided for pursuant to the original terms of the named executives’ option award agreements. Mr. Patel did not hold any vested stock options on the date of the dividend payment.

(D)	Relocation costs of $83,599 for Ms. Ovelmen. The Company reimburses employees for certain costs incurred in connection with their initial employment and when new job responsibilities require relocation.

(E)	Expatriate payments of $291,008 for Mr. Patel. The Company from time to time makes “expatriate payments” for certain of its executives when they are asked to relocate to other jurisdictions. These payments, which include primarily housing, transportation and cost-of-living allowances, are intended to ensure that the executive does not suffer losses from his intended targeted compensation as a result of the relocation to another jurisdiction. Also included is a tax equalization component, pursuant to which the Company pays the host country income taxes for the expatriated executive so that his ultimate personal tax liability will be equal to his “stay at home” tax liability with respect to his compensation. In 2012, Mr. Patel’s payments included $99,248 for housing costs; $60,123 for transportation costs; a cost-of-living allowance of $46,018; and school tuition costs of $61,937.

(F)	Tax gross-up payments of $36,555 for Ms. Ovelmen for the imputed income she received for the Company’s payment of her relocation expenses and $162,116 for Mr. Patel for the taxable expatriate payments described above.

Grant of Plan-Based Awards in 2012

Name	Grant Date (1)	Other Date (2)	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (3)		Estimated Future Payouts Under Equity Incentive Plan Awards (4)		All Other Stock Awards: Number of Shares of Stock or Units (5) (#)	All Other Option Awards: Number of Securities Underlying Options (6) (#)	Exercise or Base Price of Option Awards ($)
			Target ($)	Maximum ($)	Target (#)	Maximum (#)
Mr. Gallogly	2/28/2012		1,500,000	3,000,000	—	—	—	—	—
	2/28/2012		—	—	34,091	68,182	—	—	—
		12/11/2012	—	—	—	—	114,763	—	—
		12/11/2012	—	—	1,735	3,470	—	—	—
Ms. Ovelmen	2/28/2012		536,813	1,610,438	—	—	—	—	—
	2/28/2012		—	—	—	—	—	53,690	$44.00
	2/28/2012		—	—	—	—	9,811	—	—
	2/28/2012		—	—	9,546	19,092	—	—	—
		12/11/2012	—	—	486	972	—	—	—
		12/11/2012	—	—	—	—	4,757	—	—
Mr. Glidden	2/28/2012		488,266	1,464,797	—	—	—	—	—
	2/28/2012		—	—	7,354	14,708	—	—	—
		12/11/2012	—	—	—	—	12,099	—	—
		12/11/2012	—	—	375	750	—	—	—
Mr. Brown	2/28/2012		351,593	1,054,779	—	—	—	—	—
	2/28/2012		—	—	5,098	10,196	—	—	—
		12/11/2012	—	—	—	—	8,077	—	—
		12/11/2012	—	—	260	520	—	—	—
Mr. Patel	2/28/2012		419,338	1,258,013	—	—	—	—	—
	2/28/2012		—	—	3,420	6,840	—	—	—
		12/11/2012	—	—	—	—	5,957	—	—
		12/11/2012	—	—	175	350	—	—	—

(1)	The grant date in February 2012 is the date that our Compensation Committee approved the targets for the STI and MTI awards and awarded Ms. Ovelmen stock options and RSUs.
(2)	The December 2012 date is the grant date of the awards under ASC 718, as it is the date the terms of the awards were communicated to the executive officers. The Compensation Committee approved the awards to named executives that held unvested stock options and QPAs as of the special dividend payment date of December 11, 2012.
(3)	The awards shown are the estimated possible payouts of the named executives’ annual incentive awards under the STI for performance in 2012. Actual payouts of the annual incentive awards for 2012 are shown in the Summary Compensation Table under the column “Non-Equity Incentive Plan Compensation.” The named executives’ target incentive awards are a percentage of base salary. The maximum shown in the table is the maximum amount that can be earned under the terms of the STI, which is 300% of target, other than for Mr. Gallogly, whose employment agreement limits his maximum award to 200% of his salary. As described in the CD&A section of this proxy statement, there is no minimum performance requirement for a threshold payment. Instead, each performance criteria is assessed and weighted, which can result in a payment of zero with respect to any particular performance criterion.
(4)	Represents qualified performance awards, or QPAs. QPAs granted in 2012 are earned over a three-year performance period ending December 31, 2014, with payouts, if any, in the first quarter of 2014. As described in the CD&A, there are no minimum performance requirements for a threshold payment. Each performance criteria is assessed and weighted, which can result in a payment of 0 to 200% of the target award, which is settled in shares. QPAs do not receive dividend equivalent payments.
(5)

Represents restricted stock units granted to each of the named executives in December 2012 in connection with the December 2012 special dividend. Ms. Ovelmen also received an RSU award in February 2012, as she receives annual grants of equity compensation. RSUs receive dividend equivalents. The vesting schedules of the RSUs in the table are as follows:

Name	Vesting Dates of RSUs
J. Gallogly	57,382 vest 5/14/2013 and 57,831 vest 5/14/2014
K. Ovelmen	912 vest 2/28/2013; 1,013 vest 10/17/2013; 910 vest 2/28/2014; 1,012 vest 10/17/14; and 910 vest 2/28/2015
C. Glidden	6,050 vest 4/30/2013 and 6,049 vest 4/30/2014
K. Brown	4,039 vest 4/30/2013 and 4,038 vest 4/30/2014
B. Patel	2,979 vest 4/30/2013 and 2,978 vest 4/30/2014

(6)	Represents stock options granted to Ms. Ovelmen. The exercise price is equal to the fair market value on the date of grant. The options vest in equal increments over a three-year period beginning February 28, 2013 and expire ten years after the date of grant.

Outstanding Equity Awards at December 31, 2012

	Option Awards				Stock Awards		Equity Incentive Plan Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)	Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
Mr. Gallogly	1,127,804	—	17.61	04/30/2017	1,161,458	66,307,637	35,826	2,045,306
	1,127,804	2,255,608	13.11	04/30/2017	—	—	—	—
Ms. Ovelmen	13,262	26,520	23.74	10/17/2021	23,244	1,327,000	10,032	572,727
	—	53,690	44.00	02/28/2022	—	—	—	—
Mr. Glidden	—	237,776	13.11	04/30/2020	213,815	12,206,698	7,729	441,249
Mr. Brown	79,366	158,730	13.11	04/30/2020	142,735	8,148,741	5,358	305,888
Mr. Patel	—	117,064	13.11	04/30/2020	105,267	6,009,693	3,595	205,239

(1)	The vesting schedules of the options are shown below:

Name	Vesting Dates of Stock Options
J. Gallogly	1,127,804 vest 5/14/2013 and 1,127,804 vest 5/14/2014
K. Ovelmen	17,898 vest 2/28/2013; 13,260 vest 10/17/2013; 17,896 vest 2/28/2014; 13,260 vest 10/17/2014; and 17,896 vest 2/28/2015
C. Glidden	118,888 vest 4/30/2013 and 118,888 vest 4/30/2014
K. Brown	79,365 vest 4/30/2013 and 79,365 vest 4/30/2014
B. Patel	58,532 vest 4/30/2013 and 58,532 vest 4/30/2014

(2)	Includes Mr. Gallogly’s restricted shares that vest in full on May 14, 2014, subject to earlier forfeiture or vesting pursuant to the terms of his award agreement. Also includes restricted stock units for each of the named executives, which vest as follows:

Name	Vesting Dates of RSUs
J. Gallogly	57,382 vest 5/14/2013; and 57,831 vest 5/14/2014
K. Ovelmen	912 vest 2/28/2013; 1,013 vest 10/17/2013; 910 vest 2/28/2014; 1,012 vest 10/17/14; 910 vest 2/28/2015; 8,676 vest 10/17/2016; and 9,811 vest 2/28/2017
C. Glidden	6,050 vest 4/30/2013; 6,049 vest 4/30/2014; and 201,716 vest 4/30/2015
K. Brown	4,039 vest 4/30/2013; 4,038 vest 4/30/2014; and 134,658 vest 4/30/2015
B. Patel	2,979 vest 4/30/2013; 2,978 vest 4/30/2014; and 99,310 vest 4/30/2015

(3)	Dollar values are based on the closing price of $57.09 of the Company’s shares on the NYSE on December 31, 2012.
(4)	Represents the target number of qualified performance awards, or QPAs. QPAs granted in 2012 are earned over a three-year performance period ending December 31, 2014, with payouts, if any, in the first quarter of 2015. As described in the CD&A, there are no minimum performance requirements for a threshold payment. Each performance criteria is assessed and weighted, which can result in a payment of 0 to 200% of the target award, which is settled in shares. QPAs granted in 2012 do not receive dividend equivalent payments.

Option Exercises and Stock Vested

	Option Awards		Stock Awards (2)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Mr. Gallogly	626,557	14,991,193	725,099	37,964,448
Ms. Ovelmen	—	—	—	—
Mr. Glidden	118,890	4,938,572	—	—
Mr. Brown	—	—	—	—
Mr. Patel	58,532	2,252,417	—	—

(1)	The value realized on option awards represents the difference between the option exercise price and the market price of LyondellBasell shares when exercised.
(2)	Restrictions on Mr. Gallogly’s restricted shares generally lapse in May 2014, subject to earlier vesting in the event of sales of shares by certain of the Company’s more than 10% shareholders. Restrictions lapsed for the shares in the table above pursuant to this provision as a result of sales by Apollo Management of shares in September, November and December 2012. The number of shares acquired on vesting is the gross number of shares. The value realized is the number of gross shares times the market price on the date the restrictions lapsed. The net number of shares actually received by Mr. Gallogly, after withholding shares in payment of taxes, was 460,802.

Pension Benefits

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Mr. Gallogly	LyondellBasell Retirement Plan	3	43,627	—
Ms. Ovelmen	LyondellBasell Retirement Plan	1	13,663	—
Mr. Glidden	LyondellBasell Retirement Plan	3	41,567	—
Mr. Brown	LyondellBasell Retirement Plan	3	38,410	—
Mr. Patel	LyondellBasell Retirement Plan	3	30,353	—

(1)	The amounts shown in the table are the actuarial present value of each participant’s accumulated benefits as of December 31, 2012, calculated on the same basis as used in Note 16 to our Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2012, with the exception that each participant was assumed to continue to be actively employed by us until age 65 (earliest unreduced retirement age) and immediately commence his benefit at that time.

The LyondellBasell Retirement Plan is a U.S. qualified defined benefit pension plan that provides pension benefits under a cash balance formula that defines participants’ accrued benefits in terms of a notional cash account balance. Eligible employees become participants immediately upon employment and are fully vested upon the earliest of (i) three years of service, (ii) death, or (iii) reaching age 65. The notional account balance for each participant comprises a pay credit of 5% and interest credits, each of which are accumulated at the end of each quarter. Pay credits are based on quarterly base pay, as limited by the Internal Revenue Code, and interest credits are based on the 5th, 4th and 3rd monthly-determined 30 year treasury rates before the start of that quarter. Benefits under the plan are payable upon separation from the Company.

Potential Payments upon Termination or Change in Control

The Company’s compensation plans and programs contain general provisions for payments to participants upon termination of employment or in the event of a change in control. Under the STI, participants receive a pro-rated payment of earned awards for termination other than for cause or because of death, disability or retirement. Under the MTI, participants receive pro-rated payments of their earned awards in the event of termination of employment not for cause, because of a death, disability or retirement and in the event of a change in control. Under the LTI, vesting provisions are covered in award agreements. Unless otherwise provided in an award agreement, the LTI provides that participants vest in a pro-rated portion of their awards in the event of termination of employment not for cause or because of a death or disability; and, in the event of a change in control followed within one year of involuntary termination not for cause or constructive termination, participants in the LTI will receive immediate and full vesting of their awards. As discussed in the CD&A, Mr. Gallogly’s employment agreement provides for different provisions upon changes in control.

The Company has entered into employment agreements with each of the named executive officers, other than Ms. Ovelmen. These agreements contain provisions regarding severance amounts payable to the executives upon termination of employment that are in addition to the payments made to employees generally. Each of the agreements also contains post-termination restrictive covenants, including non-solicitation and non-interference covenants, which last for one year after termination. Effective January 1, 2012, Ms. Ovelmen became eligible for participation in the Company’s executive severance program, which provides a lump sum cash payment of 1x base salary, subsidized life and medical coverage for 18 months following termination and outplacement assistance in the event of a termination not for cause. Ms. Ovelmen will be subject to restrictive covenants and be required to execute a release in favor of the Company in order to receive these severance benefits.

To the extent not addressed in the employment agreements, payments to the named executive upon termination of employment or in the event of a change in control will be in accordance with the plans and policies applicable to employees generally. We do not provide gross-up payments for any taxes that may be due under Section 4999 of the Internal Revenue Code.

The terms “Cause,” “Good Reason,” and “Change in control” as used in the table below are defined in the executives’ employment agreements and have the meanings generally described below. You should refer to the individual agreements for the actual definitions.

“Cause” generally means the executive has:

•	continuously failed to substantially perform his duties in a material deterioration in the financial condition of the Company;

•	engaged in fraud or embezzlement against the Company;

•	engaged in willful malfeasance or gross negligence in the performance of his duties that results in material harm to the Company;

•	been convicted of a felony involving moral turpitude;

•	intentionally and materially harmed the Company; or

•	breached the covenants contained in his agreement.

“Good Reason” generally means that, without the executive’s consent:

•	his duties or responsibilities have been substantially diminished;

•	any material reduction in the minimum compensation set forth in his agreement;

•	the Company has breached his employment agreement; or

•	he has been reassigned to a location more than twenty-five (25) miles away (for Mr. Gallogly only).

“Change in control” generally means that:

•

at least fifty percent (50%) of the Company’s capital stock or voting power has been acquired by one person or persons acting as a group that was not or were not the holder of ten percent (10%) thereof at April 30, 2010;

•

the majority of the Supervisory Board consists of individuals other than those (i) who were serving as of April 30, 2010 or (ii) who were nominated or elected with the approval of the majority of those directors that served as of April 30, 2010 and were still directors at the time of such nomination or election;

•

there has been a merger of the Company that resulted in a person or persons acting as a group (that was not a holder of at least ten percent (10%) at April 30, 2010) acquiring fifty percent (50%) or more of the Company’s voting securities; or

•	the Company sells all or substantially all of its assets.

The following tables represent potential payouts to our named executives upon termination of employment pursuant to the terms of their employment agreements, or our executive severance program in the case of Ms. Ovelmen, if they were terminated as of December 31, 2012. As discussed above, under the terms of our STI, MTI and LTI, employees that have received grants under those awards receive pro-rated payments in the case of terminations not for cause, death, disability and retirement. Additionally, the LTI contains a double-trigger acceleration for terminations within one year of a change in control, although the terms of Mr. Gallogly’s employment agreement, which control over the general provisions of our plans, state that his option and restricted stock awards will not be subject to the double-trigger. These plan benefits are applicable to all participating employees and therefore have not been included in the tables below, which include only the special arrangements we have with our named executive officers.

These payouts are determined for SEC disclosure purposes and are not necessarily indicative of the actual amounts the executive would receive. The payout for continuation of benefits and perquisites is an estimate of the cost the Company would incur to continue those benefits. Each of Messrs. Glidden, Patel and Roberts and Ms. Ovelmen would be required to execute a release in favor of the Company in order to receive their payments.

Potential Consideration upon Termination of Employment or Change in Control:

James L. Gallogly

Death or Disability
	• Accrued but unpaid base salary and bonus	—
	• Full maximum bonus, pro-rated to date of termination, paid in a lump sum	3,000,000
	• Accelerated vesting of restricted stock (1)	59,755,817
	• Accelerated vesting of stock options (2)	99,201,639

	Total	$161,957,456

Termination Without Cause by the Company or For Good Reason by the Employee
	• Accrued but unpaid base salary and bonus	—
	• One year’s base salary plus full maximum bonus, paid in a lump sum	4,500,000
	• Continued coverage under health and welfare benefit plans for twelve (12) months	11,952
	• Accelerated vesting of restricted stock (1)	59,755,817
	• Accelerated vesting of stock options (2)	99,201,639

	Total	$163,469,409

Termination by Mutual Consent
	• Accrued but unpaid base salary and bonus	—
	• Continued coverage under health and welfare benefit plans for twelve (12) months	11,952
	• Continued vesting of pro-rated portion of restricted stock (1)	39,553,836
	• Accelerated vesting of pro-rated portion of next installment of stock options (2)	40,925,010

	Total	$80,490,798

Change in Control
	• Accelerated vesting of restricted stock (1)	59,755,817
	• Accelerated vesting of stock options (2)	99,201,639

	Total	$158,957,456

(1)	The accelerated vesting of Mr. Gallogly’s restricted shares was calculated based on the number of shares that would vest, multiplied by $57.09, the closing price of the Company’s shares on the NYSE on December 31, 2012.
(2)	The accelerated vesting of stock options is calculated based on the difference between the exercise price of the stock options and $57.09, multiplied by the number of shares. As a result, the amount included in the table is the “spread” on the options that vest, assuming Mr. Gallogly exercised them all on December 31, 2012.

There can be no assurances as to what the trading price of the Company’s shares would be at any possible date of termination of Mr. Gallogly’s employment. Further, as described, the calculations assume immediate and full exercise of any stock options at the market price of our shares on December 31, 2012. For these reasons, as described above, the calculations are not necessarily indicative of what Mr. Gallogly may ultimately receive if his employment were terminated.

Each of the named executives listed in the table below only receive payments different than those afforded to employees generally in the case of the termination of their employment without cause by the Company, or for good reason by the named executive. Listed below are the elements and amounts of compensation they would receive in such circumstance:

Karyn F. Ovelmen
	• Accrued but unpaid base salary and bonus	—
	• Outplacement services	20,000
	• Eighteen months of subsidized health and welfare plan coverage	23,670
	• One year’s base salary, paid in a lump sum	721,000

	Total	$764,670

Craig B. Glidden
	• Accrued but unpaid base salary and bonus	—
	• One year’s base salary plus target bonus, paid in a lump sum	1,111,833

	Total	$1,111,833

Kevin W. Brown
	• Accrued but unpaid base salary and bonus	—
	• One year’s base salary plus target bonus, paid in a lump sum	832,160

	Total	$832,160

Bob V. Patel
	• Accrued but unpaid base salary and bonus	—
	• One year’s base salary plus target bonus, paid in a lump sum	957,053
	• Cash payment equal to twelve (12) months COBRA	18,935

	Total	$975,988

ADOPTION OF DUTCH STATUTORY ANNUAL ACCOUNTS FOR 2012

(Item 2 on the Proxy Card)

At the Annual Meeting, you will be asked to adopt our Dutch statutory annual accounts for the year ended December 31, 2012 (the “Annual Accounts”), as required under Dutch law and our Articles of Association.

Our Annual Accounts are prepared in accordance with international financial reporting standards (“IFRS”) and Dutch law. The Annual Accounts contain certain disclosures not required under generally accepted accounting principles in the United States (“US GAAP”) and there are difference between IFRS and US GAAP.

A copy of the Annual Accounts can be accessed through our website, www.lyondellbasell.com, and may be obtained free of charge by request to our administrative offices c/o Lyondell Chemical Company, 1221 McKinney St., Suite 700, Houston, TX 77010 Attn: Secretary to the Supervisory Board.

The affirmative vote of a majority of the votes cast at the Annual Meeting is required to adopt our Annual Accounts.

Our Management Board and Supervisory Board recommend that you vote FOR the adoption of our Annual Accounts.

DISCHARGE FROM LIABILITY OF SOLE MEMBER OF THE MANAGEMENT BOARD

(Item 3 on the Proxy Card)

Under Dutch law, at the Annual Meeting shareholders may discharge the members of the Management Board from liability to the Company in respect of the exercise of their management duties during the financial year concerned. During 2012, the sole member of the Management Board was James L. Gallogly. The discharge does not affect any potential liability pursuant to the provisions of the law of The Netherlands relating to liability upon bankruptcy and does not extend to matters that have not been disclosed to shareholders.

It is proposed that the shareholders resolve to discharge Mr. Gallogly, the sole member of the Management Board from liability in respect of the exercise of his management duties during 2012.

The affirmative vote of a majority of the votes cast at the Annual Meeting is required to discharge the Management Board.

Our Management Board and Supervisory Board recommend that you vote FOR the discharge from liability of the sole member of the Management Board from liability for 2012.

DISCHARGE FROM LIABILITY OF MEMBERS OF THE SUPERVISORY BOARD

(Item 4 on the Proxy Card)

Under Dutch law, at the Annual Meeting shareholders may discharge the members of the Supervisory Board from liability to the Company in respect of the exercise of their supervisory duties during the financial year concerned. This discharge also does not affect any potential liability under the provisions of the law of The Netherlands relating to liability upon bankruptcy and does not extend to matters not disclosed to shareholders.

It is proposed that the shareholders resolve to discharge the members of the Supervisory Board from liability in respect of the exercise of their supervisory duties during 2012.

The affirmative vote of a majority of the votes cast at the Annual Meeting is required to discharge the Supervisory Board.

Our Management Board and Supervisory Board recommend that you vote FOR the discharge from liability of the members of the Supervisory Board from liability for 2012.

RATIFICATION OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

(Item 5 on the Proxy Card)

The Audit Committee of the Supervisory Board has selected PricewaterhouseCoopers (“PwC”) to serve as our independent registered public accounting firm for the year ending December 31, 2013. PwC has acted as our independent registered public accounting firm since 2008, and was the independent registered public accounting firm of Lyondell Chemical Company, our wholly owned subsidiary, since 1998. Representatives of PwC are expected to be present at the Annual Meeting. They will have an opportunity to make a statement, if they desire, and are expected to be available to respond to appropriate questions.

The ratification of the selection of PwC is not required, but our Supervisory Board is submitting the selection to shareholders for ratification because we value our shareholders’ views on the Company’s auditors. If our shareholders fail to ratify the selection, it will be considered as notice to the Supervisory Board and Audit Committee to consider the selection of a different firm. Even if the selection is ratified, the Audit Committee, in its discretion, may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interest of the Company and its stakeholders. The affirmative vote of a majority of the votes cast at the Annual Meeting is required to ratify the appointment of PwC as our independent registered public accounting firm who will audit our accounts for the year ending December 31, 2013.

Our Management Board and Supervisory Board recommend that you vote FOR the ratification of PricewaterhouseCoopers as our independent registered public accounting firm for the year ending December 31, 2013.

APPOINTMENT OF PRICEWATERHOUSECOOPERS ACCOUNTANTS N.V. AS OUR

AUDITOR FOR THE DUTCH ANNUAL ACCOUNTS

(Item 6 on the Proxy Card)

The Audit Committee has selected PricewaterhouseCoopers Accountants N.V. to serve as our auditor who will audit the Dutch Annual Accounts to be prepared in accordance with the International Financial Reporting Standards, as adopted by the European Union (IFRS), for the year ending December 31, 2013. As required by Dutch law, shareholder approval must be obtained for the selection of PricewaterhouseCoopers Accountants N.V. to serve as our auditor to audit the Dutch Annual Accounts.

Representatives of PricewaterhouseCoopers Accountants N.V will be present at the Annual Meeting to answer appropriate questions. They will also have the opportunity to make a statement if they desire to do so.

The affirmative vote of a majority of the votes cast at the Annual Meeting is required to appoint PricewaterhouseCoopers Accountants N.V as our auditor who will audit our Dutch Annual Accounts for the year ending December 31, 2013.

Independent Registered Public Accounting Firm Fee Information

Fees for professional services provided by our independent registered public accounting firm in each of the last two fiscal years, in each of the following categories, were as follows:

	2012	2011
	(in millions)
Audit Fees	$9.5	$11.5
Audit-Related Fees	0.8	0.8
Tax Fees	—	—
All Other Fees	0.1	0.1

Total	$10.5	$12.4

Audit fees consist of the aggregate fees and expenses billed or expected to be billed for professional services rendered by PwC for the audit of our consolidated financial statements, the review of financial statements included in our Form 10-Qs and for services that are normally provided by the independent auditor in connection with statutory and regulatory filings or engagements for those fiscal years, including comfort letters, statutory audits, attest services and consents.

Audit-related fees consist of the aggregate fees billed for assurance and related services by PwC that are reasonably related to the performance of the audit or review of the financial statements and are not reported as audit fees herein. This category includes fees related to: the performance of audits of benefit plans; agreed-upon or expanded audit procedures relating to accounting records required to respond to or comply with financial, accounting or regulatory reporting matters; and consultations as to the accounting or disclosure treatment of transactions or events and/or the actual or potential impact of final or proposed rules, standards or interpretations by regulatory or standard setting bodies.

Tax fees consist of international tax compliance and corporate tax consulting.

The Audit Committee has adopted procedures for the approval of PwC’s services and related fees. At the beginning of each year, all audit and audit-related services, tax fees and other fees for the upcoming audit are provided to the Audit Committee for approval. The services are grouped into significant categories and provided to the Audit Committee substantially in the format shown above.

The Audit Committee is updated on the status of all services and related fees at every regular meeting. In 2012 and 2011, the Audit Committee pre-approved all audit, audit-related and tax services performed by PwC.

As set forth in the Audit Committee Report on page 10 of this proxy statement, the Audit Committee has considered whether the provision of these non-audit services is compatible with maintaining auditor independence and has determined that they are.

APPROVAL OF COMPENSATION OF THE MEMBERS OF THE SUPERVISORY BOARD (Item 7 on the Proxy Card)

Under our Articles of Association, shareholders approve the annual compensation of Supervisory Directors for service in their capacities as Supervisory Directors. The Supervisory Board proposes to keep the compensation program of the Supervisory Directors the same as it was in 2012. This program includes annual retainers for Supervisory Board service and additional retainers for Committee service plus certain travel fees and reimbursement of expenses as described below. The annual retainer includes a cash component and an equity component and the committee retainers consist only of cash. The amounts approved under the 2012 program and that are proposed for 2013 are shown below:

Annual Retainer
Cash	$90,000 ($120,000 for Chairman of the Board)

RSUs	Valued at $135,000 ($160,000 for Chairman of the Supervisory Board)
Committee Retainer
Members	$10,000 ($11,000 for Audit Committee)

Chairmen	$15,000 ($20,000 for Audit Chair)

The RSUs granted to directors are restricted stock units, which give the director the right to receive one ordinary share for each unit after the restrictions have lapsed. The number of RSUs equals the cash value divided by the fair market value of our shares on the date of grant. In prior years, the restrictive period lapsed at the end of the Supervisory Director’s then current term. We intend for all new RSU grants to Supervisory Directors to vest one year from the date of grant.

We also pay each director a travel fee of $5,000 for each intercontinental round trip. This fee is meant to compensate the individual for the substantial travel time involved in overseas meetings. We also intend to reimburse directors for their reasonable fees and expenses incurred in serving on our Supervisory Board, such as travel and lodging. Finally, the Company provides tax assistance to the members of the Supervisory Board given our directors generally are not Dutch taxpayers but some of their LyondellBasell compensation is income earned in The Netherlands.

We believe that our compensation program for directors is consistent with compensation programs for similarly sized companies in our industry. The Nominating & Governance Committee reviewed with Frederic W. Cook & Co., the Compensation Committee’s independent consultant, compensation of directors at the peer group used for executive compensation purposes shown on page 36 of this proxy statement. In addition to cash compensation, Supervisory Directors are granted RSUs for several reasons. Primarily, we believe that share ownership aligns interests of directors with shareholders, thereby incentivizing our Supervisory Directors to take actions that are in the best interests of our shareholders. Additionally, equity compensation as a portion of the directors’ annual package places a large portion of the directors’ compensation at risk, allowing them to benefit from increases in the fair market value of our shares, but also providing for less compensation when shareholder value generally declines. As described in this proxy statement, the Supervisory Board has adopted Share Ownership Guidelines for the Supervisory Directors, pursuant to which they may not divest of more than 50% of any shares they receive upon vesting of RSUs until certain ownership percentages are met. The purpose of the guidelines is to promote long term holdings by our directors.

The affirmative vote of a majority of the votes cast at the Annual Meeting is required to adopt the proposal to establish the compensation of the members of the Supervisory Board.

Our Management Board and Supervisory Board recommend that shareholders vote FOR the proposal to approve the compensation of the Supervisory Board directors as set forth above.

RATIFICATION AND APPROVAL OF DIVIDENDS IN RESPECT OF THE 2012 FISCAL YEAR (Item 8 on the Proxy Card)

The Company has paid an aggregate of $4.20 per share from its 2012 annual accounts. This includes an interim dividend of $0.25 per share paid on March 30, 2012 to shareholders of record on March 12, 2012 and interim dividends of $0.40 per share paid on June 11, 2012, September 24, 2012, December 11, 2012 and March 18, 2013 to shareholders of record on May 21, 2012, September 4, 2012, November 19, 2012 and February 25, 2013, respectively. It also includes a special interim dividend of $2.75 per share paid on December 11, 2012 to shareholders of record on November 19, 2012.

The affirmative vote of a majority of the votes cast at the Annual Meeting is required to approve the dividend payments.

Our Management Board and Supervisory Board recommend that shareholders vote FOR the proposal to ratify and approve the payment of dividends in respect of fiscal 2012.

DISCUSSION OF DIVIDEND POLICY

Under the Dutch Corporate Governance Code, we are required to provide shareholders with an opportunity at our Annual Meeting to discuss our dividend policy and any major changes in that policy.

Pursuant to our Articles of Association, the Management Board, with the approval of the Supervisory Board, may determine that an amount shall be reserved out of our annual profits. The portion of our annual profits that remains after the reservation is at the disposal of the general meeting of shareholders.

LyondellBasell has paid an aggregate of $5.3 billion in dividends since we initiated our dividend policy in 2011. The Supervisory Board believes that, given the Company’s strong capital and results of operation, it is appropriate to continue returning capital to shareholders.

Out of our share premium reserve and other reserves available for shareholder distributions under the laws of The Netherlands, the general meeting of shareholders may declare distributions upon the proposal of the Management Board (after approval by the Supervisory Board). We may not pay dividends if the payment would reduce shareholders’ equity below the aggregate nominal value of our common shares outstanding, plus the reserves required to be maintained pursuant to Dutch law or our Articles of Association.

The Management Board, with the approval of the Supervisory Board, may declare interim dividends in anticipation of the final dividend for that year. It is our policy to maintain a consistent quarterly dividend, with the goal of increasing the dividend over time. The determination to pay any dividends will be made after a review of the Company’s expected earnings, the economic environment, the financial position and prospects of the Company, and any other considerations deemed relevant.

ADVISORY (NON-BINDING) VOTE APPROVING EXECUTIVE COMPENSATION (Item 9 on the Proxy Card)

Our Supervisory Board proposes that shareholders provide advisory (non-binding) approval of the compensation of our named executive officers, as disclosed in this proxy statement. We recognize the interest our shareholders have in the compensation of our executives and we are providing this advisory proposal in recognition of that interest and as required by SEC rules. We currently conduct shareholder advisory votes on executive compensation annually and, therefore, the next vote will be in connection with our Annual General Meeting of Shareholders in 2014.

As described in detail under the heading “Compensation Discussion and Analysis,” our named executive officer compensation program is designed to attract, motivate, and retain our named executive officers, who are critical to our success, and ensure alignment of those persons with shareholders. Our named executive officers are rewarded for their service to the Company, the achievement of performance goals and the realization of increased shareholder value. The Compensation Committee regularly reviews the compensation programs for our named executive officers to ensure the fulfillment of our compensation philosophy and goals.

Please read the “Compensation Discussion and Analysis,” beginning on page 30, and the named executive officer compensation tables, beginning on page 50, for additional details about our named executive officer compensation program.

We are asking our shareholders to indicate their support for our named executive officer compensation as described in this proxy statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. Accordingly, we will ask our shareholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2013 Annual General Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure.”

The say-on-pay vote is advisory, and therefore not binding on the Company, the Compensation Committee or the Supervisory Board. We value the opinions of our shareholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, the Compensation Committee will evaluate whether any actions are necessary.

Advisory votes against the named executive officer compensation will not necessarily communicate to the Company, the Supervisory Board or the Compensation Committee the concerns that caused the negative votes. We would like to consider our shareholders’ concerns, if any, on these matters and therefore give shareholders the opportunity to communicate with us regarding their views on the Company’s executive compensation programs, among other matters, as described on page 5 of this proxy statement.

Our Management Board and Supervisory Board recommend that shareholders vote FOR the resolution to approve the compensation of the Company’s named executive officers on an advisory basis.

APPROVAL OF THE AUTHORITY OF THE MANAGEMENT BOARD TO REPURCHASE UP TO 10% OF OUR ISSUED SHARE CAPITAL UNTIL NOVEMBER 22, 2014 (Item 10 on the Proxy Card)

Under Dutch law and our Articles of Association, the Management Board may, with the prior approval of the Supervisory Board, and subject to certain Dutch statutory provisions, be authorized to repurchase issued shares on our behalf in an amount, at prices and in the manner authorized by the general meeting of shareholders. Adoption of this proposal will allow us to have the flexibility to repurchase our shares without the expense of calling special shareholder meetings. The authorization may not continue for more than 18 months, but may be given on a rolling basis. This authority is similar to that generally afforded under state law to public companies domiciled in the United States.

The Management Board believes that we would benefit by granting the Management Board the authority, acting with the approval of our Supervisory Board, to repurchase our shares. Shares purchased could be used for any valid corporate purpose, including use under our compensation plans, or for acquisitions, mergers or similar transactions. However, we also are seeking shareholder approval for the authority to cancel shares that may be repurchased.

The reduction in our issued capital resulting from repurchases will increase the proportionate interest of the remaining shareholders in our net worth and whatever future profits we may earn. However, the number of shares repurchased, if any, and the timing and manner of any repurchases would be determined by the Management Board, with the prior approval of the Supervisory Board, in light of prevailing market conditions, our available resources and other factors that cannot now be predicted. Under Dutch law, the number of shares held by us, or our subsidiaries, may generally never exceed 50% of the total number of our issued and outstanding shares.

In order to provide us with sufficient flexibility, the Management Board proposes that the general meeting of shareholders grant authority for the repurchase of up to 10% of our issued share capital (or, based on the number of shares currently outstanding, approximately fifty seven million shares) on the open market, through privately negotiated repurchases, in self-tender offers, or through accelerated repurchase arrangements, at prices ranging up to 110% of the market price at the time of the transaction. Such authority would extend for 18 months from the date of the Annual Meeting, or November 22, 2014.

The affirmative vote of a majority of the votes cast at the Annual Meeting is required to adopt the proposal.

Our Management Board and Supervisory Board recommend that you vote FOR the proposal to grant authority to the Management Board to repurchase up to 10% of our issued share capital until November 22, 2014 .

APPROVAL TO CANCEL UP TO TO 10% OF OUR ISSUED SHARE CAPITAL IF HELD IN OUR TREASURY ACCOUNT (Item 11 on the Proxy Card)

As permitted under Dutch law, we are asking you to approve the cancellation of ordinary shares that may be held in our treasury account, which generally will represent the shares we repurchase if Proposal 10 is approved and the Company repurchases its shares. Under Dutch law and our Articles of Association, we need shareholder approval to cancel treasury shares.

The Management Board believes it may be advisable and in the best interests of our shareholders to cancel shares we may hold in treasury depending on our share repurchase activity. If this proposal is approved, and the Management Board determines to cancel shares held in treasury, then we will follow the procedure set forth under Dutch law, including the publication of notices in the Dutch trade registry and a Dutch daily newspaper and a two-month waiting period before cancellation to allow any creditors who wish to do so to oppose the cancellation. Once the procedure is complete, if no creditors oppose the cancellation, we will cancel the treasury shares, which will become authorized but unissued ordinary shares.

The affirmative vote of a majority of the votes cast at the Annual Meeting is required to adopt the proposal.

Our Management Board and Supervisory Board recommend that you vote FOR the proposal to grant authority to cancel any shares repurchased by the Company pursuant to the authorization in Item 10.

APPROVAL OF THE AMENDMENTS TO THE ARTICLES OF ASSOCIATION (Item 12 on the Proxy Card)

Our Management Board and Supervisory Board propose to amend our Articles of Association to (i) conform with recent changes to Dutch law; (ii) give the Supervisory Board the authority to determine its compensation without the need of shareholder approval; and (iii) make several administrative changes that we believe will benefit shareholders by making the Articles easier to read and understand.

Recent Changes to Dutch Law

On January 1, 2013, the Act on Management and Supervision went into effect. The Act ends the requirement that binding nominations for management and supervisory boards consist of at least two persons. Additionally, the Act provides that management and supervisory board members with a conflict of interest must abstain from participating in the decision making process with respect to the relevant matter. Accordingly, we are seeking to amend Article 12.2 of the Articles of Association to remove all language with respect to nominations of two persons and Article 16.8 to clarify that in the event of a conflict of interest, the conflicted director may not take part in the decision making process, including deliberations.

Supervisory Board Compensation Approval

We are proposing to amend Article 12.9 of the Articles to provide that the supervisory board members will be paid as determined by the Supervisory Board; provided, that the compensation to any director in any fiscal year may not exceed $2 million. Currently, Article 12.9 states that no fees shall be paid to the directors that exceed annual amounts decided by shareholders. We believe that providing for a maximum amount in the Articles as opposed to on an annual basis as approved by shareholders will provide greater flexibility to the Supervisory Board and reduce administrative burdens in connection with Supervisory Board compensation. Specifically, our annual general meetings normally occur in May of each year. As a result, the directors are paid on a May to May time frame, rather than a fiscal year basis, because we must seek shareholder approval for our program and any changes. Addressing a maximum amount in the Articles will allow the Supervisory Board to remain competitive and react to market forces when and if it deems necessary, without seeking shareholder approval unless any changes would exceed the cap contained in the Articles.

Our Supervisory Board currently reviews its compensation program with an independent compensation consultant to ensure it is competitive and in line with peers. Supervisory Board compensation is reported annually to shareholders at the annual general meeting. We believe that the ease of administration that will be provided by putting a limit on the amount of compensation in the Articles, thereby requiring shareholder approval only when that limit may be exceeded, will benefit the Company and its stakeholders generally.

Administrative Changes

We also are proposing certain other changes that will conform the provisions of the Articles to our practices as an NYSE listed company. These include the deletion of our ability to issue bearer shares. Bearer shares are equity securities that are owned by whoever holds the physical certificate. Although bearer shares are common in some European countries, the listing of those shares on the NYSE is problematic and does not allow for recordkeeping or registration of the shares. Therefore, we are proposing to delete all references to bearer shares in Article 9.

Additionally, we are proposing to revise Article 10 to clarify that the Shareholders’ Register referred to in that Article is the register maintained by our transfer agent.

We are proposing to amend Article 11 to delete references to the requirements, under Dutch law, to have transfers of shares affected by legal documents executed by a civil law notary in the Netherlands. This provision is not applicable to the Company because the transfer of its shares, listed on the NYSE, is governed by New York law. Additionally, Article 11 contains references to usufruct, the legal right to use property owned by others, as well as pledges and community property of shares. We propose to delete those references, as they merely state the law, with which the Company is obligated to comply.

Finally, we are proposing deletion of the requirements for us to make certain notices by means of a newspaper advertisement in The Netherlands in Articles 18.2 and 21.6. The Company currently announces important events pursuant to press releases and Forms 8-K, as required by the NYSE and the SEC. These releases and Forms 8-K also are posted on our website. Therefore, we believe the added administrative burden and cost to include advertisements in Dutch newspapers is unnecessary.

A copy of the Articles of Association, marked to show the proposed changes, is attached as Annex A to this proxy statement.

The affirmative vote of a majority of the votes cast at the Annual General Meeting is necessary to approve the amendments to the Articles of Association.

Our Management Board and Supervisory Board recommend that you vote FOR the approval of the amendments to the Articles of Association.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2012 about the number of shares to be issued upon vesting or exercise of equity awards and the number of shares remaining available for issuance under our Amended and Restated Long-Term Incentive Plan (the “LTIP”).

The LTIP provides for the issuance of up to 22 million ordinary shares pursuant to stock options, stock awards and stock appreciation rights. No awards may be granted after ten years of the effective date of the plan. The LTIP originally was approved by the Bankruptcy Court and became effective upon our emergence from bankruptcy. The LTIP, as amended and restated, was approved by our shareholders at our 2012 Annual Meeting.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights(1)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights(2)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity compensation plans approved by security holders	8,851,229	14.51	9,395,133
Equity compensation plans not approved by security holders	—	$—	—

Total	8,851,229	$14.51	9,395,133

(1)	Includes 6,508,638 stock options and 1,929,487 restricted stock units. Also includes grants of qualified performance awards (“QPAs”) representing 206,552 shares that may be issued under the LTIP. Each QPA reflects a target number of shares that may be issued to the award recipient. The Compensation Committee of the Supervisory Board determines the actual number of shares the recipient receives at the end of a three-year performance period which may range from 0% to 200% of the target number of shares. Because two times the target number of shares may ultimately be issued, we have included an aggregate of 413,104 shares for issuance under QPAs in the table.

(2)	Includes only the weighted-average exercise price of the outstanding stock options. Does not include the restricted stock units or QPAs, as those awards have no exercise price associated with them.

Annex A

Informal translation in the English language of the substance of the draft articles of association of LyondellBasell Industries N.V. in the Dutch language. In this translation an attempt has been made to be as literal as possible, without jeopardizing the overall continuity. Inevitably, differences may occur in the translation, and if so, the Dutch text will govern.

AMENDMENT TO THE ARTICLES OF ASSOCIATION OF

LYONDELLBASELL INDUSTRIES N.V.

ARTICLES OF ASSOCIATION

CHAPTER I

DEFINITIONS

1.	DEFINITIONS

1.1	In these articles of association the following expressions shall have the following meanings:

1.1.1	an “Accountant”: a register-accountant or other expert referred to in section 2:393 Dutch Civil Code (“DCC”), or an organisation within which such accountants cooperate~~.~~;

1.1.2	the “Annual Accounts”: the balance sheet and the profit and loss account including the explanatory notes;

1.1.3	the “CEO” the Chief Executive Officer of the Company;

1.1.4	the “Company”: the company governed by these articles of association;

1.1.5	the “Distributable Part of the Shareholders’ Equity”: the part of the shareholders’ equity exceeding the issued share capital plus the reserves which must be maintained by law;

1.1.6	an “e-mail”: a legible and reproducible message sent by electronic means of communication; and

1.1.7	a “Liquidation”: the voluntary or involuntary liquidation, dissolution or winding up (“ontbinding”) of the Company.

1.2	In addition, unless the content requires otherwise, the expression “written” or “in writing” shall include messages sent by e-mail.

CHAPTER II

NAME, SEAT, OBJECTS

2.	NAME, SEAT

2.1	The name of the Company is: LYONDELLBASELL INDUSTRIES N.V.

2.2	The seat (statutaire zetel) of the Company is in Rotterdam, The Netherlands.

2.3	Objects

The objects of the Company are:

(a)	to incorporate, to participate in any manner whatsoever, to manage, to supervise, to cooperate with, to acquire, to maintain, to dispose of, to transfer or to administer in any other manner whatsoever all sorts of participations and interests in businesses and companies;

(b)	to borrow, to lend and to raise funds, including the issue of bonds, promissory notes or other securities in the widest sense of the word;

(c)	to grant guarantees and to grant securities over the assets of the Company for the benefit of companies and enterprises with which the Company forms a group and for the benefit of third parties;

(d)	to acquire, to administer, to operate, to encumber, to dispose of and to transfer moveable assets and real property and any right to or interest therein;

(e)	to advise and to render services to enterprises of any nature;

(f)	to carry out all sorts of industrial, financial and commercial activities, including manufacturing, the import, export, purchase, sale, distribution and marketing of products and raw materials;

and all matters associated with the foregoing, related or conducive thereto, with the objects to be given their most expansive interpretation.

CHAPTER III

CAPITAL AND SHARES

3.	AUTHORISED CAPITAL

3.1	The authorised capital amounts to fifty-one million euro (EUR 51,000,000.00) and is divided into one billion two hundred seventy-five million (1,275,000,000) ordinary shares of four eurocent (EUR 0.04) each.

3.2	The ordinary shares shall be numbered consecutively from 1 onwards.

3.3	Any amounts paid up on shares of any class in excess of the nominal value of such shares shall be added to the general share premium reserve attached to all issued ordinary shares.

CHAPTER IV

ISSUE OF SHARES, COMPANY SHARES, CAPITAL REDUCTION

4.	ISSUE OF SHARES, BODY OF THE COMPANY AUTHORISED TO ISSUE SHARES, CONVERSION OF SHARES

4.1	Shares will be issued pursuant to a resolution of the supervisory board. ~~The issue of a registered share, not being a share as referred to in section 2:86c DCC, will require an instrument intended for such purpose executed before a civil law notary in the Netherlands.~~

4.2	The designation of the supervisory board as being the body competent to issue shares shall be valid for a period of five years starting on the thirtieth day of April two thousand ten and ending on the thirtieth day of April two thousand fifteen (unless this period is extended in accordance with article ~~5.3~~4.3) and shall include the authority to issue twenty percent of the authorised capital from time to time~~, provided that the conversion of shares in accordance with article 10.6 shall be excluded from this limitation.~~ .

4.3	The designation of the supervisory board as being the body competent to issue shares may, subject to article ~~5.4,~~4.4, by these articles of association or, on the proposal of the management board, by a resolution of the general meeting of shareholders, be extended or renewed again, each time for a period not exceeding five years. If the designation is extended or renewed, the authority, or absence of such authority, to restrict or exclude pre-emptive rights as well as the number of shares which may be issued shall be determined at the same time, with a maximum of twenty percent of the authorised capital from time to time~~, provided that the conversion of shares in accordance with article 10.6 shall be excluded from this limitation~~. Unless laid down otherwise in the designation, it may not be withdrawn.

4.4

If the designation of the supervisory board as being the body competent to issue shares ends, the general meeting of shareholders shall be competent to issue shares unless another body is designated for this purpose by the general meeting of shareholders. The resolution of the general meeting of shareholders to designate another body, including the assignment of the authority, or the absence of such authority, to exclude or limit the pre-emptive rights, other than the supervisory board, or to issue shares will only be taken on the proposal of the management board which proposal will have been approved by the supervisory board and will have a duration of no more than five years and relate to no more than twenty percent of the authorised capital from time to time~~, provided that the conversion of shares in accordance with article 10.6 shall be excluded from this limitation~~.

4.5	The provisions in paragraphs 1 up to and including 4 of this article will be correspondingly applicable to the granting of rights to subscribe for shares but will not apply to the issue of shares to a party exercising a previously acquired right to subscribe for shares.

5.	CONDITIONS OF ISSUE OF SHARES, PRE-EMPTIVE RIGHTS

5.1	In the resolution to issue shares the price and further conditions of the issue will be determined. ~~Apart from the provisions laid down in section 2:80 paragraph 2 DCC the~~The issue price may not be below par.

5.2	In case of shares being issued, every holder of shares will hold a pre-emptive right in the proportion that the aggregate amount of his shares bears to the total amount of shares outstanding.

However, a holder of shares will not have a pre-emptive right to shares which are being issued against contribution other than in cash, to shares which will be issued to employees of the Company or of a group company and to shares which will be issued as a result of a legal merger or legal split-off.

5.3	The pre-emptive right may be restricted or excluded by a resolution of the supervisory board and provided that the supervisory board may only exercise this authority if it will then also be competent to pass a resolution for the issue of shares with the restriction or exclusion of pre-emptive rights.

The provisions of paragraphs 1 up to and including 4 of article ~~5~~4 will be correspondingly applicable to the extent possible. In case the general meeting of shareholders wishes to restrict or exclude the pre-emptive right, the pre-emptive right accruing to shareholders may only be restricted or excluded~~,~~ on the proposal of the supervisory board. If another body than the general meeting of shareholders or the supervisory board is competent to restrict or exclude the pre-emptive rights, the pre-emptive right accruing to shareholders may only be restricted or excluded~~,~~ with the approval of the supervisory board. The ~~resolution~~resolutions of the general meeting of shareholders ~~subject to the required proposal of the supervisory board to restrict or exclude the pre-emptive rights, or the resolution of the general meeting of shareholders to designate another body competent not being the supervisory board to restrict or exclude the pre-emptive rights on the proposal of the management board and subject to the required approval of the supervisory board as described in article 5.4, or the resolution of the general meeting of shareholders to designate the supervisory board as the corporate body competent to restrict or exclude the pre-emptive rights on the proposal of the management board as described in article 5.3,~~under this paragraph 3 are described in articles 4.3 and 4.4 to restrict or exclude pre-emptive rights, will require a majority of at least two thirds (2/3) of the votes cast in case less than one half (1/2) of the issued capital is represented at the general meeting of shareholders.

5.4	In case of rights to subscribe for shares being granted, paragraphs 2 and 3 of this article will be correspondingly applicable. Shareholders will not hold a pre-emptive right to shares which are being issued to a party who exercises an already previously acquired right to subscribe for shares.

6.	PAYMENTS ON SHARES

6.1	Upon subscription for a share the full nominal amount must be paid thereon, as well as in case the share is subscribed at a higher amount, the difference between said amounts, everything without prejudice to the provisions in section 2:80 paragraph 2 DCC.

6.2	Payment in foreign currency may only be made with permission of the Company.

6.3	~~The~~If shares are to be paid in kind by the subscriber (or partly in cash and partly in kind), the management board ~~will be competent to~~may enter into ~~legal acts stated in section 2:94 DCC~~such transaction on behalf of the Company, without prior approval of the general meeting of shareholders.

7.	COMPANY SHARES

7.1	Acquisition by the Company of shares in its capital not paid up will be null and void. The Company may, without prejudice to the statutory provisions and those laid down in these articles of association, only acquire said company shares for a consideration in case:

a.	its equity capital reduced by the price of acquisition, will not be lower than the paid and claimed part of its capital increased by the reserves which must be maintained by law, and

b.	the nominal amount of the shares in its capital acquired, held or held in pledge by the Company or those held by a subsidiary, will not exceed one–half of its issued capital.

Decisive for the validity of the acquisition will be the amount of the equity capital according to the last adopted balance sheet, reduced by the acquisition price for the shares in the capital of the Company, the amount of the loans referred to in section 2:98c paragraph 2 DCC and distributions to the charge of the profit or reserves to other parties which the Company and its subsidiaries owed after the date of the balance sheet. In case a financial year will have expired for longer than six (6) months without the annual accounts having been adopted, an acquisition in accordance with the present paragraph will not be permitted. If depository receipts for shares in the capital of the Company have been issued, such depository receipts shall be put on par with shares for the purpose of the foregoing.

7.2	Other than ~~gratuitously~~for no consideration, the Company may only acquire shares in case the general meeting of shareholders will have authorized the management board for that purpose. Said authorisation will only be valid for a period not exceeding eighteen (18) months. In the authorisation the general meeting of shareholders shall determine how many shares thereof may be acquired, the manner in which they may be acquired and between what limits the price shall be. If depository receipts for shares in the capital of the Company have been issued, such depository receipts shall be put on par with shares for the purpose of the foregoing.

7.3	The authorisation will not be required for the acquisition of listed company shares by the Company or listed depository receipts thereof in order to transfer these to employees in the employ of the Company or of a legal entity with which it is associated in a group by virtue of an arrangement applicable to said employees~~. These shares or the depository receipts shall be included in the price list of a stock exchange~~.

7.4	A resolution of the management board with respect to the acquisition or alienation of company shares or depository receipts thereof will be subject to the approval of the supervisory board.

7.5	In the general meeting of shareholders no votes may be cast in respect of a company share held by the Company or a subsidiary company; no votes may be cast in respect of a share for which the depository receipt is held by the Company or a subsidiary company. Usufructuaries or pledgees of a company share held by the Company or a subsidiary company will not be excluded from voting rights, if the right of usufruct or pledge was created before the Company or such subsidiary company held such share. The Company or a subsidiary company may not cast votes for shares on which it holds a right of usufruct or a right of pledge.

7.6	In the determination of the number of votes exercised in a general meeting of shareholders, to what extent shareholders are present or represented or to what extent the share capital has been provided or is represented, the shares for which no votes may be cast in compliance with the above will not be taken into account.

8.	CAPITAL REDUCTION

8.1	The general meeting of shareholders may pass a resolution for the reduction of the issued capital, however, exclusively on proposal of the management board which proposal will have been approved by the supervisory board:

a.	by the ~~withdrawal~~cancellation of shares; or

b.	by reducing the amount of the shares in an amendment of the articles of association, provided that as a result thereof the issued capital or the paid part thereof will not fall below the amount prescribed in section 2:67 DCC.

In said resolution, the shares to which the resolution relates shall be designated and the implementation of the resolution shall be arranged.

8.2	A resolution for ~~withdrawal~~cancellation may only relate to shares held by the Company itself or of which it holds the depositary receipts.

8.3	Reduction of the amount of the shares without repayment and without exemption from the liability for payment shall be made proportionately on all shares of the same class. The requirement of proportion may be deviated from with the consent of all shareholders concerned.

8.4	Partial repayment on shares or exemption from the liability for payment will only be possible by way of implementation of a resolution for reduction of the amount of the shares. Such a repayment or exemption shall be made proportionately on all shares. The requirement of proportion may be deviated from with the consent of all shareholders concerned.

8.5	A resolution for capital reduction will require a majority of at least two thirds (2/3) of the votes cast in case less than one half (1/2) of the issued capital is represented at the general meeting of shareholders.

8.6	The convening notice for a meeting in which a resolution as stated in the present article will be passed will state the object of the capital reduction and the manner of implementation. In case the capital reduction will involve an amendment of the articles of association, those parties who have sent such a convening notice shall simultaneously deposit a copy of said proposal, containing the verbatim text of the proposed amendment, at the office of the Company as well as at an address to be mentioned in the convening notice, for perusal by every shareholder and holder of depository receipts of shares issued with the cooperation of the Company (hereinafter: “holder(s) of depository receipts”), until the end of the meeting.

8.7	The Company will deposit the resolutions referred to in the present article at the office of the Trade Register and will announce the depositing in a nationally distributed daily newspaper.

8.8	On the proposal of the management board, which proposal will have been approved by the supervisory board, the general meeting of shareholders may decide that a repayment on shares will either fully or partly be made not in cash but in participations in a company in which the Company participates either directly or indirectly.

9.	~~BEARER SHARES AND~~ REGISTERED SHARES, SHARE CERTIFICATES, MISSING AND DAMAGED SHARE CERTIFICATES

9.1	The shares will~~, at the option of the management board which will have been approved by the supervisory board, either be in bearer form or~~ be in registered form.

~~9.2~~	~~Bearer share certificates will either be available in the denominations one (1) share, five (5) shares, ten (10) shares and one hundred (100) shares and further denominations of such higher numbers of shares as the management board may determine or in the form of one (1) or more global certificates, as the management board may determine. All share certificates shall be identified by numbers.~~

~~9.3~~	~~At the discretion of the management board and with the approval of the supervisory board, the holder of bearer shares may, after lodging his bearer share certificate(s) with the Company, have issued to him registered shares of the same nominal amount. At the discretion of the management board and with the approval of the supervisory board, the holder of registered shares may have issued to him bearer share certificate(s) of the same nominal amount.~~

9.2	~~9.4~~ Upon written request by or on behalf of a shareholder, missing or damaged share certificates may be replaced by new share certificates bearing the same number, provided that the shareholder who has made such request, or the person making such request on his behalf, provides satisfactory evidence of his title and in so far as applicable, the loss of his share certificates to the management board, and further subject to such conditions as the management board may deem appropriate.

9.3	~~9.5~~ The issue of a new share certificate shall render the share certificate which its replaces invalid.

~~9.6~~	~~The option of the Company’s management board for either shares in bearer form or in registered form as mentioned in article 10.1 of these articles of association can include an automatic conversion of the bearer shares to be issued into registered shares of the same class, which conversion occurs under the condition precedent that the relevant bearer share is delivered to Cede & Co in its capacity of nominee of the Depository Trust Company. Such conversion is evidenced by written evidence of such delivery and will subsequently be registered in the Company’s register of shareholders in accordance with the proprietary regime applicable to such shares.~~

10.	SHAREHOLDERS’ REGISTER

~~10.1~~	A register will be kept at the office of the Company in ~~which all holders of registered shares will be registered, with additional statement of their addresses, the date of acquisition of their shares, the date of acknowledgement by the Company of the acquisition or the date of serving the acquisition deed upon the Company and the amount paid on each share.~~ accordance with the law.

~~The register will also include the name and addresses of those parties holding a right of usufruct or a right of pledge on said shares, with additional statement of the date of acknowledgement by the Company of such right or the date of serving the deed by which such right was created upon the Company and which rights attached to the shares will accrue to them in accordance with article 12.~~

~~10.2~~	~~At request, the management board will gratuitously provide a shareholder, a usufructuary and a pledgee with an extract from the register with respect to his right to a registered share.~~

~~In case the share will be subject to a right of usufruct or a right of pledge, the extract will state to whom the rights referred to in article 12 will accrue.~~

~~10.3~~	~~The management board will deposit the register at the office of the Company for perusal by the shareholders as well as the usufructuaries and pledgees to whom the rights of a holder of depository receipts referred to in the next article accrue.~~

The preceding sentence will not apply to the part of the register kept outside the Netherlands in order to comply with the legalisation applicable there or by virtue of any stock exchange regulations.

~~10.4~~	~~The register will be kept up-to-date regularly.~~

~~Every annotation in a register will be signed on behalf of or by the management board.~~

~~Otherwise the manner in which the register will be arranged will be determined by the management board, with approval of the supervisory board.~~

CHAPTER V

TRANSFER OF SHARES, RIGHTS IN REM

11.	TRANSFER OF SHARES, ~~USUFRUCT AND PLEDGE, SHARES IN AN UNDIVIDED COMMUNITY OF PROPERTY~~LIMITED RIGHTS

~~11.1~~	The transfer of ~~a registered share, not being a share referred to in section 2:86c DCC, will require an instrument intended for such purpose executed before a civil law notary in the Netherlands. The transfer of a registered share, being a share referred to in section 2:86c DCC, will require a deed of transfer and serving of said deed upon the Company or written acknowledgement of the delivery by the Company, unless pursuant to section 13.2 and section 10.2 or section 16.2 of the Dutch act of conflict law with respect to property law (Wet conflictenrecht goederenrecht) other legal requirements for the transfer of registered shares are applicable. To the extent section 13.2 of the Dutch act of conflict law (Wet conflictenrecht goederenrecht) is applicable, the Company hereby chooses to apply the laws of the State of New York with respect to the property law applicable to the registered shares.~~shares and the creation of limited rights on shares must be effected in accordance with the law.

~~11.2~~	~~The provisions in paragraph 1 of this article will be correspondingly applicable to the creation and delivery of the right of usufruct and to the creation of a right of pledge on a registered share.~~

~~11.3~~	~~The provisions in paragraph 1 of this article will be correspondingly applicable to the apportionment of registered shares in case of a division of any community of property.~~

~~11.4~~	~~The shareholder will hold the voting right on the shares on which a right of usufruct or a right of pledge will have been created. However, the voting right will accrue to the usufructuary or the pledgee in case this is determined at the creation of the right of usufruct or the right of lien. The shareholder not holding the voting right, and the usufructuary and the pledgee holding the voting right, will hold the rights granted by law to the holders of depository receipts.~~

~~The rights referred to in the preceding sentence will not accrue to the usufructuary and the pledgee not holding the voting right.~~

~~11.5~~	~~The rights for the acquisition of shares ensuing from the share will accrue to the usufructuary holding the voting right, subject to the proviso that he shall compensate the value of said rights to the shareholder insofar he has no claim to them by virtue of his right of usufruct.~~

~~11.6~~	~~In case shares or a right of usufruct or a right of pledge thereon will form part of an undivided community of property, the parties entitled may only exercise their rights ensuing from said shares or the restricted right by a person to be designated by them in writing.~~

CHAPTER VI

MANAGEMENT, SUPERVISION ON MANAGEMENT~~.~~

12.	THE MANAGEMENT BOARD AND SUPERVISORY BOARD.

12.1	The Company will be managed by a management board consisting of at least one (1) member under the supervision of a supervisory board. In case the management board consists of one (1) member, such member will hold the title of Chief Executive Officer (CEO).

With due observance of the provisions in the previous sentence, the number of members of the management board and the supervisory board will be determined by the supervisory board, provided that the supervisory board shall at all times consist of at least and nine (9) members.

12.2	The general meeting of shareholders will appoint both the member(s) of the management board and, subject to article 12.4~~13.4~~, the members of the supervisory board, upon the nomination of the supervisory board.

Subject to article 12.4~~13.4~~, the appointment of a member of the supervisory board shall take place by way of a ~~binding nomination naming at least two persons for each vacancy to be filled and prepared by the supervisory board, or, at the discretion of the supervisory board, by way of a non-~~binding nomination prepared by the supervisory board. ~~In case of a binding nomination, the~~The general meeting of shareholders may render such nomination non-binding by means of a resolution adopted by at least two-thirds (2/3) of the valid votes cast, such two-third (2/3) majority representing more than half of the issued capital. In case of such a vote, the general meeting of shareholders will be free in its selection and appointment of a supervisory board member to fill the vacancy by means of a resolution adopted by at least two-thirds (2/3) of the valid votes cast, such two-third (2/3) majority representing more than half (1/2) of the issued capital. If the proportion of the share capital of at least one-half (1/2) as referred to in the preceding sentence is not represented at the meeting, then no new meeting ~~referred to in section 2:120 paragraph 3 DCC~~ may be convened~~.Following implementation of Bill number 31 763, “Amendment of book 2 of the Dutch Civil Code in connection with rules for management and supervision in limited liability companies and private companies with limited liability” (Wetsvoorstel 31 763, “Wijziging van boek 2 van het Burgerlijk Wetboek in verband met de aanpassing van regels over bestuur en toezicht in~~

~~naamloze en besloten vennootschappen”), the binding nomination referred to above shall name at least one person for each vacancy to be filled. If then a nomination names only one person, a resolution by the general meeting of shareholders on the proposal results in such person being appointed, unless the general meeting of shareholders renders the nomination non-binding by means of a resolution adopted by at least two-thirds (2/3) of the valid votes cast, such two-third (2/3) majority representing more than half (1/2) of the issued capital. In case of such a vote, the general meeting of shareholders will be free in its selection and appointment of a supervisory board member to fill the vacancy by means of a resolution adopted by at least two-thirds (2/3) of the valid votes cast, such two-third (2/3) majority representing more than half of the issued capital.~~ without such proportion of the share capital being represented.

The initial term of the CEO in office immediately following the date per which this article12.2~~13.2~~ became legally effective shall be five (5) years. Subsequent member(s) of the management board can be appointed for a maximum term of four (4) years and may be reappointed. There is no limit to the number of times a member of the management board can be reappointed.

The general meeting of shareholders may with due observance of articles 12.5~~13.5~~ and 12.6~~13.6~~ at any time suspend and dismiss one or more members of the management board and/or the supervisory board.

The supervisory board may at any time suspend one or more members of the management board.

12.3	Unless the general meeting of shareholders, on the proposal of the supervisory board, determines that a member of the supervisory board shall be appointed for a longer period, a member of the supervisory board will be appointed for a maximum period of three (3) years, provided however that unless such member of the supervisory board has resigned at an earlier date, his term of office shall lapse at the end of the first annual general meeting of shareholders, to be held after lapse of his term of appointment. A member may be re-appointed with due observance of the preceding sentence. There is no limit to the number of times a member of the supervisory board can be reappointed. The supervisory board may draw up a retirement schedule for the members of the supervisory board.

Periodical resignation will take place per the date of the annual general meeting of shareholders.

In case the number of members of the supervisory board will be less than nine (9), the supervisory board will remain competent, although a vacancy should be filled as soon as possible.

12.4	The supervisory board itself shall be entitled to appoint up to one-third (1/3) of the members of the supervisory board in accordance with the provisions of Article 2:143 DCC. Such appointments shall terminate on the date of the next following general meeting of shareholders.

12.5	The general meeting of shareholders may only adopt a resolution to suspend or dismiss a member of the supervisory board or management board by means of a resolution adopted by at least two-thirds (2/3) of the valid votes cast, such two-third (2/3) majority representing more than half of the issued capital. If the proportion of the share capital of more than one half (1/2) as referred to in the preceding sentence is not represented at the meeting, then no new meeting ~~referred to in section 2:120 paragraph 3 DCC~~ may be convened without such proportion of the share capital being represented.

12.6	If either the general meeting of shareholders or the supervisory board has suspended a member of the management board or if the general meeting of shareholders has suspended a member of the supervisory board, the general meeting of shareholders shall within three (3) months after the suspension has taken effect resolve either to dismiss such member of the management board or such member of the supervisory board, or to terminate or continue the suspension, failing which the suspension shall lapse.

A resolution to continue the suspension may be adopted in compliance with paragraph 5~~4~~ of this article but only once and in such event the suspension may be continued for a maximum period of three (3) months commencing on the day the general meeting of shareholders has adopted the resolution to continue suspension. If within the period of continued suspension the general meeting of shareholders has not resolved either to dismiss such member of the management board or such member of the supervisory board or to terminate the suspension, the suspension shall lapse.

12.7	A member of the management board or a member of the supervisory board shall in the event of a dismissal or suspension be given the opportunity to account for his actions at the general meeting of shareholders and to be assisted by an adviser.

12.8	On the basis of a remuneration policy determined by the general meeting of shareholders, the supervisory board shall determine the remuneration and other terms of employment for the management board. With regard to arrangements concerning remuneration in the form of shares or share options, the supervisory board shall submit a proposal to the general meeting of shareholders for its approval. This proposal must, at a minimum, state the number of shares or share options that may be granted to the management board and the criteria that apply to the granting of such shares or share options or the alteration of such arrangements.

12.9	Each member of the supervisory board shall be paid a fee at such rate as may from time to time be determined by the supervisory board provided that the aggregate of all fees ~~so~~ paid per annum to ~~the~~individual members of the supervisory board shall not exceed ~~the amount per annum~~$2 million unless decided by the general meeting of shareholders.

CHAPTER VII

THE MANAGEMENT BOARD

13.	DUTIES OF THE MANAGEMENT BOARD, DECISION MAKING PROCESS

13.1	The management board will be charged with the management of the day to day affairs of the Company, subject to the supervision of the supervisory board.

13.2	The management board may have itself assisted by one (1) or more persons to whom the title managing director or any other title of which the word managing director forms part, may be granted. The management board may grant a power of attorney or another continuous representative power to one (1) or more persons, whether or not employed by the Company.

13.3	The management board may draw up regulations in which its internal matters will be arranged. The regulations will require the approval of the supervisory board.

13.4	Without prejudice to any other applicable provisions of these articles of association, the management board shall furthermore require the approval of the supervisory board and the general meeting of shareholders for resolutions of the management board regarding a significant change in the identity or nature of the Company or its associated enterprise, including in any event:

a.	the transfer of the entire enterprise or practically the entire enterprise of the Company to a third party, whether by acquisition, business merger, consolidation, sale of all or substantially all assets of the Company and its consolidated subsidiaries taken as a whole;

b.	to conclude or cancel any long-lasting co-operation by the Company or a subsidiary with any other legal person or company or as a fully liable general partner of a limited partnership or a general partnership, provided that such co-operation or the cancellation thereof is of essential importance to the Company;

c.	to acquire or dispose of a participating interest in the capital of a company with a value of at least one third of the sum of the assets according to the consolidated balance sheet with explanatory notes thereto according to the last adopted Annual Accounts of the Company, by the Company or a subsidiary.

13.5	The approval of the supervisory board is required per resolution of the management board with regard to:

a.	adopting or changing substantially the strategy of the Company and its associated enterprises from that set forth in the existing strategic plan, budget and business plan;

b.	to adopt or change any material new strategic plan, budget or business plan for the Company and its associated enterprises or any material amendments to any such existing strategic plan, budget or business plan adopted by the Company and its associated enterprises or aggregate expenditures exceeding the overall budget by greater than ten percent (10%).

13.6	Without prejudice to the other relevant provisions of these articles of association the supervisory board may adopt resolutions pursuant to which other clearly specified resolutions of the management board will also require its approval.

The supervisory board shall inform the management board without delay of any such resolution.

13.7	The lacking of the approval of the supervisory board as mentioned in paragraph 4, 5 and 6 of this article may not be invoked by or against third parties.

14.	REPRESENTATION

14.1	The Company shall be represented by the management board or any member of the management board acting individually.

~~14.2~~	~~In case of any conflicting interest between the Company and a member of the management board, including entering into transactions between the Company and the management board, the Company will be represented by two (2) members of the supervisory board. The general meeting of shareholders shall always be authorised to designate one (1) or more other persons to represent the Company in such case.~~

14.2	~~14.3~~ In case all members of the management board are absent or unable to attend, the supervisory board shall be temporarily entrusted with the management of the Company. The supervisory board will in said case be competent to temporarily entrust the management of the Company to one (1) or several persons from its number or otherwise. Any such person or persons shall be bound by the rules of the management board when acting in such capacity.

14.3	~~14.4~~ The management board may appoint representatives with full or limited authority to represent the Company, acting either individually or jointly with one or more other persons. Each of those representatives shall represent the Company with due observance of those limits. The management board will determine their title.

15.	SUPERVISORY BOARD

15.1	It will be the task of the supervisory board to supervise the policy of the management board and the general course of affairs of the Company and its associated enterprise. The supervisory board will assist the management board by the rendering of advice. In the performance of their duties, the supervisory board will be guided by the interest of the Company and its associated enterprise. The members of the supervisory board shall be natural persons.

15.2	The management board will timely provide the supervisory board with the data necessary for the performance of its duties.

15.3	The supervisory board may appoint committees from among its members.

16.	MEETINGS OF THE SUPERVISORY BOARD, DECISION MAKING PROCESS

16.1	The supervisory board shall appoint a chairman and, if necessary, a deputy chairman from its number. The supervisory board will designate a secretary and, if necessary, a deputy secretary whether or not from its number.

16.2	The supervisory board will hold a meeting whenever deemed desirable by the chairman or the other members of the supervisory board. A member of the supervisory board may have himself represented at a meeting by one other member of the supervisory board authorised in writing.

16.3	The supervisory board shall include the division of duties within and the procedure of the supervisory board and its committees in a set of rules. The supervisory board and its members shall be bound to fully observe the provisions of such rules in all their actions and decision making. Such rules can only be amended by the supervisory board.

16.4	The supervisory board will pass its resolutions by an absolute majority of the votes validly cast.

A member of the supervisory board shall not participate in the determinations and decision-making process regarding a subject if he has a direct or indirect personal conflict of interest with the Company. If as a result thereof no resolution can be adopted, resolutions shall be adopted by the general meeting.

Abstentions will be regarded as votes not cast.

In case of a voting tie on matters, the proposal will have been rejected.

In case of a voting tie on matters relating to persons (including nominations and appointments), the resolution will be postponed until the next following meeting. In case there will again be an equality of votes, no resolution will be passed.

16.5	The passing of resolutions will require a majority of the members of the supervisory board holding office being present or represented at that meeting.

16.6	Minutes of the proceedings at the meetings will be kept by the secretary of the supervisory board. The minutes will be confirmed and signed by the persons who will have acted as chairman and secretary at the meeting.

16.7	The supervisory board may also pass resolutions without a meeting being held, provided (i) the proposal concerned has been despatched to the home address or to a previously stated other address of all members of the supervisory board by letter, facsimile or e-mail, (ii) none of them has opposed said manner of passing resolutions and (iii) the majority of the supervisory board holding office has declared to favour the proposals concerned by letter, facsimile or e-mail.

The secretary will draw up a report of a resolution thus passed whilst adding the incoming replies, which report will be added to the minutes after having been co-signed by the chairman.

16.8	A member of the supervisory board shall disclose to the other members of the ~~Supervisory BoardS~~Supervisory Board, and shall not take part in ~~a~~deliberations or decision-making on, a subject or transaction in relation to which he has a conflict of interest with the Company.

CHAPTER VIII

GENERAL MEETING OF SHAREHOLDERS, MEETINGS OF HOLDERS OF

A CERTAIN CLASS OF SHARES

17.	ANNUAL AND EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS

17.1	Annually a general meeting of shareholders will be held, at which inter alia the following items will be considered;

a.	the adoption of the Annual Accounts and—with due observance of the provisions of article 21~~22~~—the allocation of profits;

b.	the proposal regarding the discharge from liability to members of the management board for the management in the last financial year;

c.	the proposal regarding the discharge from liability to the members of the supervisory board for their supervision in the last financial year;

d.	if applicable, the proposal to pay dividends;

e.	other proposals raised for consideration by the supervisory board or the management board~~, such as in respect of the authorisation to the management board to have the Company acquire and take in pledge company shares or depository receipts thereof~~.

17.2	The annual general meeting of shareholders will at the latest be held in the month of June.

17.3	Other general meetings of shareholders will be held whenever the management board and/or the supervisory board will pass a resolution to convene such a meeting.

17.4	The shareholders as well as the holders of depository receipts will be called to attend a general meeting of shareholders by or on behalf of the management board or the supervisory board by electronic means.

17.5	The convening notice for a general meeting of shareholders will be ~~published with due observance of the term determined in accordance with section 2:115 DCC~~given no less than 15 days before the meeting, or such other time as required by law.

17.6	The convening notice will state~~:~~ the subjects to be discussed and/or resolved upon as well as all other information prescribed by law and/or these articles of association.

~~a.~~	~~the subjects to be considered in the agenda;~~

~~b.~~	~~the place and time of the meeting;~~

~~c.~~	~~the right to attend the meeting;~~

~~d.~~	~~the record date, if applicable, as referred to in article 20.5;~~

~~e.~~	~~the procedure to register for the meeting, to notify the Company and to exercise the relevant rights with respect to the meeting;~~

~~f.~~	~~the procedure for attorneys authorised in writing to participate in the meeting;~~

~~g.~~	~~the procedure to participate and vote in the meeting by way of electronic means of communication if the supervisory board decided to facilitate that pursuant to article 20.4; and~~

~~h.~~	~~the address of the website of the Company,~~

~~without prejudice to the provisions in article 23, paragraph 3 in respect of a proposal for the amendment of the articles of association.~~

17.7	One or more shareholders or holders of depository receipts representing solely or jointly at least one/hundredth (1/100) part of the issued share capital or, if and as long as the shares of the Company are admitted to trading on a market in financial instruments as referred to in article 1:1 of the Financial Supervision Act (Wet financieel toezicht), whose shares represent a value of fifty million euro (EUR 50,000,000.00) or more can request the supervisory board to place a matter on the agenda, provided that the Company has received such request at least sixty (60) days prior to the date of the general meeting of shareholders concerned.

17.8	One or more shareholders or holders of depository receipts representing solely or jointly at least one-tenth (1/10) part of the issued share capital can request the supervisory board to convene a general meeting of shareholders. The supervisory board shall publish a convening notice for such a general meeting of shareholders within four (4) weeks of receipt from such shareholders of a specified agenda for such general meeting of shareholders and, in the sole discretion of the supervisory board, compelling evidence of the number of shares held by such shareholder or shareholders respectively the number of depository receipts held by such holder of depository receipts or holders of depository receipts.

17.9	No valid resolutions can be adopted at a general meeting of shareholders in respect of items which are not included in the agenda.

~~17.10~~	~~The agenda may be obtained free of charge by the shareholders and the holders of depositary receipts referred to in paragraph 6 of this article at the office of the Company.~~

17.10	~~17.11~~ The management board and the supervisory board shall provide the general meeting of shareholders with all requested information, unless this would be contrary to an overriding interest of the Company. If the management board and the supervisory board invoke an overriding interest, they must give reasons therefore.

The management board and the supervisory board shall inform the general meeting of shareholders by means of explanatory notes to the agenda of all facts and circumstances relevant to the proposals on the agenda. These explanatory notes to the agenda shall be put on the Company’s website.

17.11	~~17.12~~ Every pledgee and usufructuary holding voting rights on the relevant shares, will hold the rights accrued by law to holders of depository receipts.

18.	PLACE OF MEETING, CONVENING NOTICE

18.1	The general meeting of shareholders will be held in Rotterdam, Amsterdam or Haarlemmermeer (Schiphol Airport).

18.2	All convening notices for said meetings will be announced ~~in an advertisement in a nationally distributed daily newspaper or, if and as long as the shares of the Company are admitted to trading on a market in financial instruments as referred to in article 1:1 of the Financial Supervision Act (Wet financieel toezicht)~~ on the website of the Company, directly and permanently accessible until after the meeting, together with any additional information required pursuant to article 5:25ka of the Financial Supervision Act (Wet financieel toezicht), unless other announcements may be required by law.

~~In the case that shareholders own registered shares, such shareholders shall be notified of said meetings by mail.~~

~~The convening notice may moreover be announced in an advertisement in other papers.~~

19.	CHAIRMANSHIP, MINUTES, RIGHTS TO ATTEND MEETINGS, DECISION-TAKING PROCESS

19.1	The chairman of the supervisory board will act as chairman of the general meeting of shareholders or, in case of his absence, one of the other members of the supervisory board to be designated by the supervisory board. In case no member of the supervisory board will be present, the general meeting of shareholders itself will designate its presidium.

19.2	Minutes of the meetings will be kept at each meeting by the secretary of the supervisory board or, in case of his absence, by the deputy secretary of said board -in case he will have been designated-, which minutes will be confirmed and signed by the chairman and the minutes secretary unless, at the request of the parties having convened the meetings, an official record will be drawn up by a civil law notary to be designated by them, in which case said official record need only be signed by the civil law notary and by the witnesses, if any.

The draft minutes of the general meeting of shareholders shall be made available, on request, to shareholders no later than three (3) months after the end of the meeting, after which the shareholders and the holders of depository receipts shall have the opportunity to react to the draft minutes in the following three months. The minutes shall then be adopted in the manner as described in the first sentence of this article 19.2.

If the notarial official record has been drawn up, the notarial official record shall be made available, on request, no later than three (3) months after the end of the general meeting of shareholders.

19.3	Every shareholder, pledgee and usufructuary (both provided they hold voting right on the relevant shares) will be competent, either personally or through an attorney authorised in writing, to attend the general meeting of shareholders, to address said meetings and to exercise the voting right. Every holder of a depositary receipt will be competent, either personally or through an attorney authorised in writing, to attend the general meeting of shareholders and to address the meeting. A warrant of attorney may be recorded in electronic form.

19.4	The supervisory board may determine that attending and addressing the general meeting as well as participating in the deliberations and exercising the voting right may also take place by way of electronic means of communication. For that purpose it is required that the shareholders, pledgees, usufructuaries and holders of depository receipts or their attorneys authorised in writing can be identified and that they can simultaneously take note of the discussions at the meeting. The supervisory board may set conditions for the use of electronic means of communication; these conditions shall be announced in the convening notice.

19.5	~~If and as long as the shares of the Company are admitted to trading on a market in financial instruments as referred to in article 1:1 of the Financial Supervision Act (Wet financieel toezicht) or if determined by the management board, the~~The provisions of paragraphs 3 and 4 of this article will be applicable to those ~~applicants~~persons who ~~(i)~~ are a shareholder, usufructuary and pledgee (provided they hold the voting rights on the relevant shares) or a holder of a depository receipt as per the twenty-eighth day prior to the date of the meeting, such date hereinafter referred to as: the “record date”~~, and (ii) who are as such registered in a register (or one or more parts thereof) designated thereto by the management board, hereinafter referred to as: the “register”, in as far as (iii) at the request of the relative applicant, the holder of the register~~ has notified the Company in writing prior to the general meeting of shareholders ~~that the relative applicant has~~of the intention to attend the general meeting of shareholders~~, regardless who will be applicant as referred to hereinbefore at the time of the general meeting of shareholders~~. The notification will state the name and the number of shares or depository receipts, for which the applicant is entitled to attend the general meeting of shareholders. The provision ~~above under (iii)~~ on the notification to the Company will also apply to the attorney authorised in writing of an applicant.

19.6	The date mentioned in paragraph 5 of this article on which the notification of the intention to attend the general meeting of shareholders shall have been given at the latest, shall be determined by the management board and cannot be fixed earlier than at a time on the twenty-eighth day, prior to the date of the general meeting of shareholders.

~~19.7~~	~~If the provisions of paragraph 5 of this article are not applicable, the holders of bearer shares, in order to attend the general meeting of shareholders and to take part in the voting, shall deposit their bearer share certificate or a written statement from the relevant depositary institution at the office of the Company or at the place designated for this purpose in the convocation for the meeting. Said statement shall be to the effect that the number of bearer shares listed in such statement is the entitlement of such shareholder and will be so until after the meeting. The announcement shall state the day on which the depositing of the bearer share certificates or the said statement shall be made at the latest; this day may not be set earlier than on the seventh day prior to the day of the meeting.~~

19.7	~~19.8~~ If the provisions of paragraph 5 of this article are not applicable, the holders of the depository receipts as well as usufructuaries and pledgees holding voting rights, in order to be able to exercise their rights to attend meetings, shall deposit documentary evidence of their rights at the office of the Company or at a place designated for this purpose in the convocation for the meeting not later than on the seventh day prior to the meeting.

19.8	~~19.9~~ Moreover, the person who wishes to exercise the right to vote and to attend the meeting, shall sign the attendance list prior to the meeting, stating his name, the name(s) of the person(s) for whom he acts as attorney, the number of shares he is representing and, as far as applicable, the number of votes he is able to cast.

19.9	~~19.10~~ Those who have been authorised in writing shall present their warrant of attorney at the general meeting of shareholders unless the shareholder, usufructuary or pledgee has sent the warrant of attorney by e-mail to the Company or a person designated for such purpose by the Company in accordance with the relevant procedure explained on the website of the Company. The supervisory board may resolve that the warrants of attorney of holders of voting rights will be attached to the attendance list.

19.10	~~19.11~~ Every share will carry the right to cast one (1) vote.

~~19.12~~	~~All votes will be cast orally, unless the chairman will deem a written ballot desirable or one of the parties entitled to vote will make the relative request prior to the ballot. Written votes will be cast by unsigned, closed ballot-papers. In case none of the parties entitled to vote present will oppose this, proposals may be adopted by acclamation.~~

19.11	~~19.13~~ All resolutions for which the law or the articles of association do not prescribe a larger majority, will be passed by an absolute majority of the votes cast.

19.12	~~19.14~~ Abstentions will be regarded as votes not cast.

19.13	~~19.15~~ The opinion of the chairman expressed at the meeting that a resolution has been passed by the general meeting of shareholders will be decisive. The same will apply to the text of a resolution passed insofar as votes will have been cast on a proposal not laid down in writing. However, in case immediately after said opinion having been expressed, its correctness will be challenged, a new ballot will be held in case the majority of the parties entitled to vote and present at the meeting, or in case the original votes will not have been cast by poll or in writing, a party entitled to vote and present at the meeting will make the relative request. As a result of said new ballot, the legal consequences of the original vote will be cancelled.

19.14	~~19.16~~ A certificate signed by the chairman and the secretary of the general meeting of shareholders confirming that the general meeting of shareholders has adopted a particular resolution, shall constitute evidence of such resolution vis-à-vis third parties.

CHAPTER IX

ANNUAL ACCOUNTS, PROFIT

20.	FINANCIAL YEAR AND ANNUAL ACCOUNTS

20.1	The financial year of the Company will coincide with the calendar year.

20.2	Annually, within four (4) months after the end of the financial year of the Company, the management board will compile an annual account and annual report.

20.3	The Company will grant an Accountant the assignment to audit the Annual Accounts. The general meeting of shareholders will be competent to grant the assignment. In case it will not proceed to do so, the supervisory board will be competent or, in case the members of the supervisory board will be lacking or the supervisory board will fail to do so, the management board will be competent.

The designation of an Accountant will not be restricted by any nomination whatsoever; the assignment may be withdrawn at any time by the general meeting of shareholders or by the party by which it will have been granted; the assignment granted by the management board may moreover be withdrawn by the supervisory board. The Accountant will report to the supervisory board and the management board with respect to his findings.

20.4	The general meeting of shareholders adopts the Annual Accounts. The Accountant may be questioned by the general meeting of shareholders in relation to its statement on the fairness of the Annual Accounts. The Accountant shall therefore be invited to attend this meeting and be entitled to address this meeting.

20.5	The Annual Accounts will be signed by the management board and all members of the supervisory board. In case any signature(s) should be lacking, the reason thereof will be stated.

20.6	The Annual Accounts, the annual report and the data to be added by virtue of section 2:392 paragraph 1 DCC, will be deposited at the office of the Company, for perusal by the shareholders as well as the holders of depositary receipts as of the date of the convening notice for the annual meeting.

Said shareholders and holders of depositary receipts may peruse the documents there and gratuitously obtain a copy thereof.

Furthermore, anyone else may inspect the documents referred to in the first sentence of the present paragraph, insofar as said documents shall be made public after adoption, and obtain a copy thereof at a price not exceeding cost.

20.7	The Annual Accounts shall be published within eight (8) days after having been adopted. It will be made public by depositing a full copy thereof in the Dutch language, or in case this will not have been drawn up, a copy in English, in accordance with section 2:394 DCC. The date of adoption shall be stated on the copy.

21.	APPROPRIATION OF PROFIT

21.1	To the charge of the profit, any such amounts will be allocated to reserves as will be fixed by the management board with approval of the supervisory board.

21.2	After the allocation to the reserves in accordance with the preceding paragraph the general meeting of shareholders shall determine the allocation of the remaining profits. For the computation of the amount of profit to be distributed on each share, only the amount of the obligatory payments on the nominal amount of the shares shall be taken into account.

21.3	Distributions can only be made up to the amount of the Distributable Part of the Shareholders Equity.

21.4	Distributions will be made after adoption of the Annual Accounts evidencing these to be permissible.

21.5	With approval of the supervisory board, the management board may pass a resolution for the distribution of an interim dividend or other interim distribution provided the requirement of paragraph 3 of this article will have been fulfilled as will be evident from an interim specification of equity. Said specification will relate to the position of the equity at the earliest on the first day of the third month prior to the month in which the resolution for the distribution of an interim dividend will be announced. Said specification will be drawn up with due observance of the valuation methods deemed acceptable in society. The amounts to be reserved by virtue of the law will figure in the specification of equity. It will be signed by or on behalf of the management board if the signature should be lacking, the reason thereof will be stated. The specification of equity will be deposited at the offices of the Trade Register of the district in which the Company is registered within eight (8) days after the date on which the resolution for distribution will be announced.

21.6	The supervisory board will decide at what places and as of what dates dividends and other distribution on shares will be made payable~~. The management board will announce this by means of an advertisement in a nationally distributed daily newspaper~~.

21.7	The Company shall only pay dividends and other distributions (irrespective of their form) on shares to those in whose name the shares are registered on the date that such dividends or other distribution was declared. Such payment discharges the Company.

21.8	Dividends, not collected within five (5) years after the first day on which they became payable, will revert to the Company.

21.9	In case the profit and loss account in any year will show any loss that cannot be covered by the reserves or extinguished in any other manner, no profit will be distributed in a following year or in subsequent years until said loss has been covered by reserves or extinguished in any other manner.

21.10	On a proposal of the management board, approved by the supervisory board, the general meeting of shareholders may pass a resolution for distributions of profit—or also to the charge of a reserve susceptible to distribution in shares, in depository receipts thereof or in participations in a company in which the Company participates directly or indirectly.

CHAPTER X

AMENDMENT TO THE ARTICLES OF ASSOCIATION, LIQUIDATION

22.	AMENDMENT TO THE ARTICLES OF ASSOCIATION. DISSOLUTION.

22.1	A resolution for the amendment of the articles of association or for dissolution of the Company may only be passed by the general meeting of shareholders on the proposal of the management board with approval of the supervisory board.

22.2	A resolution for the legal merger (juridische fusie) or legal demerger (juridische splitsing) of the Company may only be passed by the general meeting of shareholders on the proposal of the management board with the approval of the supervisory board.

22.3	In case a proposal for amendment of the articles of association or dissolution of the Company will be made to the general meeting of shareholders, this shall invariably be stated in the actual convening notice for said meeting and – in case it will concern an amendment of the articles of association – a copy of the proposal, containing the verbatim text of the proposed amendment, shall simultaneously be deposited at the office of the Company for perusal by every shareholder and every holder of a depository receipt of share issued with the cooperation of the Company, until the end of the meeting.

23.	LIQUIDATION

23.1	In case of a Liquidation of the Company the management board will be charged with the liquidation of the affairs of the Company and the supervisory board will be charged with the supervision thereof, without prejudice to the provisions in section 2:23 paragraph 2 DCC.

23.2	During the Liquidation, the provisions of the articles of association will as much as possible continue to be effective.

The balance remaining after payment of all creditors of the Company will be distributed to the shareholders in proportion to each of their shareholding.

CHAPTER XI

INDEMNIFICATION BY THE COMPANY

24.	INDEMNIFICATION

The Company shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “Proceeding”) by reason of the fact that he or she (or a person or entity for whom he or she) is or was a member of the management board or a member of the supervisory board of the Company or a member of a similar body of any direct or indirect subsidiary of the Company or is or was serving as an agent (as defined below) of the Company, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such person, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for gross negligence or willful misconduct in the performance of his duty to the Company, unless and only to the extent that the court in which such action suit or proceeding was brought or any other court having appropriate jurisdiction shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnification against such expenses which the court in which such action or proceeding was brought or such other court having appropriate jurisdiction shall deem proper.

The Company shall be required to indemnify a person in connection with a Proceeding (or part thereof) initiated by such person only, if the Proceeding (or part thereof) was authorised by the management board with approval of the supervisory board of the Company. For purposes of this article, an “agent” of the Company includes any person who is or was a supervisory board member, management board member, director, officer, employee or other agent of the Company or is or was serving at the request of the Company as a supervisory board member, management board member, director, officer, employee or other agent of another company, partnership, joint venture, trust or other enterprise; or was a director, officer, employee or other agent of a company which was a predecessor company of the Company or of another enterprise at the request of such predecessor company.

Expenses (including attorneys’ fees) incurred in defending a Proceeding may be paid by the Company in advance of the final disposition of such Proceeding upon a resolution of the management board which will have been approved by supervisory board with respect to the specific case; provided that the Company shall have received an undertaking by or on behalf of the person seeking to have his expenses paid to repay such amount unless it shall ultimately be determined that he or she is entitled to be indemnified by the Company in accordance with this article.

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LYONDELLBASELL INDUSTRIES N.V. STATIONSPLEIN 45, 3013 AK, ROTTERDAM, THE NETHERLANDS

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Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. When voting by telephone for Proposal 1, an Abstain vote will be a vote For Second Nominee.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS
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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

LYONDELLBASELL INDUSTRIES
The Management Board and Supervisory Board of Directors recommend a vote FOR all of the nominees:	For	Withhold	For All	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
	All	All	Except
1. To elect four directors to serve a three-year term.	☐	☐	☐

(01) Jacques Aigrain
(02) Joshua J. Harris
(03) Scott M. Kleinman
(04) Burce A. Smith

The Management Board and Supervisory Board of Directors recommend you vote FOR the following proposals:
	For	Against	Abstain
2. Adoption Of Annual Accounts For 2012	☐	☐	☐
3. Discharge From Liability Of Sole Member Of The Management Board	☐	☐	☐
4. Discharge From Liability Of Members Of The Supervisory Board	☐	☐	☐
5. Ratification Of Pricewaterhousecoopers Llp as our Independent Registered Public Accounting Firm	☐	☐	☐
6. Appointment Of Pricewaterhousecoopers Accountants N.V. as our Auditor for the Dutch Annual Accounts	☐	☐	☐
7. Approval of Compensation of the Members of the Supervisory Board	☐	☐	☐
8. Ratification and Approval of Dividends in Respect of the 2012 Fiscal Year	☐	☐	☐
9. Advisory Vote Approving Executive Compensation	☐	☐	☐
10. Approval to Repurchase up to 10% of Issued Share Capital	☐	☐	☐
11. Approval to Cancel up to 10% of Share Capital Held in Treasury	☐	☐	☐
12. Approval to Amend Articles of Association	☐	☐	☐

Signature [PLEASE SIGN WITHIN BOX]	Date			Signature (Joint Owners)

Annual General Meeting of Shareholders of

LyondellBasell Industries N.V.

Wednesday May 22, 2013, 11:00 a.m., local time

Stationsplein 45

3013 AK Rotterdam

The Netherlands

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting:

Notice and Proxy Statement/Annual Report including 10-K are available at www.proxyvote.com.

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THIS PROXY IS SOLICITED ON BEHALF OF THE SUPERVISORY BOARD OF DIRECTORS

ANNUAL GENERAL MEETING OF SHAREHOLDERS

MAY 9, 2012

The undersigned hereby appoints James L. Gallogly, Karyn F. Ovelmen and Craig B. Glidden or any of them, as proxies, each with full power of substitution, and hereby authorizes them to represent and to vote all of the ordinary shares of LyondellBasell Industries N.V. that the shareholder(s) is/are entitled to vote at the Annual General Meeting of Shareholders to be held at 11:00 a.m., local time, on Wednesday, May 22, 2013, at the Company’s offices at Stationsplein 45, 3013 AK Rotterdam, The Netherlands, and any adjournment or postponement thereof, as indicated on the reverse side of this proxy card with respect to the proposals set forth in the proxy statement and in their discretion upon any matter that may properly come before the meeting or any adjournment of the meeting. This proxy is governed by Dutch law.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE SUPERVISORY BOARD OF DIRECTORS.

IF YOU ARE NOT VOTING ON THE INTERNET OR BY TELEPHONE, PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.